Exhibit 10.91

CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND NOTED WITH “[REDACTED].” AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXECUTION COPY

CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND NOTED WITH “[REDACTED].” AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXECUTION COPY

THIRD AMENDED AND RESTATED CREDIT, SECURITY, GUARANTY
AND PLEDGE AGREEMENT
Dated as of September 27, 2012
among
LIONS GATE ENTERTAINMENT INC.
as Borrower
and
THE GUARANTORS REFERRED TO HEREIN
and
THE LENDERS REFERRED TO HEREIN
and
JPMORGAN CHASE BANK, N.A.
as Administrative Agent
and
as Issuing Bank
______________________________
J.P. MORGAN SECURITIES LLC,
BARCLAYS BANK PLC,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
and
ROYAL BANK OF CANADA,
as Co-Syndication Agents, Joint Bookrunners and Joint Lead Arrangers
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agent
and
SUNTRUST BANK
and
UNION BANK, N.A.
as Co-Documentation Agents

Page

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(continued)
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(continued)
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iii

(continued)
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(continued)
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v

(continued)
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vi

(continued)
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SECTION 13.18	Entire Agreement	142
SECTION 13.19	Transition	142
SECTION 13.20	Confidentiality	142

vii

Schedules
1.1    Schedule of Commitments
1.2    Acceptable Obligors/Allowable Amounts
1.3    Guarantors
3.1(a)    List of jurisdictions where the Credit Parties are qualified
3.7(a)    Credit Parties/Pledged Securities
3.7(b)(i)    Beneficial Interests
3.7(b)(ii)    Excluded Beneficial Interests
3.7(c)    Inactive Subsidiaries
3.7(d)    Unrestricted Subsidiaries
3.8(a)(i)    All Items of Product
3.8(a)(ii)    Items of Product: Copyrights
3.8(b)    Trademarks
3.9    Fictitious Names
3.11    Chief Executive Office, Location of Collateral and Records
3.12    Litigation
3.18    Material Agreements
3.19    Filing Offices for UCC-1, PPSA and CCQ Financing Statements
3.23    Pledged Securities
3.25    Real Properties
6.1    Existing Indebtedness
6.2    Existing Liens
6.3    Existing Guarantees
6.4    Existing Investments
6.20    Existing Bank Accounts
Exhibits
A    Form of U.S. Dollar Credit Note
B-1    Form of Opinion of Heenan Blaikie LLP, Canadian counsel to the Borrower
B-2    Form of Opinion of O’Melveny & Myers LLP, U.S. counsel to the Borrower
B-3    Form of Opinion of Drinker Biddle & Reath LLP, U.S. counsel to the Borrower
B-4     Form of Opinion of Chaffe McCall, L.L.P., U.S. counsel to the Borrower
C-1    Form of Copyright Security Agreement
C-2    Form of Copyright Security Agreement Supplement
D    Form of Laboratory Access Letter
E-1    Form of Pledgeholder Agreement (Uncompleted Product)
E-2    Form of Pledgeholder Agreement (Completed Product)
F-1    Form of Trademark Security Agreement
F-2    Form of Trademark Security Agreement Supplement
G    Form of Contribution Agreement
H    Form of Borrowing Certificate
I    Form of Borrowing Base Certificate
J    Form of Assignment and Acceptance

K    Form of Notice of Assignment and Irrevocable Instructions
L    Form of Instrument of Assumption and Joinder
M-1    Form of Hypothec
M-2    Form of Pledge of Debenture

Annex I	Intercreditor Provisions Relating to Loans by Pennsylvania Regional Center, LP I to Lions Gate Pennsylvania, Inc.

THIRD AMENDED AND RESTATED CREDIT, SECURITY, GUARANTY AND PLEDGE AGREEMENT, dated as of September 25, 2000, as amended and restated as of December 15, 2003, as amended and restated as of July 25, 2008 and as further amended and restated as of September 27, 2012 (as may be further amended, supplemented or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among (i) LIONS GATE ENTERTAINMENT INC., a Delaware corporation ( the “Borrower”); (ii) the Guarantors referred to herein; (iii) the Lenders referred to herein; and (iv) JPMORGAN CHASE BANK, N.A., a national banking association, as agent for the Lenders (in such capacity, the “Administrative Agent”) and as the issuer of letters of credit (in such capacity, the “Issuing Bank”).
INTRODUCTORY STATEMENT
All terms not otherwise defined above or in this Introductory Statement are as defined in Article 1 hereof or as defined elsewhere herein.
On September 25, 2000 the Borrower, certain of the Guarantors, the Administrative Agent and certain lenders entered into a Credit, Security, Guaranty and Pledge Agreement, as amended and restated as of December 15, 2003, and as amended and restated as of July 25, 2008 (as amended through Amendment No. 4), providing for a secured credit facility (the “Existing Credit Agreement”).
The Borrower has requested that the Lenders amend and restate the Existing Credit Agreement, in order, among other things, for the Group Lenders to make available a U.S.$800,000,000 five-year senior secured revolving credit facility (the “Facility”).
The proceeds of the Facility will be used to (i) finance the development, production, distribution or acquisition of intellectual properties including feature films, television, interactive media, music and video product and/or rights therein or thereto, (ii) operate physical production facilities, (iii) acquire and operate television channels and internet distribution platforms, (iv) service, repay, and refinance the Existing Credit Agreement and (v) for other general corporate purposes, including acquisitions, permitted stock and indebtedness repurchases, repayments, and refinancings, dividends and cash collateralizing a Defaulting Lender’s L/C Exposure.
Pursuant to the PA Credit Agreement, the PA Lender has agreed to make loans of up to $66,000,000 to Lions Gate Pennsylvania, Inc., a Pennsylvania corporation (“LGPA”) to fund the production of motion pictures and television productions filmed in Pennsylvania. A collateral account, holding an amount of cash and securities equal to 105% of the principal amount of the outstanding loans made by the PA Lender, is being maintained with the Administrative Agent. The relative rights of the Group Lenders, the PA Lender and the Administrative Agent with respect to the Collateral are governed by the intercreditor provisions set forth in Annex I.

To provide assurance for the repayment of the Loans and the other Obligations of the Borrower hereunder, the Borrower will, among other things, provide or cause to be provided to the Administrative Agent, for the benefit of itself, the Issuing Bank and the Lenders, the following (each as more fully described herein):
(i)    a guaranty of the Obligations by each of the Guarantors pursuant to Article 9 hereof;
(ii)    a security interest in the Collateral from each of the Credit Parties pursuant to Article 8 hereof; and
(iii)    a pledge by each of the Pledgors of the Pledged Securities owned by it pursuant to Article 10 hereof.
Subject to the terms and conditions set forth herein, (i) the Administrative Agent is willing to act as agent for the Lenders, (ii) the Issuing Bank is willing to issue the Letters of Credit and (iii) each Group Lender is willing to make Loans to the Borrower and Special Purpose Producers and to participate in the Letters of Credit as provided herein, in an aggregate amount at any one time outstanding not in excess of its Commitment hereunder.
Accordingly, the parties hereto hereby agree as follows that, effective on the Closing Date, the Existing Credit Agreement is amended and restated in its entirety to read as follows:

1.	DEFINITIONS
For the purposes hereof unless the context otherwise requires, all Section references herein shall be deemed to correspond with Sections herein, the following terms shall have the meanings indicated, all accounting terms not otherwise defined herein shall have the respective meanings accorded to them under GAAP and all terms defined in the UCC and not otherwise defined herein shall have the respective meanings accorded to them therein. For purposes hereof, all references herein to “the date hereof” shall mean September 27, 2012. Unless the context otherwise requires, any of the following terms may be used in the singular or the plural, depending on the reference:
“Acceptable Domestic Account Debtor” shall mean any Person listed as such on Schedule 1.2 hereto (as modified from time to time in accordance with Section 2.16).
“Acceptable Foreign Account Debtor” shall mean any Person listed as such on Schedule 1.2 hereto (as modified from time to time in accordance with Section 2.16).
“Acceptable L/C” shall mean an irrevocable letter of credit which (i) is in form and on terms acceptable to the Administrative Agent, (ii) is payable in Dollars at an office of the issuing or confirming bank in New York City, and (iii) is issued or confirmed by (a) any Person that on the date of issuance or confirmation of the letter of credit, is a Group Lender; (b) any commercial bank that has (or which is the principal operating subsidiary of a holding company which has) as of the time such letter of credit is issued, public debt outstanding with a rating of at least “A” (or the equivalent of an “A”) from one of the nationally recognized debt rating agencies; or (c) any other bank which the Required Lenders may in their sole discretion determine to be of acceptable credit quality.
“Acceptable Major Account Debtor” shall mean any Person listed as such on Schedule 1.2 hereto (as modified from time to time in accordance with Section 2.16).
“Acceptable Obligor” shall mean any of the Acceptable Domestic Account Debtors, the Acceptable Foreign Account Debtors, the Other Acceptable Foreign Account Debtors and the Acceptable Major Account Debtors.
“Acceptable Tax Credit” shall mean (A) the amount that a Credit Party is entitled to or can reasonably be expected to be entitled to receive as a refund of tax with respect to any tax credit pursuant to the provisions of the law of any State in the United States administering tax credit programs, the provisions of the federal law of the United States or the provisions of the federal law of Canada or the law of any Canadian Province (an “Other Provincial Act”) or the provisions of the law of the United Kingdom (“UK Law”) or the provisions of the law of Australia (“Australia Law”) or the provisions of the law of any other jurisdiction (“Other Foreign Law”), acceptable to the Administrative Agent, acting for itself, the Issuing Bank and the Group Lenders, or, (B) if such Credit Party has entered into a definitive, arms’ length, purchase and sale agreement for the sale of such tax credit to a third-party, such lesser amount as may have been agreed by the Credit Party with the third-party in such definitive purchase and sale agreement in respect of any such tax credits; in either case, which meets the following criteria:
(i)    the tax credit is in respect of an item of Product that has commenced principal photography and that does not remain Uncompleted beyond the time period, if any, permitted under the applicable State law, federal U.S. law, federal Canadian law, Other Provincial Act, UK Law, Australia Law or Other Foreign Law with respect to such credit;
(ii)    the Credit Party shall have delivered to the Administrative Agent the items listed in Sections 5.21 and 5.24 hereof for the applicable item of Product to the extent required thereunder;
(iii)    the Credit Party has applied for an eligibility certificate in respect of such tax credit for such item of Product (if applicable) and has requested to be provided with an estimated amount of the tax credit to which the Credit Party will be entitled;
(iv)    the amount of a refund of tax with respect to a tax credit that a Credit Party is entitled or can reasonably be expected to be entitled to receive is net of any tax, interest, penalty or other amount payable to any Governmental Authority by a Credit Party under the applicable State law, federal U.S. law, federal Canadian law, Other Provincial Act, UK Law, Australia Law or Other Foreign Law, as applicable, or any other amount payable by the Credit Party to any Governmental Authority to which the credit can be or has been applied by set-off or in any other manner whatsoever by any Governmental Authority;
(v)    where (a) the Credit Party has not received the applicable tax certificate referred to in clause (iii) above and (b) the amount of a tax credit in respect of an item of Product or, in the case of a television series, any one season of such series, exceeds the sum of U.S.$5,000,000, the Credit Party has provided the Administrative Agent, on behalf of itself, the Issuing Bank and the Group Lenders, with an independent accountant’s opinion/review letter in form and substance satisfactory to the Administrative Agent confirming the estimated amount of the tax credit;
(vi)    the amount of a refund of tax with respect to a tax credit that a Credit Party is entitled or can reasonably be expected to be entitled to receive is net of expenses relating to the filing of the eligibility certificate with the applicable Governmental Authority or any other filings or procedures necessary to receive such tax credit which have already been paid prior to determination of the amount of such Acceptable Tax Credit;
(vii)    the Administrative Agent (for the benefit of itself, the Issuing Bank and the Group Lenders) has a first priority perfected security interest in the tax credit and notice of such security interest in accordance with any applicable requirements of the applicable State law, federal U.S. law, federal Canadian law, Other Provincial Act, UK Law, Australia Law or Other Foreign Law, as applicable, and any other relevant Governmental Authority, provided, however, that such requirement shall not apply if the Credit Party has entered into a definitive, arms’ length, purchase and sale agreement for the sale of the tax credit to a third-party; and
(viii)    such other actions or requirements as the Administrative Agent or its counsel may reasonably require;
provided, however, that (x) to the extent that circumstances arise or occur that would cause the actual tax credit to be less than the amount that would be determined based on any estimated amounts as set forth on any applications for any certificate described in clause (iii) of this definition, the Acceptable Tax Credit shall be reduced to reflect the revised estimate, (y) an Acceptable Tax Credit shall cease to be an Acceptable Tax Credit (A) if the Credit Party has not filed its return of income and all other certificates, forms and documents required under the applicable legislation to be filed together therewith in order to claim such tax credit within six (6) months from the end of the tax year of such Credit Party; provided, however, that such requirement shall not apply if such Credit Party has entered into a definitive, arms’ length, purchase and sale agreement for the sale of such tax credit to a third-party; or (B) if the relevant Governmental Authority has (i) denied the Credit Party’s application of the applicable certificate set forth in clause (iii) of this definition, (ii) not issued the applicable certificate within fifteen months following the Credit Party’s application thereof or (iii) revoked or notified the Credit Party of their intention to revoke such certificate and (z) a tax credit denominated in a currency other than U.S. Dollars which otherwise would be an Acceptable Tax Credit shall be excluded to the extent such tax credit, when aggregated with other Acceptable Tax Credits denominated in a currency other than U.S. Dollars, are in excess of the U.S. Dollar Equivalent of U.S.$15,000,000 unless the excess is hedged in a manner reasonably satisfactory to the Administrative Agent.
“Acquisition” shall mean any purchase or acquisition of (i) any film or television library, (ii) all or substantially all of the assets of any Person, or (iii) 50% or more of the outstanding stock or other equity interests of any Person.
“Adjusted Free Cash Flow” means cash flow from operating activities in accordance with GAAP, adjusted to exclude investment in film and television programs, non-operating activities and extraordinary items, less purchase of property, plant and equipment.
“Administrative Agent” shall mean JPMorgan Chase Bank, in its capacity as agent for the Lenders hereunder or such successor Administrative Agent as may be appointed pursuant to Section 12.11 hereof.
“Affiliate” shall mean any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, another Person. For purposes of this definition, a Person shall be deemed to be “controlled by” another Person if such latter Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such controlled Person whether by contract or otherwise.
“Affiliated Group” shall mean a group of Persons, each of which is an Affiliate (other than by reason of having common directors or officers) of some other Person in the group.
“Agreed Independent Appraiser” means The Salter Group LLC, Cineval, LLC or any other independent third party appraiser acceptable to the Required Lenders.
“Allowable Amount” shall mean, with respect to any Acceptable Obligor, such amount as may be specified on Schedule 1.2 hereto (as applicable) as the maximum aggregate exposure for such Acceptable Obligor (as modified from time to time in accordance with Section 2.16 hereof).
“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, and (iii) the LIBO Rate for a one (1) month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. For purposes hereof, “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or

LIBO Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, then the Alternate Base Rate shall be determined without regard to clauses (ii) or (iii) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or LIBO Rate for a one (1) month Interest Period shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or LIBO Rate for a one (1) month Interest Period, respectively.
“Alternate Base Rate Loan” shall mean a Loan based on the Alternate Base Rate in accordance with the provisions of Article 2 hereof.
“Annex I” shall mean Annex I attached hereto.
“Applicable Law” shall mean all provisions of statutes, rules, regulations and orders of the United States or Canada, any state or province thereof or municipality therein or of any foreign governmental body or of any regulatory agency applicable to the Person in question, and all orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party.
“Applicable Margin” shall mean (i) in the case of Loans that are Alternate Base Rate Loans, 1.50% per annum and (ii) in the case of Loans that are Eurodollar Loans, 2.50% per annum.
“Approved Completion Guarantor” shall mean a financially sound and reputable completion guarantor approved by the Administrative Agent. The Administrative Agent hereby pre-approves as a completion guarantor (i) Fireman’s Fund Insurance Company, acting through its agent, International Film Guarantors, L.P. (the general partner of which is International Film Guarantors, Inc.) and (ii) Film Finances, Inc. and its Affiliates (including Film Finances Canada Ltd.) that are insured under the same Lloyds of London insurance policies as Film Finances, Inc. (only to the extent the completion guaranty is accompanied by a Lloyds of London “cut-through endorsement”); provided, however, that any such pre-approval may be revoked by the Administrative Agent if deemed appropriate in its sole discretion or if so instructed by the Required Lenders, at any time upon 30 days prior written notice to the Borrower; but further, provided, that such pre-approval may not be revoked with regard to an item of Product if a Completion Guaranty has already been issued for such item of Product.
“Assignment and Acceptance” shall mean an agreement substantially in the form of Exhibit J hereto or such other form as is acceptable to the Administrative Agent, executed by the assignor, assignee and other parties as contemplated thereby.
“Authorized Officer” shall mean the Vice-Chairman, the Chief Executive Officer, the Chief Financial Officer, or the General Counsel of the Borrower.
“Bankruptcy and Insolvency Act” shall mean the Bankruptcy and Insolvency Act, R.S.C. 1985, c. B-3, as heretofore and hereafter amended.

“Bankruptcy Code” shall mean the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, as codified at 11 U.S.C. § 101 et seq.
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” shall mean LGEI; provided, however, that for the purposes of Articles 8, 9 and 12 hereof, the term “Borrower” shall also include the PA Borrower in respect of the PA Obligations.
“Borrowing” shall mean a group of Loans of a single Interest Rate Type and as to which a single Interest Period is in effect on a single day.
“Borrowing Base” shall mean, at any date for which the amount thereof is to be determined, an amount equal to the aggregate (without double counting) of the following:
(i)    100% of Eligible Receivables from Acceptable Major Account Debtors, plus
(ii)    100% of Eligible L/C Receivables, plus
(iii)    90% of Eligible Receivables from Acceptable Domestic Account Debtors, plus
(iv)    85% of Eligible Receivables from Acceptable Foreign Account Debtors, plus
(v)    85% of Acceptable Tax Credits for which a Credit Party has received the applicable certificate referred to in clause (iii) of the definition of “Acceptable Tax Credit”, and 75% of other Acceptable Tax Credits, plus
(vi)    65% of Eligible Receivables from Other Acceptable Foreign Account Debtors, plus
(vii)    50% of Other Receivables, plus
(viii)    the product of the Eligible Unsold Rights Amount Advance Rate multiplied by the Eligible Unsold Rights Amount; provided, that the maximum amount under this clause shall not exceed 50% of the Borrowing Base, plus
(ix)    100% of amounts held in the Cash Collateral Account(s) (other than cash collateral provided in connection with the Pennsylvania Regional Financing Arrangement), plus
(x)    100% of the Production Credit, plus

(xi)    the product of the Ultimates Advance Rate multiplied by the Net Remaining Ultimates for all Seasoned Pictures, minus
(xii)    amounts outstanding under the PA Loan that are not supported by Cash or Cash Equivalents deposited into the Cash Collateral Account pursuant to Section 11.5, minus
(xiii)    if the aggregate outstanding Loans and Letters of Credit exceed the Credit Facility Debt Limit, and if the share price of LGEC’s common stock is less than 125% of the conversion price of those outstanding Convertible Senior Subordinated Notes that limit the amount of Credit Facility Debt which constitutes “Senior Debt” (as such term is defined in the Convertible Senior Subordinated Notes) to an amount less than the Facility, an amount equal to the lesser of (1) the outstanding principal amount of the applicable Convertible Senior Subordinated Notes for which the share price of LGEC’s common stock is less than 125% of the conversion price, and (2) the amount of the Loans and Letters of Credit exceeding the Credit Facility Debt Limit, minus
(xiv)    to the extent not otherwise deducted in computing the Borrowing Base, the aggregate amount of all accrued but unpaid residuals owed to any trade guild with respect to any item of Product, to the extent that the obligation of any Credit Party to pay such residuals is secured by a security interest in such item of Product or rights therein or proceeds thereof, which security interest is not subordinated to the security interests of the Group Lenders (but the amount deducted with respect to any such item of Product shall not exceed the amount included in the Borrowing Base attributable to such item of Product).
provided, however, that
(a)    the amount included in the Borrowing Base at any time for Other Receivables (other than theatrical receivables) shall not exceed U.S.$30,000,000 in the aggregate for all such receivables or U.S.$750,000 for any obligor;
(b)    the portion of the Borrowing Base attributable at any time to each item of Product which has not yet been Completed shall not exceed the Credit Parties’ investment in such item of Product, or if pursuant to the other provisions hereof a Completion Guaranty is required for such item of Product, such lesser amount as would be payable to the Administrative Agent by the completion guarantor under such Completion Guaranty in the event such item of Product is not timely Completed and delivered to Borrower (except that if a Letter of Credit is issued hereunder in order to support the applicable Credit Party’s minimum payment obligation to acquire distribution rights or sales agency rights in an item of Product, amounts attributable to such rights may be included in the Borrowing Base (even though the item of Product has not yet been Completed) but only if (A) proof of Completion of the item of Product must be presented in order to draw under the Letter of Credit and (B) the portion of the Borrowing Base attributable to such item of Product does not exceed the amount of such Letter of Credit for such item of Product);

(c)     the portion of the Borrowing Base attributable at any time to each item of Product which has been Completed but has not yet become a Seasoned Picture shall not exceed the Credit Parties’ share of the Budgeted Negative Cost of such item of Product (inclusive of capitalized overhead as provided in the GAAP financial statements) plus any Eligible Receivables from domestic Acceptable Obligors related to the applicable item of Product;
(d)    the portion of the Borrowing Base attributable to items of Product that are Uncompleted television episodes for which a Completion Guaranty has not been obtained, shall not exceed 10% of the Borrowing Base;
(e)    the portion of the Borrowing Base attributable to Acceptable Tax Credits shall not exceed 10% of the total Borrowing Base;
(f)    no amounts shall be included in the Borrowing Base which are attributable to an item of Product or right in which a Credit Party cannot warrant sufficient title to the underlying rights;
(g)    no amount shall be included in the Borrowing Base unless the Administrative Agent (for the benefit of itself, the Issuing Bank and the Group Lenders) has a first priority perfected security interest in such amounts except for amounts attributable to items of Product for which a guild has a first priority security interest which is otherwise permitted pursuant to Section 6.2(e) and/or (o) hereof; and
(h)    no additional amounts attributable to Acceptable Tax Credits shall be included in the Borrowing Base after six months before the scheduled Maturity Date.
“Borrowing Base Certificate” shall have the meaning given to such term in Section 5.1(d) hereof.
“Borrowing Certificate” shall mean a borrowing certificate, substantially in the form of Exhibit H hereto, to be delivered by the Borrower to the Administrative Agent in connection with each Borrowing.
“Budgeted Negative Cost” shall mean, with respect to any item of Product, the amount of the cash budget (stated in U.S. Dollars) for such item of Product including all costs customarily included in connection with the acquisition of all underlying literary, musical and other rights with respect to such item of Product and in connection with the preparation, production and Completion of such item of Product, including costs of materials, equipment, physical properties, personnel and services utilized in connection with such item of Product, both “above-the-line” and “below-the-line”, any Completion Guaranty fee, and all other items customarily included in negative costs, including finance charges and interest expense, but excluding production fees, overhead charges or other fees, charges or costs payable to a Credit Party, except to the extent such payments to a Credit Party are reimbursements for development, production, completion or delivery costs advanced by a Credit Party to a Person that is not a Credit Party.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are required or permitted to close in the State of New York or the State of California; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits on the London Interbank Market.
“Capital Expenditures” shall mean, with respect to any Person for any period, the sum of (i) the aggregate of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period which, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items included in cash flows (including Capital Leases) and (ii) to the extent not covered by clause (i) hereof, the aggregate of all expenditures properly capitalized in accordance with GAAP by such Person to acquire, by purchase or otherwise, the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any other Person (other than the portion of such expenditures allocable in accordance with GAAP to net current assets or which is allocable to the acquisition of items of Product).
“Capital Lease”, as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
“Cash Collateral Accounts” shall have the meaning given to such term in Section 11.1 hereof.
“Cash Equivalents” shall mean (i) marketable securities issued, or directly and fully guaranteed or insured, by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition, (ii) time deposits, demand deposits, certificates of deposit, acceptances or prime commercial paper or repurchase obligations for underlying securities of the types described in clause (i), entered into with any Group Lender or any commercial bank having a short‑term deposit rating of at least A-2 or the equivalent thereof by Standard & Poor’s Corporation or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc., (iii) commercial paper with a rating of A‑1 or A‑2 or the equivalent thereof by Standard & Poor’s Corporation or P‑1 or P‑2 or the equivalent thereof by Moody’s Investors Service, Inc. and in each case maturing within twelve (12) months after the date of acquisition, (iv) money market mutual funds, or (v) other short-term liquid investments approved in writing by the Administrative Agent.
“CCQ” shall mean the Civil Code of Quebec as in effect in the province of Quebec on the date of execution of this Credit Agreement (as amended from time to time).
“Chain of Title” shall have the meaning given to such term in Section 5.21 hereof.
“Change in Control” shall mean (i) any Person or group (such term being used as defined in Section 13(e) and 14(d) of the Securities Exchange Act of 1934, as amended), other than Persons or groups (or any Subsidiary of such Person or groups) acceptable to the

Administrative Agent, acquires ownership or control of in excess of 50% of equity securities having voting power to vote in the election of the Board of Directors of LGEC either on a fully diluted basis or based solely on the voting stock then outstanding or (ii) if at any time, individuals who as of the Closing Date constituted the Board of Directors of LGEC (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of LGEC, as the case may be, was approved by a vote of the majority of the directors then still in office who were either directors at the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of LGEC then in office or (iii) any change of control as defined in the Indenture for the Convertible Senior Subordinated Notes.
“Change in Law” shall mean the occurrence, after the date of this Credit Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change in Management” shall mean that (a) all of Jon Feltheimer, Michael Burns and Steven Beeks (each, a “Key Manager”) shall cease for any reason, including, without limitation, termination of employment, death or disability, to materially perform the functions and services currently being performed for the Borrower by such Person and (b) the Borrower shall fail, for a period of ninety (90) consecutive days following the last day of the Disability Period in which the last of such three Key Managers may be considered disabled or the day on which the last of such three Key Managers shall have otherwise ceased to materially perform his executive functions with the Borrower as aforesaid, to replace such Key Manager with an individual acceptable to the Required Lenders in their sole discretion. Any replacement for a Key Manager shall be deemed acceptable to the Required Lenders unless, within ten (10) Business Days after receiving a written notice from the Borrower containing the name of the proposed replacement, the Administrative Agent notifies the Borrower in writing that the Required Lenders object to such replacement. The term “Disability Period” as used herein means an inability continuing for eighty five (85) consecutive days to materially perform the functions and services currently being performed by such Person.
“Clearing Account” shall mean the account of the Administrative Agent maintained at the office of JPMorgan Chase Bank, Loan and Agency Services Group, 10 South Dearborn, Floor 7, Chicago, Illinois 60603, Attention: Loan Services (Lions Gate Entertainment Inc.), Account Name: Loan Processing DP, Account No.: 9008113381c2673, Ref: Lions Gate Entertainment.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 4.1 hereof have been satisfied or waived.
“Code” shall mean the Internal Revenue Code of 1986 and the rules and regulations issued thereunder, as now and hereafter in effect, as codified at 26 U.S.C. § 1 et seq. or any successor provision thereto.
“Collateral” shall mean with respect to each Credit Party, all of such Credit Party’s right, title and interest in and to all personal property, tangible and intangible, wherever located or situated and whether now owned, presently existing or hereafter acquired or created, including, but not limited to, all goods, accounts, instruments, intercompany obligations, contract rights, partnership and joint venture interests, documents, chattel paper, general intangibles, goodwill, equipment, machinery, inventory, investment property, copyrights, patents, trademarks, trade names, insurance policies (including any key man policies), insurance proceeds, cash, deposit accounts, letter of credit rights, and the Pledged Securities and other securities, all amounts on deposit in any Collection Account and Cash Collateral Account and any proceeds of any thereof, products of any thereof or income from any thereof, further including but not limited to, all of such Credit Party’s right, title and interest in and to each and every item and type of Product, the scenario, screenplay or script upon which an item of Product is based, all of the properties thereof, tangible and intangible, and all domestic and foreign copyrights and all other rights therein and thereto, of every kind and character, whether now in existence or hereafter to be made or produced, and whether or not in possession of such Credit Party, including with respect to each and every item of Product and without limiting the foregoing language, each and all of the following particular rights and properties (to the extent they are now owned or hereafter created or acquired by such Credit Party):
(i)    all scenarios, screenplays, teleplays and/or scripts at every stage thereof;
(ii)    all common law and/or statutory copyright and other rights in all literary and other properties (hereinafter called “said literary properties”) which form the basis of such item of Product and/or which are or will be incorporated into such item of Product, all component parts of such item of Product consisting of said literary properties, all motion picture, television program or other rights in and to the story, all treatments of said story and said literary properties, together with all preliminary and final screenplays used and to be used in connection with such item of Product, and all other literary material upon which such item of Product is based or from which it is adapted;
(iii)    all rights for all media in and to all music and musical compositions used and to be used in such item of Product, if any, including, each without limitation, all rights to record, rerecord, produce, reproduce or synchronize all of said music and musical compositions, including, without limitation, reuse fees, royalties and all other amounts payable with respect to said music and musical compositions;
(iv)    all tangible personal property relating to such item of Product, including, without limitation, all exposed film, developed film, positives, negatives, prints, positive prints, answer prints, magnetic tapes and other digital or electronic storage media, special effects, preparing materials (including interpositives, duplicate negatives, internegatives, color reversals, intermediates, lavenders, fine grain master prints and matrices, and all other forms of pre-print elements), sound tracks, cutouts, trims and any and all other physical properties of every kind and nature relating to such item of Product whether in completed form or in some state of completion, and all masters, duplicates, drafts, versions, variations and copies of each thereof, in all formats whether on film, videotape, disk or other optical or electronic media or otherwise and all music sheets and promotional materials relating to such item of Product (collectively, the “Physical Materials”);
(v)    all collateral, allied, subsidiary and merchandising rights appurtenant or related to such item of Product including, without limitation, the following rights: all rights to produce remakes, spinoffs, sequels or prequels to such item of Product, based upon such item of Product, said literary properties or the theme of such item of Product and/or the text or any part of said literary properties; all rights throughout the world to broadcast, transmit and/or reproduce by means of television (including commercially sponsored, sustaining and subscription or “pay” television) or by streaming video or by other means over the internet or any other open or closed physical or wireless network or by any process analogous to any of the foregoing, now known or hereafter devised, such item of Product or any remake, spinoff, sequel or prequel to the item of Product; all rights to produce primarily for television or similar use, a motion picture or series of motion pictures, by use of film or any other recording device or medium now known or hereafter devised, based upon such item of Product, said literary properties or any part thereof, including, without limitation, based upon any script, scenario or the like used in such item of Product; all merchandising rights including, without limitation, all rights to use, exploit and license others to use and exploit any and all commercial tie-ups of any kind arising out of or connected with said literary properties, such item of Product, the title or titles of such item of Product, the characters of such item of Product and/or said literary properties and/or the names or characteristics of said characters and including further, without limitation, any and all commercial exploitation in connection with or related to such item of Product, any remake, spinoff, sequel or prequel thereof and/or said literary properties;
(vi)    all statutory copyrights, domestic and foreign, obtained or to be obtained on such item of Product, together with any and all copyrights obtained or to be obtained in connection with such item of Product or any underlying or component elements of such item of Product, including, in each case without limitation, all copyrights on the property described in subparagraphs (i) through (v) inclusive, of this definition, together with the right to copyright (and all rights to renew or extend such copyrights, if applicable) and the right to sue in the name of any of the Credit Parties for past, present and future infringements of copyright;
(vii)    all insurance policies and completion guaranties connected with such item of Product, and all proceeds which may be derived therefrom;

(viii)    all rights to distribute, sell, rent, license the exhibition of and otherwise exploit and turn to account such item of Product in all media (whether now known or hereafter devised), the Physical Materials, the motion picture, television program or other rights in and to the story and/or other literary material upon which such item of Product is based or from which it is adapted, and the music and musical compositions used or to be used in such item of Product;
(ix)    any and all sums, claims, proceeds, money, products, profits or increases, including money profits or increases (as those terms are used in the UCC or otherwise) or other property obtained or to be obtained from the distribution, exhibition, sale or other uses or dispositions of such item of Product or any part of such item of Product in all media (whether now known or hereafter devised), including, without limitation, all sums, claims, proceeds, profits, products and increases, whether in money or otherwise, from a sale and lease back or other sale, rental, leasing or licensing of such item of Product and/or any of the elements of such item of Product including, without limitation, from collateral, allied, subsidiary and merchandising rights, and further including, without limitation, all monies held in any Collection Account;
(x)    the dramatic, nondramatic, stage, television, radio and publishing rights, title and interest in and to such item of Product, and the right to obtain copyrights and renewals of copyrights therein;
(xi)    the name or title of such item of Product and all rights of such Credit Party to the use thereof, including, without limitation, rights protected pursuant to trademark, service mark, unfair competition and/or any other applicable statutes, common law, or other rule or principle of law;
(xii)    any and all contract rights and/or chattel paper which may arise in connection with such item of Product;
(xiii)    all accounts and/or other rights to payment which such Credit Party presently owns or which may arise in favor of such Credit Party in the future, including, without limitation, any refund or rebate in connection with a completion guaranty or otherwise, any and all refunds in connection with any VAT or value added tax, all accounts and/or rights to payment due from Persons in connection with the distribution of such item of Product, or from the exploitation of any and all of the collateral, allied, subsidiary, merchandising and other rights in connection with such item of Product, including tax refunds and tax rebates received in connection with tax incentives;
(xiv)    any and all “general intangibles” (as that term is defined in the Section 9-102(42) of the UCC) not elsewhere included in this definition, including, without limitation, any and all general intangibles consisting of any right to payment which may arise in connection with the distribution or exploitation of any of the rights set out herein, and any and all general intangible rights in favor of such Credit Party for services or other performances by any third parties, including actors, writers, directors, individual producers and/or any and all other performing or nonperforming artists in any way connected with such item of Product, any and all general intangible rights in favor of such Credit Party relating to licenses of sound or other equipment, or licenses for any photograph or photographic or other processes, and any and all general intangibles related to the distribution or exploitation of such item of Product including general intangibles related to or which grow out of the exhibition of such item of Product and the exploitation of any and all other rights in such item of Product set out in this definition;
(xv)    any and all “goods” (as defined in the Section 9-102(44) of the UCC) including, without limitation, “inventory” (as that term is defined in Section 9-102(48) of the UCC) which may arise in connection with the creation, production or delivery of such item of Product and which goods pursuant to any production, distribution or sales agency agreement or otherwise are owned by such Credit Party;
(xvi)    all and each of the rights, regardless of denomination, which arise in connection with the acquisition, creation, production, completion of production, delivery, distribution, or other exploitation of such item of Product, including, without limitation, any and all rights in favor of such Credit Party, the ownership or control of which are or may become necessary or desirable, in the opinion of the Administrative Agent, in order to complete production of such item of Product in the event that the Administrative Agent exercises any rights it may have to take over and complete production of such item of Product;
(xvii)    any and all documents issued by any pledgeholder or bailee with respect to such item of Product or any Physical Materials (whether or not in completed form) with respect thereto;
(xviii)    any and all Collection Accounts or other bank accounts (other than any Production Accounts) established by such Credit Party with respect to such item of Product;
(xix)    any and all rights of such Credit Party under any Distribution Agreements relating to such item of Product;
(xx)    any and all rights of such Credit Party under contracts relating to the production or acquisition of such item of Product, including but not limited to, all contracts which have been delivered to the Administrative Agent pursuant to this Credit Agreement;
(xxi)    any and all patents, patent rights, software, proprietary processes or other rights with respect to the creation or production of computer animated items of Product; and
(xxii)    any and all rebates, credits, grants or other similar benefits relating to any item of Product.

Notwithstanding the foregoing or any contrary provision herein or in any other Fundamental Document, Collateral shall not include (i) the Excluded Assets, (ii) the issued and outstanding shares in any Controlled Foreign Subsidiary which are not owned directly by a Credit Party, or (iii) Equity Interests owned directly by a Credit Party which would otherwise result in voting shares representing more than 65% of the total combined voting power of all classes of stock of any Controlled Foreign Subsidiary being included as Pledged Securities.
“Collection Account” shall have the meaning given to such term in Section 8.3(a) hereof.
“Commitment” shall mean the Commitment of each Group Lender to make Loans to the Borrower (in accordance with Section 2.1), to participate in Letters of Credit (in accordance with Section 2.3) up to an aggregate amount at any one time outstanding not in excess of the amount set forth (i) opposite its name in the Schedule of Commitments appearing in Schedule 1.1. hereto or (ii) in any applicable Assignment and Acceptance(s) to which it may be a party, as the case may be, as such amount may be reduced from time to time in accordance with the terms of this Credit Agreement.
“Commitment Fee” shall have the meaning given to such term in Section 2.5(a) hereof.
“Commitment Termination Date” shall mean the earlier of (i) the Maturity Date or (ii) such earlier date on which the Commitments shall terminate in accordance with Section 2.6 or Article 7 hereof.
“Complete” or “Completed” or “Completion” shall mean with respect to any item of Product, that (A) either (i) sufficient elements have been delivered by the Borrower to, and accepted, deemed or determined to be accepted and/or exploited by, a Person (other than the Borrower or Affiliates thereof) to permit such Person to exhibit the item of Product in the theatrical or other medium for which the item of Product is intended for initial exploitation or (ii) the Borrower has certified to the Administrative Agent that an independent laboratory has in its possession a complete final 35 mm or 70 mm (or other size which has become standard in the industry) composite positive print, video master or other equivalent master copy of the item of Product as finally cut, main and end titled, edited, scored and assembled with sound track printed thereon in perfect synchronization with the photographic action and fit and ready for exhibition and distribution in the theatrical or other medium for which the item of Product is intended for initial exploitation, provided if such certification shall not be verified to the Administrative Agent by such independent laboratory within twenty (20) Business Days after a request by the Administrative Agent for verification, such item of Product shall revert to being Uncompleted until the Administrative Agent receives such verification, and (B) if such item of Product was acquired by a Credit Party from a third party, the entire acquisition price or minimum advance shall have been paid to the extent then due and there is no condition or event (including, without limitation, the payment of money not yet due, except to the extent that an amount sufficient to make such payment has been reserved from availability under both the Borrowing Base and the unused Commitments hereunder) the occurrence of which might result in such Credit Party losing any of its rights in such item of Product.

“Completion Guaranty” shall mean with respect to any item of Product a completion guaranty, in form and substance satisfactory to the Administrative Agent, issued by an Approved Completion Guarantor, which (i) names the Administrative Agent (for the benefit of the Administrative Agent, the Issuing Bank and the Group Lenders) or the applicable outside production financier to the extent such item of Product is financed in accordance with Section 6.1(f) hereof as a beneficiary thereof to the extent of the applicable Credit Party’s financial interest in such item of Product and (ii) guarantees that such item of Product will be Completed in a timely manner, or else payment made to the Administrative Agent (on behalf of the Administrative Agent, the Issuing Bank and the Group Lenders) of an amount at least equal to the aggregate amount expended on the production of such item of Product by, or for the account of, the applicable Credit Party plus interest on, and other bank charges with respect to, such amount.
“Consolidated Subsidiaries” shall mean all Subsidiaries of a Person which are required or permitted to be consolidated with such Person for financial reporting purposes in accordance with GAAP.
“Consolidating Financial Information” shall have the meaning given to such term in Section 5.1(a) hereof.
“Contribution Agreement” shall mean the contribution agreement substantially in the form of Exhibit G hereto, as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time.
“Controlled Foreign Subsidiary” shall mean a Subsidiary that is a “controlled foreign corporation” as defined in Section 957(a) of the Code or any successor provision thereto.
“Convertible Senior Subordinated Notes” shall mean (i) Borrower’s 2.9375% Convertible Senior Subordinated Notes due 2024 which were issued in October 2004, (ii) Borrower’s 3.625% Convertible Senior Subordinated Notes due 2025 which were issued in April 2009, (iii) Borrower’s 4.00% Convertible Senior Subordinated Notes due 2017 which were issued in January 2012 and (iv) any Permitted Refinancing Indebtedness in respect of items (i), (ii) or (iii).
“Copyright Security Agreement” shall mean the Amended and Restated Copyright Security Agreement, substantially in the form of Exhibit C-1 hereto, as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time by delivery of a Copyright Security Agreement Supplement or otherwise.
“Copyright Security Agreement Supplement” shall mean a Copyright Security Agreement Supplement substantially in the form of Exhibit C-2 hereto.
“Credit Exposure” shall mean, without duplication, with respect to any Group Lender, the sum of such Group Lender’s (i) aggregate principal amount of outstanding Loans hereunder, (ii) Pro Rata Share of the then current L/C Exposure, and (iii) Pro Rata Share of the unused amount of the Commitment then in effect.

“Credit Facility Debt” shall be as defined in (i) the Borrower’s 2.9375% Convertible Senior Subordinated Notes due 2024 which were issued in October 2004, (ii) the Borrower’s 3.625% Convertible Senior Subordinated Notes due 2025 which were issued in April 2009 and (iii) the Borrower’s 4.00% Convertible Senior Subordinated Notes due 2017 which were issued in January 2012 (or any comparable concept contained in any refinancing of items (i), (ii) or (iii)), as applicable.
“Credit Facility Debt Limit” shall mean U.S.$340,000,000, or if any of the Convertible Senior Subordinated Notes are refinanced or amended to permit the amount of Credit Facility Debt to be increased, such increased amount; provided, however, if the indentures governing the Convertible Senior Subordinated Notes contain different limitations on Credit Facility Debt, the Credit Facility Debt Limit shall be the lowest amount contained in any indenture governing the Convertible Senior Subordinated Notes for which the share price of LGEC common stock is less than 125% of the conversion price.
“Credit Parties” shall mean the Borrower and the Guarantors and “Credit Party” means any one of them.
“Cumulative Credit” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:
(a)    the principal amount of any unsecured convertible Indebtedness of LGEC or the Borrower issued after the Closing Date; plus
(b)    100% of the aggregate amount received by a Credit Party in cash (and the fair market value of property other than cash received by a Credit Party) after the Closing Date from the sale of the Equity Interests of LGEC; plus
(c)    the principal amount of any Indebtedness of LGEC issued after the Closing Date; provided, that such Indebtedness is not guaranteed by the Borrower or any of its Subsidiaries (other than Unrestricted Subsidiaries or Inactive Subsidiaries).
“Cumulative Ultimates” shall mean for any Seasoned Picture, without double-counting, (a) the Net Remaining Ultimates (prior to applying any present value discount) for such Seasoned Picture as of any date at which it is to be determined (the “Determination Date”), plus (b) the actual proceeds received by any Credit Party (and not payable to a third party) with respect to such Seasoned Picture prior to the Determination Date (net of any expenses or other deductions of the type that would be deducted when computing Net Remaining Ultimates), plus (c) any Eligible Receivables with respect to such Seasoned Picture included elsewhere in the Borrowing Base as of the Determination Date.
“Currency Agreement” shall mean any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement designed to protect a Credit Party against fluctuations in currency values.

“Deed of Debenture” shall mean a deed of debenture substantially in the form of Exhibit N or such other form as may be acceptable to the Administrative Agent.
“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
“Defaulting Lender” shall mean any Group Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit within three (3) Business Days of the date required to be funded by it hereunder, unless determined by the Administrative Agent in its sole discretion to be the subject of a good faith dispute, (b) notified the Administrative Agent, the Issuing Bank, any Lender (subject to such Lender having given notice thereof to the Administrative Agent) or the Borrower (subject to the Borrower having given notice thereof to the Administrative Agent) in writing that it does not intend to comply with any of its funding obligations under this Credit Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Credit Agreement or under other agreements in which it commits to extend credit, unless with respect to such other agreements, the Administrative Agent, in its sole discretion, determines there to be a good faith dispute, (c) failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Credit Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless determined by the Administrative Agent in its sole discretion to be the subject of a good faith dispute, or (e) (1) on or after the Initial Date, becomes or is insolvent or has a parent company that becomes or is insolvent, or (2) on or after the Initial Date, becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not become a Defaulting Lender pursuant to this clause (e) solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender, or the exercise of control over such Lender or Person controlling such Lender, in each case by a Governmental Authority or instrumentality thereof.
“Designated Foreign Subsidiary” means (i) LGUK, (ii) each member of the LGUK Group that is wholly owned by LGUK and is organized under the laws of the United Kingdom or (iii) any other Controlled Foreign Subsidiary satisfactory to the Administrative Agent that (a) owes intercompany trade payables to a Credit Party, and (b) has granted such Credit Party a first priority security interest over the accounts receivables due from items of Product in connection with such intercompany trade payables, which security has been assigned to the Administrative Agent (for the benefit of itself, the Issuing Bank and the Lenders) on terms satisfactory to the Administrative Agent; provided, however that LGUK and/or such other member of the LGUK Group that meets the requirements of (ii) above, will cease to be a Designated Foreign Subsidiary if such entity becomes an Unrestricted Subsidiary.
“Determination Date” shall be as defined in the definition of “Cumulative Ultimates”.
“Disposition” shall have the meaning given to such term in Section 6.6(a) hereof.
“Distribution Agreements” shall mean (i) any and all agreements entered into by a Credit Party pursuant to which such Credit Party has sold, leased, licensed or assigned distribution rights or other exploitation rights to any item of Product to an un-Affiliated Person and (ii) any and all agreements hereafter entered into by a Credit Party pursuant to which such Credit Party sells, leases, licenses or assigns distribution rights or other exploitation rights to any item of Product to an un-Affiliated Person.
“Eligible L/C Receivable” shall have the same definition as an Eligible Receivable except that (i) an Acceptable L/C shall have been delivered to the Administrative Agent for the full amount of the receivable and (ii) such receivable need not be with an Acceptable Obligor.
“Eligible Receivables” shall mean, at any date at which the amount thereof is to be determined, an amount equal to the sum of the present values (discounted on a quarterly basis, in the case of amounts which are not due and payable within 12 months following the date of determination by a rate of interest equal to the interest rate in effect on the date of the computation with regard to Alternate Base Rate Loans) of (a) all net amounts which pursuant to a binding agreement are contractually obligated to be paid to any Credit Party or any Designated Foreign Subsidiary either unconditionally or subject only to normal delivery requirements, and which are reasonably expected by the Borrower to be payable and collected from Acceptable Obligors minus (b) the sum, without double-counting, of (i) the following items (based on the relevant Credit Party’s or Designated Foreign Subsidiary’s then best estimates): royalties, residuals, commissions, participations and other payments to third parties, collection/distribution expenses and commissions, home video fulfillment costs, taxes (including foreign withholding, remittance and similar taxes) chargeable in respect of such accounts receivable, and any other projected expenses of a Credit Party (and a Designated Foreign Subsidiary) arising in connection with such amounts and (ii) the outstanding amount of unrecouped advances made by a distributor to the extent subject to repayment by a Credit Party (and a Designated Foreign Subsidiary) or adjustment or recoupment, but an Eligible Receivable shall not include amounts:
(a)    in the aggregate due from a single Acceptable Obligor which are in excess of the Allowable Amount with respect to such Acceptable Obligor or, in the case of an Affiliated Group, in the aggregate due from the relevant Acceptable Obligors with respect to that Affiliated Group, unless in either case such excess is supported by an Acceptable L/C;
(b)    which in the sole judgment of the Administrative Agent, are subject to material conditions precedent to payment (including a material performance obligation or a material executory aspect on the part of a Credit Party or any other party or obligations contingent upon future events not within the relevant Credit Party’s direct control); provided, however, that otherwise Eligible Receivables which are attributable to items of Product acquired from a third party shall not be excluded pursuant to this clause (b) if the entire acquisition price or minimum advance shall have been paid to the extent then due and there is no material condition or event (other than payment of the remaining purchase price) the occurrence of which would likely result in any Credit Party losing its rights in such item of Product;
(c)    which are more than 120 days past due, in the case of receivables (other than theatrical receivables);
(d)    which are theatrical receivables due from any obligor in connection with the theatrical exhibition, distribution or exploitation of an item of Product that are still outstanding six months after their booking;
(e)    in excess of the U.S. Dollar Equivalent of U.S.$60,000,000 in the aggregate if they are to be paid in a currency other than United States Dollars unless hedged in a manner reasonably satisfactory to the Administrative Agent;
(f)    to the extent included in the Credit Parties’ (and the Designated Foreign Subsidiaries’) estimated bad debts;
(g)    due from any obligor which has 40% or more of the total receivable amount from such obligor (x) 120 or more days past due, in the case of all receivables other than theatrical receivables or (y) six months past the date of booking, for theatrical receivables (in each case exclusive of amounts that are being disputed or contested in good faith);
(h)    for which there is bona fide request for a material credit, adjustment, compromise, offset, counterclaim or dispute; provided, however, that only the amount in question shall be excluded from such receivable;
(i)    which arise from a multi-picture Distribution Agreement which allows the obligor on such receivable to exercise a right of offset or recoupment for any amount payable to or advanced by such obligor under such Distribution Agreement, against any amount payable with respect to such receivable; provided, however, that only the maximum amount which such obligor may offset or recoup shall be excluded from Eligible Receivables
(j)    which are attributable to an item of Product or right in which a Credit Party (or Designated Foreign Subsidiary, as the case may be) cannot warrant sufficient title to the underlying rights to justify such receivable;
(k)    in which the Administrative Agent (for the benefit of itself, the Issuing Bank and the Group Lenders) does not have a first priority perfected security interest

(except for amounts attributable to items of Product for which a guild has a first priority security interest which is otherwise permitted pursuant to Section 6.2(e) and/or (o) hereof);
(l)    which are determined by the Administrative Agent in its reasonable discretion, acting in good faith, upon written notice from the Administrative Agent to the Borrower and effective 10 days subsequent to the Borrower’s receipt of such notice, to be unacceptable;
(m)    which relate to an item of Product or right as to which the Administrative Agent has not received a fully executed laboratory access letter or pledgeholder agreement for a laboratory holding physical elements sufficient to fully exploit the rights held by the Credit Party (or Designated Foreign Subsidiary, as the case may be) in such item of Product;
(n)    which may be subject to repayment to the extent not earned by performance (other than performance consisting of delivery), but only to the extent of the maximum potential reduction or repayment;
(o)    which are attributable to an item of Product which has not been Completed unless the relevant Credit Party (or Designated Foreign Subsidiary, as the case may be) is in compliance with all credit agreement covenants applicable to the production of such item of Product, including without limitation, delivery of any required completion guaranty;
(p)    which are attributable to any item of Product which has not been Completed and for which a completion guaranty is required by the credit agreement, to the extent there is not in effect a completion guaranty from an Approved Completion Guarantor or to the extent that such receivable amounts exceed the amount which would be paid to the relevant Credit Party under the related completion guaranty if the item of Product were abandoned as of the date of computation of the Borrowing Base (except that if a Letter of Credit is issued hereunder in order to support the Credit Party’s (or Designated Foreign Subsidiary’s) minimum payment obligation to acquire distribution rights in an item of Product, amounts attributable to such rights may be treated as Eligible Receivables (even though the item of Product has not yet been Completed) but only if (A) proof of Completion of the item of Product must be presented in order to draw under the Letter of Credit, (B) the portion of the Borrowing Base attributable to such Eligible Receivables for such item of Product does not exceed the amount of such Letter of Credit for such item of Product, and (C) such amounts otherwise meet all of the applicable criteria for inclusion as Eligible Receivables);
(q)    which will not become due and payable until one year or more after the Maturity Date; or
(r)    in the aggregate due to any Designated Foreign Subsidiary which are in excess of the then outstanding amount of intercompany receivables (net of any setoffs)

owed by such Designated Foreign Subsidiary to the Credit Parties that are secured by a first priority security interest in favor of such Credit Parties, which has been assigned to the Administrative Agent (for the benefit of itself, the Issuing Bank and the Group Lenders); provided that, the portion of the Borrowing Base attributable to Eligible Receivables due to a Designated Foreign Subsidiary shall not exceed U.S.$60,000,000 in the aggregate.
“Eligible Unsold Rights Amount” shall be (x) U.S.$489,121,000 as of the Closing Date and (y) thereafter, the aggregate of the amounts for the various components of the Credit Parties’ unsold rights, determined by an Agreed Independent Appraiser selected and paid for by the Borrower exercised in good faith using methodology consistent with the Borrower’s March 31, 2012 valuation without double counting for items of Product that are receiving other credit in the Borrowing Base on an annual basis and on an interim basis at the Administrative Agent’s or the Required Lenders’ request no more than once a year and shall be accompanied by a variance analysis of the value of such Eligible Unsold Rights Amount against the Eligible Unsold Rights Amount for the preceding period, substantially in the form and methodology used in the Borrower’s March 31, 2012 valuation or as otherwise agreed to by the Administrative Agent; provided, however, that (i) there will be interim reductions to the Eligible Unsold Rights Amount to reflect decreases, if any, in the remaining value of unsold rights resulting from unsold rights dispositions in excess of U.S.$30,000,000 during such interim period (e.g., any single agreement or series of related agreements pertaining to the licensing, distribution or sale of unsold rights providing for aggregate payments (including reasonably estimated contingent payments) to LGEC or a Subsidiary of LGEC); and (ii) upon delivery of a supplemental valuation report meeting the above requirements, the Eligible Unsold Rights Amount may be increased (a) by the value of the Summit unsold rights when the Summit Credit Facility is repaid and Summit and its relevant Subsidiaries become Guarantors under the Facility and (b) in the case of a significant library acquisition.
“Eligible Unsold Rights Amount Advance Rate” shall mean 50%; provided, that if any variance analysis delivered pursuant to the most recent unsold rights valuation shows a negative variance greater than 20% (after giving effect to differences related to timing for release of items of Product) from the projections with respect to the eligible unsold rights (such variance to be calculated in a manner contained in the most recent unsold rights valuation, calculated as of March 31, 2012 and delivered to the Administrative Agent pursuant to the Existing Credit Agreement) (a “Negative Variance Report”), then the Eligible Unsold Rights Amount Advance Rate shall be decreased to 40%; provided, further, however, that (i) if a subsequent variance analysis (calculated in a consistent manner) delivered meets or shows a positive variance from the projections with respect to the eligible unsold rights as set forth in the prior year’s valuation (a “Positive Variance Report”), then the Eligible Unsold Rights Amount Advance Rate shall increase to 45% and (ii) if two Positive Variance Reports are delivered (without a Negative Variance Report in between the two Positive Variance Reports), then the Eligible Unsold Rights Amount Advance Rate shall increase to 50%; it being understood that for purposes of increasing the Eligible Unsold Rights Amount Advance Rate that valuations may be considered for such purposes not more frequently than annually.

“Environmental Laws” shall mean any and all federal, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material or environmental protection or health and safety, as now or at any time hereafter in effect, including without limitation, the Clean Water Act also known as the Federal Water Pollution Control Act (“FWPCA”), 33 U.S.C. § 1251 et seq., the Clean Air Act (“CAA”), 42 U.S.C. §§ 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act (“FIFRA”), 7 U.S.C. §§ 136 et seq., the Surface Mining Control and Reclamation Act (“SMCRA”), 30 U.S.C. §§ 1201 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), Public Law 99-499, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act (“EPCRA”), 42 U.S.C. § 11001 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Occupational Safety and Health Act as amended (“OSHA”), 29 U.S.C. § 655 and § 657, the Waste Management Act, R.S.B.C. 1996, c. 481, the Transportation of Dangerous Goods Act, R.S.B.C. 1996, c. 458 and other such laws relating to the storage, transportation, treatment and disposal of Hazardous Materials into the air, surface water, ground water, land surface, subsurface strata or any building or structure and, together, in each case, with any amendment thereto, and the regulations adopted pursuant thereto.
“Equity Interests” means shares of the capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person or any warrants, options or other rights to acquire such interests.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as heretofore and hereafter amended, as codified at 29 U.S.C. § 1001 et seq. and the regulations promulgated thereunder.
“ERISA Affiliate” shall mean each Person (as defined in Section 3(9) of ERISA) which is treated as a single employer with any Credit Party under Section 414(b), (c), (m) or (o) of the Code.
“Eurodollar Loan” shall mean a Loan based on the LIBO Rate in accordance with the provisions of Article 2.
“Event of Default” shall have the meaning given to such term in Article 7 hereof and for the purposes of Articles 8, 10, 11 and 12, hereof, the term “Event of Default” shall also include a PA Event of Default.
“Excluded Assets” shall mean (i) the Fractional Aircraft Interest, (ii) interests in the Headquarters JV, (iii) any Excluded Beneficial Interests and (iv) rights of any Credit Party under any agreement to the extent that pursuant to the terms of such agreement, the granting of a security interest in such rights would result in a termination or right of termination of, or is otherwise prohibited under, such agreement by the other party thereto, but only to the extent such prohibition on assignment is enforceable; provided, however, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such

Credit Party shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect; provided, further that the Credit Parties hereby covenant to use their commercially reasonable efforts consistent with industry practice not to enter into any agreement that would exclude such rights from the Collateral in the future.
“Excluded Beneficial Interests” means any Equity Interests in a person other than a Subsidiary owned by the Credit Parties to the extent that, and for so long as, a pledge of such Equity Interests would violate applicable law or an enforceable contractual obligation binding on or relating to such Equity Interests.
“Existing Credit Agreement” shall have the meaning given such term in the Introductory Statement hereof.
“FASB” shall mean the Financial Accounting Standards Board or any successor body.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Fee Letter” shall mean that certain letter agreement dated as of July 19, 2012 between the Borrower on the one hand, and the Administrative Agent and JPMorgan Securities LLC on the other hand, relating to the payment of certain fees by the Borrower.
“Film Library” shall mean with respect to each Credit Party, that portion of the Collateral representing all of such Credit Party’s right, title and interest in and to all items of Product including the distribution rights for each item of Product, commencing on the date that is eighteen (18) months after the date that any such item of Product was first commercially distributed, exhibited or released, and any proceeds thereof.
“Film Spending Ratio” shall have the meaning given to such term in Section 6.16 hereof.
“Fractional Aircraft Interest” shall mean a fractional interest in an executive jet aircraft and/or a single purpose trust formed solely to hold such interest.
“Fundamental Documents” shall mean this Credit Agreement, the Notes, the Pledgeholder Agreements, the Laboratory Access Letters, the Copyright Security Agreement, the Copyright Security Agreement Supplements, the Trademark Security Agreement, the Trademark Security Agreement Supplements, the Notices of Assignment and Irrevocable Instruction, the Contribution Agreement, any Instrument of Assumption and Joinder, the Hypothec and debenture, Pledge of Debenture and mandate delivered in connection therewith, Deed of Debenture, UCC financing statements, the PPSA financing statements and each of the agreements delivered pursuant thereto and any other ancillary documentation which is required to be or is otherwise executed by any Credit Party and delivered to the Administrative Agent in connection with this Credit Agreement or any of the documents listed above.
“GAAP” shall mean generally accepted accounting principles in the United States of America from time to time consistently applied (except for accounting changes in response to FASB releases, or other authoritative pronouncements).
“Governmental Authority” shall mean any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States, Canada or any foreign jurisdiction.
“Gross Borrowing Base” shall mean the sum of 100% of Eligible Receivables from Acceptable Major Account Debtors, plus 100% of Eligible L/C Receivables, plus 100% of Eligible Receivables from Acceptable Domestic Account Debtors, plus 100% of Eligible Receivables from Acceptable Foreign Account Debtors, plus 100% of Acceptable Tax Credits, plus 100% of Eligible Receivables from Other Acceptable Foreign Account Debtors, plus 100% of Other Receivables, plus 100% of the Eligible Unsold Rights Amount, plus 100% of Net Remaining Ultimates, plus 100% of unrestricted cash and Cash Equivalents of the Credit Parties, plus 100% of amounts held in the Cash Collateral Account(s), plus 100% of the Production Credit, minus to the extent not already deducted, the aggregate amount of all accrued but unpaid residuals owed to any trade guild with respect to any item of Product, to the extent that the obligation of any Credit Party to pay such residuals is secured by a security interest in such item of Product or rights therein or proceeds thereof, which security interest is not subordinated to the security interests of the Group Lenders.
“Group Lender” shall mean (i) the financial institutions whose names appear on the signature pages hereto and who are designated as such on Schedule 1.1 hereof and its successors, and (ii) any assignee of a Group Lender pursuant to Section 13.3 hereof.
“Guarantors” shall mean (i) LGEC with respect to the obligations of the Credit Parties, (ii) the Borrower with respect to Obligations for which it is not the primary obligor, (iii) each Subsidiary of LGEC which is a signatory of this Agreement and any other direct or indirect Subsidiary of LGEC acquired or created after the date hereof (other than (a) Unrestricted Subsidiaries, (b) Inactive Subsidiaries and (c) with respect to the guaranty of PA Obligations, any PA Borrower), which Subsidiary becomes a signatory to this Credit Agreement as a Guarantor as required by Section 5.18 with respect to (1) the obligations of the Borrower under this Credit Agreement and (2) the PA Obligations. Each of the Guarantors as of the date hereof shall be listed on Schedule 1.3 hereto.
“Guaranty” shall mean, as to any Person, any direct or indirect obligation of such Person guaranteeing or intended to guarantee any Indebtedness, Capital Lease, dividend or other monetary obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, by contract, as a general partner or otherwise, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (c) to purchase property, securities or services, in each case, primarily for the purpose of assuring the performance by the primary obligor of any such primary obligation. The amount of any Guaranty shall be deemed to be an amount equal to (x) the stated or determinable amount of the primary obligation in respect of which such Guaranty is made (or, if the amount of such primary obligation is not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder)) or (y) the stated maximum liability under such Guaranty, whichever is less.
“Hazardous Materials” shall mean any flammable materials, explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or similar materials defined in any Environmental Law.
“Headquarters JV” shall mean either (i) LGJM Colorado Partners, LLC, a California limited liability company whose only members shall be the Borrower, or one of its subsidiaries, Colorado Creative Studios, LLC, a California limited liability company (the “Developer”), or one of the Developer’s subsidiaries, and any other members added with the consent of the Borrower and the Developer, which shall be formed for the sole purpose of constructing, maintaining and owning an office building to be used as the headquarters of the Borrower, or (ii) any replacement Developer approved by the Administrative Agent, acting reasonably.
“Hypothec” shall mean a hypothec substantially in the form of Exhibit M-1 or such other form as may be acceptable to the Administrative Agent.
“Inactive Subsidiary” shall mean (i) as of the Closing Date, each direct or indirect Subsidiary of LGEC listed on Schedule 3.7(c) hereto, and (ii) any additional direct or indirect Subsidiary of LGEC hereafter acquired or formed by LGEC or any of its Subsidiaries which in either case has assets of less than U.S.$50,000; provided, however, that an Inactive Subsidiary shall cease to be an Inactive Subsidiary hereunder at such time, if any, that such former Inactive Subsidiary acquires assets valued at more than U.S.$50,000.
“Indebtedness” shall mean (without double counting), at any time and with respect to any Person, (i) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services purchased (other than amounts constituting trade payables (payable within 90 days) arising in the ordinary course of business); (ii) obligations of such Person in respect of letters of credit, acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (iii) obligations of such Person under Capital Leases; (iv) deferred payment obligations of such Person resulting from the adjudication or settlement of any litigation; and (v) (without duplication) indebtedness of others of the type described in clauses (i), (ii), (iii) and (iv) hereof which such Person has (a) directly or indirectly assumed or guaranteed in connection with a Guaranty, including, without limitation, Guarantees permitted under Section 6.3 hereof, or (b) secured by a Lien on the assets of such Person, whether or not such Person has assumed such indebtedness (provided, that if such Person has not assumed such indebtedness of another Person then the amount of indebtedness of such Person pursuant to this clause (v) for purposes of this Credit Agreement shall be equal to the lesser of the amount of the indebtedness of the other Person or the fair market value of the assets of such Person which secures such other indebtedness).
“Initial Date” shall mean (i) in the case of the Administrative Agent and the Issuing Bank, the date hereof, (ii) in the case of each Lender which is an original party to this Credit Agreement, the date hereof and (iii) in the case of any other Lender, the effective date of the Assignment and Acceptance pursuant to which it became a Lender.
“Instrument of Assumption and Joinder” shall mean an Instrument of Assumption and Joinder substantially in the form of Exhibit L hereto.
“Interest Deficit” shall have the meaning given to such term in Section 2.14 hereof.
“Interest Payment Date” shall mean (i) as to any Eurodollar Loan having an Interest Period of one, two or three months, the last day of such Interest Period, (iii) as to any Eurodollar Loan having an Interest Period of more than three months, the last day of such Interest Period and, in addition, each date during such Interest Period that would be the last day of an Interest Period commencing on the same day as the first day of such Interest Period but having a duration of three months or an integral multiple thereof and (iii) with respect to Alternate Base Rate Loans, the last Business Day of each March, June, September and December (commencing the last Business Day of September, 2012).
“Interest Period” shall mean as to any Eurodollar Loan, the period commencing on the date such Loan is made, continued or converted or the last day of the preceding Interest Period and ending on the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is one, two, three, six, nine or twelve months thereafter as the Borrower may elect; provided, however, that (i) if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case, such Interest Period shall end on the next preceding Business Day, (ii) no Interest Period may be selected which would end later than the Maturity Date, (iii) interest shall accrue from and including the first day of such Interest Period to but excluding the last day of such Interest Period, and (iv) no Interest Period of nine or twelve months may be selected unless such Interest Period is generally available in the market (as determined by the Administrative Agent at the time of each request) and is consented to by all the Group Lenders.
“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, synthetic cap, collar or floor or other financial agreement or arrangement designed to protect a Credit Party against fluctuations in interest rates.
“Interest Rate Type” shall have the meaning given to such term in Section 2.1(d) hereof.

“Investment” shall mean any stock, evidence of indebtedness or other security of any Person, any loan, advance, contribution of capital, extension of credit or commitment therefor (including, without limitation, the Guaranty of loans made to others, but excluding current trade and customer accounts receivable arising in the ordinary course of business and payable in accordance with customary trading terms in the ordinary course of business), any purchase of (i) any security of another Person or (ii) any business or undertaking of any Person or any commitment to make any such purchase, or any other investment in another Person; provided, however, that (i) an Acquisition, (ii) a refinancing, repayment, conversion, or exchange of outstanding Subordinated Debt (including, without limitation, any Convertible Senior Subordinated Notes) with Permitted Refinancing Indebtedness and (iii) any payment made by the Borrower or by a Credit Party to pay-off the Summit Credit Facility immediately following which Summit shall become a Credit Party in accordance with Section 5.18, shall not be considered an “Investment.”
“Issuing Bank” shall mean JPMorgan Chase Bank, N.A., a national banking association in its capacity as such, and its successors.
“Laboratory” shall mean any laboratory acceptable to the Administrative Agent which is located in the United States or Canada or any other jurisdiction which may be acceptable to the Administrative Agent in its discretion and is a party to a Pledgeholder Agreement or a Laboratory Access Letter.
“Laboratory Access Letter” shall mean a letter agreement among (i) a Laboratory holding any elements of any item of Product to which any Credit Party has the right of access, (ii) such Credit Party and (iii) the Administrative Agent, substantially in the form of Exhibit D hereto or a form otherwise acceptable to the Administrative Agent.
“L/C Exposure” shall mean, at any time for which it is to be determined, the amount expressed in U.S. Dollars or the U.S. Dollar Equivalent of the aggregate face amount of all drafts which may then or thereafter be presented by beneficiaries under all Letters of Credit issued to the Borrower then outstanding plus (without duplication), the face amount of all drafts which have been presented or accepted under all Letters of Credit issued to the Borrower but have not yet been paid or have been paid but not reimbursed, whether directly or from the proceeds of a Loan hereunder.
“Lender” and “Lenders” shall mean the Group Lenders and/or the PA Lender, as applicable.
“Lending Office” shall mean, with respect to any of the Group Lenders, the branch or branches (or affiliate or affiliates) from which such Group Lender’s Eurodollar Loans or Alternate Base Rate Loans, as the case may be, are made or maintained and for the account of which all payments of principal of, and interest on, such Group Lender’s Eurodollar Loans or Alternate Base Rate Loans are made, as notified to the Administrative Agent from time to time.
“Letter of Credit” shall mean a letter of credit issued by the Issuing Bank pursuant to Section 2.3 hereof.

“Leverage Ratio” shall have the meaning given to such term in Section 6.15 hereof.
“LGEC” means Lions Gate Entertainment Corp and its successors.
“LGF” means Lions Gate Films Inc. and its successors.
“LGMFV” means Lions Gate Mandate Financing Vehicle LLC.
“LGMFV Credit Facility” means the credit facility extended to LGMFV, pursuant to the credit, security guaranty and pledge agreement dated as of October 6, 2009 among LGMFV, the borrowers referred to therein, the guarantors referred to therein, the lenders referred to therein and JPMorgan Chase Bank, N.A., as administrative agent.
“LGPA” shall have the meaning given such term in the Introductory Statement hereof.
“LGUK” shall mean Lions Gate UK Limited and its successors.
“LGUK Group” shall mean Blitz Distribution Limited, Blitz Films Limited, Lions Gate Home Entertainment UK Limited, Lions Gate Pictures UK Limited, in each case so long as such entity is wholly owned by LGUK, and any other wholly owned Subsidiary of any of the foregoing incorporated under the laws of the United Kingdom, and their respective successors.
“LIBO Rate” shall mean, with respect to the Interest Period for a Eurodollar Loan, a rate per annum equal to the quotient of (A) (i) the British Bankers’ Association (the “BBA”) Interest Settlement Rate per annum at which deposits in U.S. dollars are offered in London, England to prime banks in the London interbank market for such Interest Period as displayed on the Reuters LIBOR01 Page as of 11:00 a.m. (London time) two (2) Business Days before the first day of such Interest Period in an amount substantially equal to such Eurodollar Loan comprising part of such Borrowing to be outstanding during such Interest Period or (ii) if the rate described in clause (A)(i) does not appear on Reuters Screen page LIBOR01 on any relevant date of determination, the average of the rates at which Dollar deposits approximately equal in principal amount to such Eurodollar Loan and for a maturity equal to the applicable Interest Period are offered to the Lending Office of the Administrative Agent in immediately available funds in the London Interbank Market for Eurodollars at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, in each case divided by (B) one (1) minus the applicable statutory reserve requirements of the Administrative Agent, expressed as a decimal (including without duplication or limitation, basic, supplemental, marginal and emergency reserves), from time to time in effect under Regulation D or similar regulations of the Board. Reuters LIBOR01 Page means the display designated as page LIBOR01 on the Reuters 3000 Xtra (or such other page as may replace page LIBOR01 on that service or such other service as may be nominated by the BBA as the information vendor for the purpose of displaying BBA Interest Settlement Rates for U.S. dollars). It is agreed that for purposes of this definition, Eurodollar Loans made hereunder shall be deemed to constitute

Eurocurrency Liabilities as defined in Regulation D and to be subject to the reserve requirements of Regulation D.
“Lien” shall mean any mortgage, copyright mortgage, pledge, security interest, hypothec, encumbrance, lien or charge or any other claim of any kind whatsoever (including, without limitation, any conditional sale or other title retention agreement, any agreement to grant a security interest at a future date, any lease in the nature of security, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction).
“Liquidity Ratio” shall have the meaning given such term in Section 6.14 hereof.
“Loan” or “Loans” shall mean the Loans made hereunder denominated in U.S. Dollars to the Borrower in accordance with Section 2.1 hereof.
“Margin Stock” shall be as defined in Regulation U of the Board.
“Material Adverse Effect” shall mean any change or effect that (a) has a materially adverse effect on the business, assets, properties, operations or financial condition of the Credit Parties taken as a whole, (b) materially impairs the legal right, power or authority of any material Credit Party to perform its respective material obligations under the Fundamental Documents to which it is a party or (c) materially impairs the validity or enforceability of, or materially impairs the rights, remedies or benefits available to the Lenders under, the Fundamental Documents; provided, however, that any event or condition will be deemed to have a “Material Adverse Effect” if such event or condition when taken together with all other events and conditions occurring or in existence at such time (including all other events and conditions which, but for the fact that a representation, warranty or covenant is subject to a “Material Adverse Effect” exception, would cause such representation or warranty contained herein to be untrue or such covenant to be breached) would result in a “Material Adverse Effect”, even though, individually, such event or condition would not do so.
“Maturity Date” shall mean the earlier of (i) September 27, 2017 and (ii) six (6) months prior to the then current maturity of the Senior Secured Second Priority Notes, if any.
“Material Unrestricted Subsidiary” shall have the meaning given to such term in Section 5.1(a) hereof.
“MQP” means MPQ, LL” and its successors.
“Multiemployer Plan” shall mean a plan described in Section 4001(a)(3) of ERISA to which any Credit Party or ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the five preceding plan years made or accrued an obligation to make contributions.
“Negative Pick-up Obligation” means, with respect to any item of Product produced by a third party, a commitment to pay a certain sum of money or other Investment made by the Credit Party in order to obtain ownership, distribution rights or sales agency rights in such item of Product, but which does not require any payment (other than customary deposits) unless or until the requirements of clause (A) of the definition of Completion have been satisfied. Negative Pick-up Obligation includes both “traditional” negative pickup arrangements and indirect structures.
“Negative Variance Report” shall be as defined in the definition of “Eligible Unsold Rights Amount Advance Rate”.
“Net Cash Proceeds” shall mean cash proceeds received by a Credit Party as a result of the issuance of any Equity Interests or incurrence of any Indebtedness permitted hereunder in each case net of all legal, title and recording tax expenses, commissions, discounts, investment banking fees and other fees and expenses actually paid to Persons other than Affiliates in connection with such issuance or incurrence.
“Net Remaining Ultimates” shall mean with respect to any theatrical motion picture (on a Product by Product basis), the first cycle amounts (which are to be no greater than ten (10) years from the initial theatrical release) which are projected by the Borrower to become payable to a Credit Party as determined by the Borrower from time to time in accordance with this paragraph and in a manner otherwise reasonably acceptable to the Administrative Agent. The Net Remaining Ultimates shall be calculated initially on the date which is sixty (60) days after the initial general theatrical release in the United States of any such item of Product and thereafter on each date on which Borrowing Base Certificates are delivered from time to time. The computation of the Net Remaining Ultimates will be (i) computed in a manner consistent with ultimates prepared by the Borrower for accounting purposes, (ii) based, to the extent available, upon any supporting written material delivered to a Borrower under the relevant Distribution Agreement which will indicate the remaining uncollected amounts payable to the Borrower, (iii) present valued at the rate used by the Borrower for accounting purposes, not to be less than 8.0%, (iv) after deduction for all distribution fees and other remaining amounts deductible or which may be offset by a distributor or licensee from its obligation to make payments to the Borrower and any other remaining cost or expense incurred by a Credit Party for the distribution or other exploitation of such item of Product, (v) reduced by all Eligible Receivables and Other Receivables with respect to such Product, for any applicable territory and media which are otherwise included in the Borrowing Base, and (vi) shall not include any amounts in which the Administrative Agent (for the benefit of itself, any Issuing Bank and the Lenders) does not have a first priority perfected security interest under the UCC or other relevant personal property regime and applicable copyright law (except for amounts attributable to items of Product for which a guild has a first priority security interest which is otherwise permitted pursuant to Section 6.2(e) and/or (o) hereof).
“Non-U.S. Pension Plan” shall mean a Non-U.S. Plan that is a defined benefit pension plan that is required to be funded.
“Non-U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United

States by a Credit Party or one or more Subsidiaries of a Credit Party primarily for the benefit of employees of the Credit Party or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code; provided, however, that “Non-U.S. Plan” shall not include any such plan, fund or program maintained by a Governmental Authority.
“Note” or “Notes” shall have the meaning given to such term in Section 2.2 hereof.
“Notice of Assignment and Irrevocable Instructions” shall mean the Notice of Assignment and Irrevocable Instructions substantially in the form of Exhibit K hereto or in such other form as shall be acceptable to the Administrative Agent, including, without limitation, the inclusion of such notice and instructions in a Distribution Agreement.
“Obligations” shall mean (i) the obligation of the Borrower to make due and punctual payment of principal and interest on the Loans, the face amount of the Commitment Fees, any reimbursement obligations in respect of Letters of Credit, costs and attorneys’ fees and all other monetary obligations of the Borrower to the Administrative Agent, the Issuing Bank or any Group Lender under this Credit Agreement, the Notes, any other Fundamental Document or the Fee Letter, (ii) all amounts payable by any Credit Party or a Subsidiary of a Credit Party (other than Unrestricted Subsidiaries and Inactive Subsidiaries) to any Group Lender or its Affiliates under any Currency Agreement or Interest Rate Protection Agreement, provided that such Group Lender will use commercially reasonable efforts to provide notice thereof to the Administrative Agent within ten (10) Business Days after execution of such Currency Agreement or Interest Rate Protection Agreement (it being understood and agreed that the failure to provide such notice within ten (10) Business Days after the execution of such agreements will not result in the exclusion of the amounts payable pursuant to such agreements from the term ‘Obligations’), (iii) amounts payable to any Titled Lender (or any of their respective Affiliates) in connection with any bank account maintained by the Borrower or any other Credit Party or any Subsidiary of a Credit Party (other than Unrestricted Subsidiaries and Inactive Subsidiaries) at any Titled Lender (or at any of their respective Affiliates) or any other treasury, depository, purchasing card, cash management or other banking services provided to the Borrower or any other Credit Party or any Subsidiary of a Credit Party (other than Unrestricted Subsidiaries and Inactive Subsidiaries) by JPMorgan Chase Bank, N.A. (or by any of its Affiliates) including any automated clearing house transfers of funds or similar services and (iv) for purposes of Articles 8, 9 and 12, hereof and Annex I, the term “Obligations” shall also include the PA Obligations.
“Off-Balance Sheet Commitments” shall mean all binding, irrevocable commitments of the Credit Parties for the acquisition of items of Product, including cash flow commitments, Program Acquisition Guarantees, Negative Pick-up Obligations and print and advertising commitments which are not, pursuant to GAAP, reflected on the consolidated balance sheet of LGEC; provided, however, that such obligations for print and advertising commitments shall not be included in Off-Balance Sheet Commitments until principal photography has commenced for the item of Product to which such commitment relates.

“Other Acceptable Foreign Account Debtor” shall mean any Person listed as such on Schedule 1.2 hereto (as modified from time to time in accordance with Section 2.16).
“Other Receivables” shall mean those receivables or other rights to receive payments that meet all of the requirements of an “Eligible Receivable” but the obligor is not an Acceptable Obligor.
“PA Borrower” shall mean, jointly and severally, LGPA (and it successors) together with its Subsidiaries party to the PA Credit Agreement from time to time.
“PA Credit Agreement” shall mean that certain loan agreement entered into on April 10, 2008, by and between PA Lender and PA Borrower, as may be amended from time to time.
“PA Event of Default” shall mean an Event of Default, as defined in the PA Credit Agreement.
“PA Lender” shall mean Pennsylvania Regional Center, LP I and its permitted successors and assigns, as lender to PA Borrower pursuant to the terms of the PA Credit Agreement.
“PA Loan” shall mean the loans made under, and in accordance with, the PA Credit Agreement.
“PA Obligations” shall mean all “Obligations” owing by the PA Borrower to PA Lender as defined in the PA Credit Agreement.
“Participant Register” shall have the meaning given to such term in Section 13.3(h) hereof.
“PBGC” shall mean the Pension Benefit Guaranty Corporation and its sucessors.
“Pennsylvania Regional Financing Arrangement” shall mean the financing arrangement between LGPA, as borrower, and PA Lender, as lender, on substantially the terms set forth in the PA Credit Agreement.
“Percentage” shall mean with respect to any Group Lender, the percentage of the Total Commitment, represented by such Group Lender’s Commitment; provided however, that solely for purposes of Section 12.6 hereof (including determination of Pro Rata Share for use in connection with Section 12.6), Percentage shall be determined as if the PA Lender holds a Commitment equal to its commitment under the PA Credit Agreement and the Total Commitment were increased by such amount.
“Permitted Encumbrances” shall mean Liens permitted under Section 6.2 hereof.
“Permitted Preferred Stock” shall mean any shares of preferred stock issued by LGEC that does not require any cash payments (other than for regularly scheduled dividends) at any time prior to one year after the Maturity Date, whether for non-regularly scheduled dividends, mandatory redemption, change of control, put at the option of the holder or otherwise; provided that prior to the issuance of any such preferred stock, the Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer, in form and substance satisfactory to the Administrative Agent, demonstrating pro forma compliance with the covenants set forth in Section 6.14 through 6.16 hereof after giving effect to the issuance of such preferred stock.
“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the Net Cash Proceeds of which are substantially concurrently used to extend, refinance, renew, replace, redeem, repurchase, defease, repay or refund, in whole or in part (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) the Permitted Refinancing Indebtedness does not require any principal payments (whether scheduled or as a result of a mandatory prepayment, a “put” at the option of the holder, a sinking fund or similar payment) prior to one year after the Maturity Date except to the extent any such earlier principal payments were also required pursuant to the Indebtedness being Refinanced, (c) the Permitted Refinancing Indebtedness does not have additional security or Guaranties as compared to the Indebtedness being Refinanced, and (d) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced (unless otherwise approved by the Administrative Agent). For the avoidance of doubt, the term Refinance shall (i) include without limitation, the satisfaction of mandatory repayment or “put” obligations required by the terms of Convertible Senior Subordinated Notes, but shall exclude temporary repayments of outstanding loans under committed revolving credit facilities except to the extent accompanied by a permanent commitment reduction.
“Permitted Slate Financing” shall mean a financing transaction which Borrower and/or the Credit Parties may at their option consummate and which satisfies all of the following criteria: (i) the borrower or issuer in such transaction (each a “SlateCo”) will be a new corporation, limited liability company or limited partnership formed solely for the purpose of a Permitted Slate Financing; (ii) each SlateCo will not engage in any business other than producing, acquiring or funding the print and advertising expenses of items of Product to be distributed by Borrower or one or more other Credit Parties; (iii) either (a) each SlateCo will be a direct or indirect wholly-owned subsidiary of Borrower and will become a Guarantor of the Facility and/or (b) each SlateCo has entered into a Distribution Agreement with a Credit Party which includes a security interest granted by each SlateCo in favor of a Credit Party, and is on terms satisfactory to the Administrative Agent, and in both case (a) and (b), the obligations of the applicable SlateCo as a Guarantor of the Facility and the related security interests in favor of the Administrative Agent and/or security interests in favor of a Credit Party shall be subordinated to the rights, claims and security interests of the providers of the applicable Permitted Slate Financing and subject to an intercreditor agreement to be negotiated in good faith by the Administrative Agent taking into consideration the rights in the collateral agreed to be pledged under such Permitted Slate Financing; (iv) the Investment made by the Borrower and/or the other Credit Parties in all SlateCos and the Permitted Slate Financings after the Closing Date (including Investments made by a Credit Party after the Closing Date with respect to Permitted Slate Financings that closed prior to the Closing Date), together with all Investments in any Permitted Slate Transaction that does not satisfy condition (x) and/or (xi) of the definition of Permitted Slate Transaction, shall not exceed U.S.$ “[REDACTED]” (plus any returns of capital actually received by the Credit Parties in respect of Investments made after the Closing Date by it in all SlateCos and Permitted Slate Financings) unless otherwise agreed to by the Required Lenders (the “Slate Cap”), (v) all indebtedness incurred by the applicable SlateCo will be expressly non-recourse to any other Credit Party except (A) for the assignment of such SlateCo’s rights under the distribution agreement(s) to be entered into with one or more other Credit Parties, (B) unsecured Guarantees in an amount, together with Guarantees permitted pursuant to Section 6.3(ix), in an amount not to exceed $“[REDACTED]”or (C) as otherwise approved by the Administrative Agent; and (vi) all other terms and conditions shall be satisfactory to the Administrative Agent; provided, however, that an ordinary course acquisition, financing, co-production, co-venture and/or other co-financing of items of Product permitted pursuant to Sections 6.1(f), 6.1(g), 6.1(k), 6.2(f), 6.1(o), 6.2(n), 6.2(p), 6.2(s), 6.2(v), 6.2(x), 6.3(i), 6.3(ii), 6.3(v), 6.3(x), 6.4(ii), 6.4(iii), 6.4(xii) and 6.8 will not constitute a Permitted Slate Financing.
“Permitted Slate Transaction” shall mean a transaction which Borrower and/or the Credit Parties may at their option consummate and which satisfies all of the following criteria: (i) the borrower or the issuer in such transaction (each, a “ProdCo”) will be a new corporation, limited liability company or limited partnership formed solely for the purpose of a Permitted Slate Transaction; (ii) each ProdCo will not engage in any business other than producing, acquiring or funding the print and advertising expenses of items of Product to be distributed by Borrower or one or more other Credit Parties; (iii) the investors or financiers in the applicable Permitted Slate Transaction will establish a new corporation, limited liability company or limited partnership formed solely for the purpose of such Permitted Slate Transaction (each, an “InvestCo”); (iv) Borrower or any other Credit Party and each InvestCo will acquire (1) shares, membership interests, limited partnership interests, as applicable, in the applicable ProdCo or (2) revenue participations in the items of Product to be produced by such ProdCo; (v) the shares, membership interests, limited partnership interest, or revenue participations, as applicable, in any ProdCo owned by the Borrower or one or more other Credit Parties will be considered Pledged Securities but such ProdCo will not be a Guarantor; (vi) each ProdCo will acquire from Borrower or the Credit Parties ownership of items of Product; (vii) each ProdCo will grant to Borrower or any other Credit Party distribution and exploitation rights in those items of Product acquired by such ProdCo; (viii) the obligation of Borrower, the other Credit Parties and/or each ProdCo, as applicable, to remit revenues from such items of Product to the applicable InvestCo shall be treated as a participation to be deducted from the Borrowing Base value of such items of Product to the extent otherwise eligible for inclusion in the Borrowing Base; (ix) if required by the Administrative Agent, the Administrative Agent and the secured creditors of the applicable InvestCo and/or the applicable ProdCo shall enter into an intercreditor agreement setting out their respective interests and security interests in the applicable ProdCo items of Product and the revenues derived therefrom; (x) nothing in the documentation and/or structure for a Permitted Slate Transaction shall permit InvestCo to receive distributions or otherwise receive a return of its Investment except on a pro rata or subordinated basis with the recovery by the Borrower and/or Credit Party of its Investment in the applicable ProdCo (provided, however, that if this condition (x) is not satisfied, such transaction will qualify as a Permitted Slate Transaction, but the Investment in such transaction will be included in and subject to the Slate Cap), (xi) ProdCo may not incur Indebtedness other than Subordinated Indebtedness (provided, however, that if this condition (xi) is not satisfied, such transaction will qualify as a Permitted Slate Transaction, but the Investment in such transaction will be included in and subject to the Slate Cap), and (xii) all other terms and conditions of the transaction shall be satisfactory to the Administrative Agent.
“Person” shall mean any natural person, corporation, division of a corporation, limited liability company, partnership, trust, joint venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.
“Physical Materials” shall have the meaning given to such term in paragraph (iv) of the definition of “Collateral” herein.
“Pledge of Debenture” shall mean a pledge of debenture substantially in the form of Exhibit M-2 hereof or such other form as may be acceptable to the Administrative Agent.
“Pledged Collateral” shall mean the Pledged Securities and any proceeds (as defined in Section 9-306(1) of the UCC) of the Pledged Securities.
“Pledged Securities” shall mean all of the issued and outstanding capital stock or other equity interests of each of the Credit Parties (other than LGEC) and all other equity securities or interests now owned or hereafter acquired by any of the Credit Parties, including without limitation the securities listed in Schedule 3.7(a) hereto; provided, however, that anything to the contrary herein notwithstanding, Pledged Securities shall not include (i) the Equity Interests of Controlled Foreign Subsidiaries which are owned directly by another Controlled Foreign Subsidiary, (ii) Equity Interests in excess of 65% of the Equity Interests in any Controlled Foreign Subsidiary which are owned directly by a Credit Party which is not a Controlled Foreign Subsidiary or (iii) any Excluded Beneficial Interests.
“Pledgeholder Agreement” shall mean a laboratory pledgeholder agreement among a Credit Party (or Credit Parties), the Administrative Agent, certain distributors (as applicable), the Approved Completion Guarantor (if there is one), and one or more Laboratories, substantially in the form of Exhibit E-1 or Exhibit E-2 hereto, or in such other form and with such additional parties as shall be acceptable to the Administrative Agent.
“Pledgors” shall mean those Credit Parties that own any of the Pledged Securities.
“Positive Variance Report” shall be as defined in the definition of “Eligible Unsold Rights Amount Advance Rate”.

“PPSA” shall mean unless otherwise provided in this Credit Agreement, the Personal Property Security Act, R.S.O. 1990 c.P.10 as heretofore and hereafter amended and in effect in the Province of Ontario, or, where the context requires, the legislation of the other provinces of Canada relating to security in personal property generally, including accounts receivable, as adopted by and in effect from time to time in such provinces or territories in Canada, as applicable.
“Pro Rata Share” shall mean with respect to any Obligation or other amount, each Group Lender’s pro rata share of such Obligation or other amount determined in accordance with such Group Lender’s Percentage.
“Product” shall mean any motion picture, film or video tape or other audio-visual work or episode thereof produced for theatrical, non-theatrical or television release or for release in any other medium, in each case whether recorded on film, videotape, cassette, cartridge, disc or on or by any other means, method, process or device whether now known or hereafter devised, with respect to which any Credit Party (i) is the copyright owner or (ii) acquires an equity interest or distribution or sales agency rights. The term “item of Product” shall include, without limitation, the scenario, screenplay or script upon which such item of Product is based, all of the properties thereof, tangible and intangible, and whether now in existence or hereafter to be made or produced, whether or not in possession of the Credit Parties, and all rights therein and thereto, of every kind and character.
“Production Account(s)” shall mean individually or collectively, as the context so requires, each demand deposit account(s) established by a Credit Party or Special Purpose Producer at a commercial bank located in the United States or Canada or otherwise reasonably acceptable to the Administrative Agent, for the sole purpose of paying the production costs of a particular item of Product, and, where applicable, as to which the Approved Completion Guarantor for such item of Product, has agreed in writing that amounts deposited in such account shall be deemed available for production of such item of Product, for purposes of the Completion Guaranty for such item of Product.
“Production Credit” shall mean, for any item of Product intended initially for release in the theatrical market that is not a Seasoned Picture, commencing (A) with respect to items of Product financed solely by a Credit Party, at the start of principal photography, (B) with respect to items of Product produced by a Credit Party with outside financing, upon repayment in full of such outside financing, and (C) with respect to all other items of Product (including items of Product acquired by any Credit Party), upon Completion of such item of Product (unless a Letter of Credit is issued in support of the Credit Party’s minimum payment obligation to acquire rights in such item of Product, but only if (x) proof of Completion of the item of Product must be presented in order to draw under the Letter of Credit and (y) the portion of the Borrowing Base attributable to such Production Credit for such item of Product does not exceed the amount of such Letter of Credit for such item of Product, in which case the Production Credit will be calculated from the date the Letter of Credit is issued), in each case, until the earlier of (i) the date such item of Product becomes a Seasoned Picture, and (ii) the date that is twelve (12) months after the Completion of such item of Product, an amount equal to the product of (x) the

Credit Parties’ share of the Budgeted Negative Cost of such item of Product (inclusive of capitalized overhead as provided in the GAAP financial statements), multiplied by (y) 35.0%, provided, however, the Production Credit will be reduced by 1.0% for each 0.01 reduction in the Film Spending Ratio below 1.0; provided, further that if in a subsequent calculation of the Film Spending Ratio the ratio increases, the Production Credit will be increased by 1.0% for each 0.01 increase in the ratio up to 1.0 (For the avoidance of doubt, if the Film Spending Ratio is 0.99 to 1.0, the Production Credit will be reduced from 35.0% to 34.0% and can be increased back to 35.0% if the Film Spending Ratio later increases to 1.0 to 1.0 or better); provided, however, that no Production Credit will be given for an item of Product in which the Administrative Agent (for the benefit of itself, the Issuing Bank and the Group Lenders) does not have a first priority perfected security interest (except for amounts attributable to items of Product for which a guild has a first priority security interest which is otherwise permitted pursuant to Section 6.2(e) and/or (o) hereof).
“Production Exposure” for an item of Product shall mean (i) with respect to any item of Product for which a Credit Party has direct production responsibility, the Budgeted Negative Cost for such item of Product (net of amounts being cash-flowed as and when needed by a third party unrelated to a Credit Party pursuant to contractual arrangements reasonably acceptable to the Administrative Agent), and (ii) with respect to all other Product, the acquisition price paid or to be paid by a Credit Party for such item of Product or any rights therein, including without limitation, the amount of any related Program Acquisition Guarantee, Negative Pick-up Obligations or co-financing obligation.
“Program Acquisition Guarantees” shall mean any commitment of a Credit Party to a producer or owner of Product in conjunction with the acquisition of Product, distribution rights or sales agency rights in Product by such Credit Party to the effect that (a) the gross revenues to be generated in the future from the exploitation of such Product or the net revenues to be received by such producer or owner from the exploitation of such Product will equal or exceed an amount specified in the acquisition agreement related to such Product or (b) otherwise requires payment by the Credit Party of a minimum amount specified in the acquisition agreement related to such Product regardless of actual performance of such Product.
“Quiet Enjoyment” shall have the meaning given such term in Section 8.13 hereof.
“Register” shall have the meaning given such term in Section 13.3(e) hereof.
“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation T”, “Regulation U” or “Regulation X” shall mean such regulation of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Replication Advances” shall mean advances incurred pursuant to dvd replication, tape duplication or film processing transactions which require repayment if certain volume commitments are not fulfilled provided that repayment of such advances (w) may not be accelerated or be required to be paid on demand unless such repayment obligation is completely unsecured, (x) do not require cash payments of interest, (y) are on terms at least as favorable as the Credit Parties’ current replication deals and (z) matures after the Maturity Date.
“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA, other than a reportable event as to which provision for 30-day notice to the PBGC would be waived under applicable regulations had the regulations in effect on the Closing Date been in effect on the date of occurrence of such reportable event.
“Required Lenders” shall mean Group Lenders holding at least 51% of the Total Credit Exposure.
“Restricted Payment” shall mean (i) any distribution, cash dividend or other direct or indirect payment on account of shares of any Equity Interest in any Credit Party, (ii) any redemption or other acquisition, re-acquisition or retirement by a Credit Party of any Equity Interest in any Credit Party or an Affiliate, now or hereafter outstanding, (iii) any payment made to retire, or obtain the surrender of, any outstanding warrants, puts or options or other rights to purchase or otherwise acquire any Equity Interest in any Credit Party or an Affiliate, now or hereafter outstanding, (iv) any payment by a Credit Party of principal of, premium, if any, or interest on, or any redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt or any Replication Advance and (v) any payment under any Synthetic Purchase Agreement.
“Seasoned Picture” shall mean an item of Product that has been theatrically released in the United States for at least sixty (60) days and for which the required calculation of Net Remaining Ultimates has been delivered to the Administrative Agent.
“Second Priority Intercreditor Agreement” shall mean that certain intercreditor agreement, dated as of October 21, 2009 (as the same may be amended, supplemented, modified, renewed or replaced from time to time), by and among the Administrative Agent, U.S. Bank National Association, as collateral agent and Borrower relating to the Senior Secured Second Priority Notes.
“Senior Secured Second Priority Notes” shall mean Borrower’s 10.25% Senior Secured Second Priority Notes due 2016 which were issued pursuant to that certain Indenture, dated as of October 21, 2009 (as the same may be amended, supplemented, modified, renewed or replaced from time to time), by and among Borrower, LGEC, the other guarantors referred to therein and U.S. Bank National Association, as trustee.
“Services Company” shall mean a corporation (which may or may not be a subsidiary of the Borrower) having a permanent establishment in Quebec which provides production services pursuant to a production services agreement between MQP and such Services Company.

“SGF” shall mean SGF Entertainment Inc., a subsidiary of the Societe Generale Financement du Quebec, and its successors.
“SGF Co-Financing Arrangement” shall mean the co-financing arrangement by and among MQP, LGEC and SGF pursuant to which, among other things, (i) MQP agreed to sell revenue participation interests in certain motion pictures and television productions to SGF pursuant to that certain Revenue Participation Purchase Agreement among MQP, SGF, LGF and Lions Gate Television Inc. (“LGT”) dated as of July 25, 2007, (ii) MQP licensed certain motion pictures to LGF pursuant to that certain Master Distribution Agreement (Film Productions) between MQP and LGF, dated as of July 25, 2007 and (iii) MQP agreed to license certain television productions to LGT pursuant to that certain Master Distribution Agreement (Television Productions) between MQP and LGF, dated as of July 25, 2007.
“Sharing Event” shall mean that (i) an Event of Default shall have occurred and be continuing and such Event of Default shall either be (x) an Event of Default specified in paragraph (h) or (i) of Article 7 hereof or (y) any other Event of Default for which the Administrative Agent has opted to, or has been directed by the Required Lenders to, declare the principal of and interest on the Loans and Notes and all other amounts payable hereunder or thereunder to be forthwith due and payable or (ii) the Borrower has failed to pay all outstanding Obligations at the Maturity Date.
“Slate Cap” shall be as defined in the definition of “Permitted Slate Financing”.
“Special Purpose Producer” shall mean a special purpose corporation or limited liability company formed solely for the purpose of producing a particular theatrical motion picture, television series or direct to home video Product which, in each case, will be purchased or distributed by a Credit Party.
“Sterling” and “£” shall mean lawful money of the United Kingdom of Great Britain and Northern Ireland.
“Strike Price” shall mean, with respect to any item of Product, the amount of funds required to be provided for the production of such item of Product under the relevant Completion Guaranty.
“Subordinated Debt” shall mean the Convertible Senior Subordinated Notes, the Senior Secured Second Priority Notes, and other Indebtedness (including Permitted Refinancing Indebtedness which is issued in respect of other Subordinated Debt) issued after the date hereof pursuant to Section 6.1(h) and (i).
“Subsidiary” shall mean with respect to any Person, any corporation, association, joint venture, partnership, limited liability company or other business entity (whether now existing or hereafter organized) of which at least a majority of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, owned or controlled by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person; provided, however, that for purposes of this Credit Agreement (other than in the definition of Unrestricted Subsidiary and Inactive Subsidiary) and the Fundamental Documents, neither an Unrestricted Subsidiary nor an Inactive Subsidiary shall be a Subsidiary of any Credit Party.
“Summit” means Summit Entertainment, LLC and its successors.
“Summit Credit Facility” shall mean the credit facility in the aggregate principal amount of $500,000,000 extended to Summit, pursuant to the amended and restated credit, security guaranty and pledge agreement dated as of February 21, 2012 (as the same may be amended, supplemented or otherwise renewed or replaced from time to time), among Summit, as borrower, the guarantors referred to therein, the lenders referred to therein and JPMorgan Chase Bank, N.A., as administrative agent.
“Synthetic Purchase Agreement” means any swap, derivative or other agreement or combination of agreements pursuant to which any Credit Party is or may become obligated to make (i) any payment in connection with a purchase by any third party from a Person other than a Credit Party of any Equity Interest in any Credit Party or any Subordinated Debt or (ii) any payment (other than on account of a permitted purchase by it of any Equity Interest in any Credit Party or any Subordinated Debt) the amount of which is determined by reference to the price or value at any time of any Equity Interest in any Credit Party or any Subordinated Debt; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of a Credit Party (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.
“Titled Lenders” shall mean the Administrative Agent, the Co-Syndication Agents, the Joint Bookrunners, the Joint Lead Arrangers and the Co-Documentation Agents.
“Total Commitment” shall mean the aggregate amount of the Commitments then in effect of all Group Lenders, as such amount may be reduced from time to time in accordance with the terms of this Credit Agreement.
“Total Credit Exposure” shall mean an amount equal to (i) the aggregate principal amount of all outstanding Loans hereunder, plus (ii) the then current amount of L/C Exposure, plus (iii) the aggregate amount of the unused Total Commitments then in effect.
“Total Debt Ratio” shall mean the ratio of (i) the Gross Borrowing Base to (ii) all outstanding Loans, plus the L/C Exposure, plus the aggregate amount of all outstanding Subordinated Debt (other than production financing debt), plus amounts outstanding under the PA Loan, plus, without duplication, any senior, unsecured debt of LGEC.
“Trademark Security Agreement” shall mean the Third Amended and Restated Trademark Security Agreement substantially in the form of Exhibit F-1 hereto to be executed by the Borrower, as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time.

“Trademark Security Agreement Supplement” shall mean the Trademark Security Agreement Supplement substantially in the form of Exhibit F-2 hereto.
“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York on the date of execution of this Credit Agreement.
“Ultimates Advance Rate” shall mean, with respect to any date on which the Borrowing Base is to be determined, 80%; provided that, if the Ultimates Percentage, calculated as of such date of determination, is less than 90%, the Ultimates Advance Rate shall be 80% multiplied by such Ultimates Percentage. For the avoidance of doubt, the Ultimates Advance Rate may never be greater than 80%.
“Ultimates Percentage” shall mean, for any Determination Date with respect to the greater number of items of Product comprising (i) the twelve most recent Seasoned Pictures with a Budgeted Negative Cost greater than or equal to $5,000,000, and (ii) all Seasoned Pictures released in the last two years with a Budgeted Negative Cost greater than or equal to $5,000,000, in each case, for which six (6) months has elapsed from the date upon which each such Seasoned Picture has become seasoned, a ratio (expressed as a percentage) of (i) the sum of Cumulative Ultimates for such Seasoned Pictures as of such Determination Date to (ii) the sum of Cumulative Ultimates for such Seasoned Picture determined for each such Seasoned Picture on the date it became a Seasoned Picture.
“Uncompleted” shall mean not Completed.
“Unrestricted Subsidiary” shall mean each Subsidiary of LGEC listed in Schedule 3.7(d) and any other Subsidiary of LGEC which is (i) acquired without the use of any of the proceeds from the Loans or the issuance of any other Indebtedness and (ii) designated by the Borrower as an Unrestricted Subsidiary in a written notice to the Administrative Agent; provided, however, that (A) after giving effect to such designation, no Default or Event of Default shall be continuing at the time of such designation or on a pro forma basis as of the most recent date for which a compliance certificate has been delivered pursuant to Section 5.1(a) hereof and (B) the Borrower may elect that any Unrestricted Subsidiary no longer remain an Unrestricted Subsidiary by providing written notice thereof to the Administrative Agent along with an Instrument of Assumption and Joinder executed by such former Unrestricted Subsidiary, appropriate UCC-1 financing statements, certificates representing all Pledged Securities owned by such former Unrestricted Subsidiary together with an undated stock power executed in blank, corporate documents to the extent set forth in Section 4.1(a) and, upon request, written opinions of counsel (which may be an employee of, or counsel for, a Credit Party) in form and substance reasonably satisfactory to the Administrative Agent; provided, further, that after giving effect to such election, no Default or Event of Default shall be continuing at the time of such election or on a pro forma basis as of the most recent date for which a compliance certificate has been delivered pursuant to Section 5.1(a) hereof; provided, further, that each Subsidiary of an Unrestricted Subsidiary shall be deemed to be an Unrestricted Subsidiary.

“USA Patriot Act” shall mean the USA Patriot Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) as amended, and the rules and regulations thereunder and any successors thereto.
“U.S. Dollar Equivalent” shall mean on any Business Day (i) with respect to any amount which is denominated in Sterling, the amount in U.S. Dollars determined by converting Sterling into U.S. Dollars at the Administrative Agent’s spot rate in effect at 11:00 a.m. (London Time) on such Business Day and (ii) with respect to any amount that is denominated in a currency other than U.S. Dollars and Sterling, the amount in U.S. Dollars determined by converting such other currency into U.S. Dollars at the Administrative Agent’s spot rate in effect at 11:00 a.m. (London Time) on such Business Day, as determined by the Administrative Agent; provided, however, the Administrative Agent may, in its sole discretion adjust the U.S. Dollar Equivalent for any currency other than U.S. Dollars and Sterling to reflect any hedging agreement in effect.
“U.S. Dollars”, “U.S.$” and “$” shall mean lawful money of the United States of America.
“U.S. Plan” shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA (other than a Multiemployer Plan), maintained or contributed to by any Credit Party, or any ERISA Affiliate, or with respect to which any Credit Party could otherwise have any liability.
“Valuation Report” shall have the meaning given to such term in Section 5.1(h) hereof.

2.	THE LOANS
SECTION 2.1    Loans to the Borrower.
(a)    Subject to Section 2.1(k), each Group Lender, severally and not jointly, agrees, upon the terms and subject to the conditions hereof, to make Loans to the Borrower on any Business Day and from time to time from the Closing Date to but excluding the Commitment Termination Date, each in a principal amount which when added to the aggregate principal amount of all Loans then outstanding to the Borrower from such Group Lender, plus such Group Lender’s Pro Rata Share of the then current L/C Exposure, does not exceed such Group Lender’s Commitment.
(b)    Notwithstanding anything to the contrary in this Section 2.1, a Group Lender shall not be obligated to make any Loan or to incur any incremental L/C Exposure if, as a result thereof, either (i) the sum of the aggregate principal amount of all Loans then outstanding plus the then current L/C Exposure would exceed the Total Commitment then in effect or (ii) the sum of the aggregate principal amount of all Loans then outstanding plus the then current L/C Exposure would exceed the Borrowing Base.

(c)    Subject to the terms and conditions of this Credit Agreement, at any time prior to the Commitment Termination Date, the Borrower may borrow, repay and re-borrow amounts constituting the Commitments.
(d)    Each Loan under this Section 2.1 shall be either an Alternate Base Rate Loan or Eurodollar Loan (each such type of Loan, an “Interest Rate Type”) as the Borrower may request. Subject to Section 2.10(d), each Group Lender may at its option fulfill its Commitment with respect to any Eurodollar Loan by causing a foreign branch or affiliate to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms hereof and of the relevant Note. Subject to the other provisions of this Section and Sections 2.7(b), 2.10 and 2.11, Loans of more than one Interest Rate Type may be outstanding at the same time.
(e)    Each Loan requested under this Section 2.1 on any date shall be made by each Group Lender in accordance with its respective Percentage.
(f)    The Borrower shall give the Administrative Agent prior written, facsimile or telephonic (promptly confirmed in writing) notice of each Borrowing hereunder. Each such notice shall be irrevocable and to be effective, must be received by the Administrative Agent not later than 2:00 p.m., New York City time, (i) in the case of Alternate Base Rate Loans, on the Business Day preceding the date on which such Loan is to be made and (ii) in the case of Eurodollar Loans, on the third (3rd) Business Day preceding the date on which such Loan is to be made. Such notice shall specify (A) the amount of the requested Loan, (B) the date on which such Loan is to be made (which shall be a Business Day), and (C) whether the Loan then being requested is to be (or what portion or portions thereof are to be) an Alternate Base Rate Loan or a Eurodollar Loan and the Interest Period or Interest Periods with respect thereto in the case of Eurodollar Loans. In the case of a Eurodollar Loan, if no election of an Interest Period is specified in such notice, such notice shall be deemed a request for an Interest Period of one month. If no election is made as to the Interest Rate Type of any Loan, such notice shall be deemed a request for an Alternate Base Rate Loan.
(g)    The Administrative Agent shall promptly notify each Group Lender of its proportionate share of each Borrowing, the date of such Borrowing, the Interest Rate Type of each Loan being requested and the Interest Periods applicable thereto. On the borrowing date specified in such notice, each Group Lender shall make its share of the Borrowing available at the office of JPMorgan Chase Bank, Loan and Agency Services Group, 10 South Dearborn, Floor 7, Chicago, Illinois 60603, Attention: Loan Services (Lions Gate Entertainment Inc.), for credit to the Clearing Account and in each case, no later than 12:00 noon New York City time, in Federal or other immediately available funds. Upon receipt of the funds to be made available by the Group Lenders to fund any Borrowing of Loans hereunder, the Administrative Agent shall disburse such funds by depositing the requested amounts into an account specified by the Borrower.
(h)    Notwithstanding any provision to the contrary in this Credit Agreement, the Borrower shall not, in any notice of borrowing under this Section 2.1 request any Eurodollar Loan which, if made, would result in an aggregate of more than twenty (20) separate Eurodollar

Loans of any Group Lender being outstanding hereunder at any one time. For purposes of the foregoing, Eurodollar Loans having Interest Periods commencing or ending on different days shall be considered separate Eurodollar Loans.
(i)    The aggregate amount of any Borrowing under the Facility consisting of Eurodollar Loans shall be in a minimum aggregate principal amount of U.S.$1,000,000 or such greater amount which is an integral multiple of U.S.$100,000 and the aggregate amount of any Borrowing under the Facility consisting of Alternate Base Rate Loans shall be in a minimum aggregate principal amount of U.S.$500,000 or such greater amount which is an integral multiple of U.S.$100,000 (or such lesser amount as shall equal (i) the available but unused portion of the Total Commitment then in effect or (ii) the amount of any Borrowing to fund drawings under Letters of Credit).
(j)    Notwithstanding the provisions of clause (g) above and/or the absence of a request from the Borrower that the Group Lenders make a Loan, the Required Lenders may direct the Group Lenders to make Loans and apply the proceeds thereof as follows:
(i)    if the Approved Completion Guarantor for any item of Product being produced by a Credit Party or for which receivables are included in the Borrowing Base shall take over production of such item of Product pursuant to the Completion Guaranty with respect to such item of Product, to make Loans up to the Strike Price with respect to the production of such item of Product and pay the proceeds thereof directly to the Approved Completion Guarantor to be used to finance the production and delivery of such item of Product pursuant to the terms of the Completion Guaranty; and
(ii)    if an Event of Default shall have occurred and be continuing, to make Loans with respect to any item of Product being produced by a Credit Party or for which receivables are included in the Borrowing Base and pay the proceeds thereof directly to Persons providing services in connection with the production, delivery and distribution of such Product so as to ensure Completion of such item of Product and/or the collection of Eligible Receivables.
(k)    In addition to all of the other requirements contained herein, in order for the Borrower to borrow under the Facility, any amount drawn down must, for so long as amounts are outstanding under the Senior Secured Second Priority Notes, (i) qualify as “First Priority Obligations” as defined in the Second Priority Intercreditor Agreement, and (ii) be permitted under the indenture governing the Senior Secured Second Priority Notes.
SECTION 2.2    Notes; Repayment. Any Lender may request that the Loans made by such Lender hereunder be evidenced by a promissory note substantially in the form of Exhibit A hereto (each a “Note”). In such event the Borrower shall prepare a Note in the face amount of each such Group Lender’s Commitment, payable to the order of each such Group Lender, duly executed on behalf of the Borrower, and dated as of the date hereof or the date such Lender becomes an Group Lender. The outstanding principal balance of each Loan shall be payable in full on the Maturity Date, subject to mandatory prepayment as provided in Section 2.9 hereof and acceleration as provided in Article 7 hereof.

SECTION 2.3    Letters of Credit.
(a)    Upon the terms and subject to the conditions hereof and of Applicable Law, the Issuing Bank agrees, upon the request of the Borrower, to issue Letters of Credit (and to extend Letters of Credit previously issued hereunder) payable in U.S. Dollars or any other foreign currency acceptable to the Administrative Agent from time to time after the Closing Date and prior to the Commitment Termination Date, provided, however, that (A) the Borrower shall not request, and the Issuing Bank shall not issue, any Letter of Credit if, after giving effect thereto, either (i) (x) the sum of the aggregate principal amount of all Loans then outstanding, in the case of Letters of Credit issued for the account of the Borrower, plus the then current L/C Exposure would exceed the Total Commitment then in effect, (ii) the sum of the aggregate principal amount of all Loans and then outstanding plus the then current L/C Exposure would exceed the Borrowing Base, or (iii) the then current L/C Exposure would exceed $100,000,000, and (B) the Borrower shall not request, and the Issuing Bank shall not issue (or extend), any Letter of Credit having an expiration date (x) later than the tenth day prior to the Commitment Termination Date or (y) more than one year after its date of issuance (or extension).
(i)    Immediately upon the issuance of each Letter of Credit, each Group Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Bank a participation in such Letter of Credit in accordance with such Group Lender’s Percentage.
(ii)    Each Letter of Credit may, at the option of the Issuing Bank, provide that the Issuing Bank may (but shall not be required to) pay all or any part of the maximum amount which may at any time be available for drawing thereunder to the beneficiary thereof upon the occurrence or continuation of an Event of Default and the acceleration of the maturity of the Loans, as applicable, provided that, if payment is not then due to the beneficiary, the Issuing Bank shall deposit the funds in question in a segregated account with the Issuing Bank to secure payment to the beneficiary and any funds so deposited shall be paid to the beneficiary of the Letter of Credit if conditions to such payment are satisfied or returned to the Issuing Bank for distribution to the Group Lenders (or, if all Obligations shall have been paid in full in cash, to the Borrower) if no payment to the beneficiary has been made and the final date available for drawings under the Letter of Credit has passed. Each payment or deposit of funds by the Issuing Bank as provided in this paragraph shall be treated for all purposes of this Credit Agreement as a drawing duly honored by such Issuing Bank under the related Letter of Credit.
(b)    Whenever the Borrower desires the issuance of a Letter of Credit, it shall deliver to the Administrative Agent and the Issuing Bank a written notice no later than 2:00 p.m. (New York City time) at least three (3) Business Days prior to the proposed date of issuance. That notice shall specify (i) the proposed date of issuance (which shall be a Business Day), (ii) the face amount of the Letter of Credit, (iii) the expiration date of the Letter of Credit and (iv) the name and address of the beneficiary. Such notice shall be accompanied by a brief description of the underlying transaction and upon request of the Issuing Bank or the Administrative Agent, the Borrower shall provide additional details regarding the underlying transaction. Concurrently with the giving of written notice of a request for the issuance of a Letter of Credit, the Borrower shall provide a precise description of the documents and the verbatim text of any certificate to be presented by the beneficiary of such Letter of Credit which, if presented by such beneficiary prior to the expiration date of the Letter of Credit, would require the Issuing Bank to make payment under the Letter of Credit; provided, however, that the Issuing Bank, in its reasonable discretion, may require customary changes in any such documents and certificates to be presented by the beneficiary. Upon issuance of each Letter of Credit to the Borrower, the Issuing Bank shall notify the Administrative Agent of the issuance of such Letter of Credit. Promptly after receipt of such notice, the Administrative Agent shall notify each Group Lender of the issuance and the amount of such Group Lender’s respective participation in the applicable Letter of Credit.
(c)    The acceptance and payment of drafts under any Letter of Credit shall be made in accordance with the terms of such Letter of Credit and the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600, as adopted or amended from time to time. The Issuing Bank shall be entitled to honor any drafts and accept any documents presented to it by the beneficiary of such Letter of Credit in accordance with the terms of such Letter of Credit and believed by the Issuing Bank in good faith to be genuine. Except as otherwise required by Applicable Law which cannot be waived, the Issuing Bank shall not have any duty to inquire as to the accuracy or authenticity of any draft or other drawing documents which may be presented to it, but shall be responsible only to determine in accordance with customary commercial practices that the documents which are required to be presented before payment or acceptance of a draft under any Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit.
(d)    If the Issuing Bank shall make payment on any draft presented under a Letter of Credit (regardless of whether a Default, Event of Default or acceleration has occurred), the Issuing Bank shall give notice of such payment to the Administrative Agent and the Group Lenders, and each Group Lender hereby authorizes and requests the Issuing Bank to advance for its account, pursuant to the terms hereof, its share of such payment based upon its participation in the Letter of Credit and agrees promptly to reimburse the Issuing Bank in immediately available funds for the U.S. Dollar equivalent of the amount so advanced on its behalf by the Issuing Bank. If any such reimbursement is not made by any Group Lender in immediately available funds on the same day on which the Issuing Bank shall have made payment on any such draft, such Group Lender shall pay interest thereon to the Issuing Bank at a rate per annum equal to the Issuing Bank’s cost of obtaining overnight funds in the New York Federal Funds Market for the three (3) Business Days following the time such Group Lender fails to make the reimbursement and thereafter at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.
(e)    The Borrower is absolutely, unconditionally and irrevocably obligated to reimburse all amounts drawn under each Letter of Credit. If any draft is presented under a Letter of Credit, the payment of which is required to be made at any time on or before the Commitment Termination Date, then payment by the Issuing Bank of such draft shall constitute an Alternate Base Rate Loan in an amount equal to the U.S. Dollar amount drawn under the Letter of Credit hereunder and interest shall accrue from the date the Issuing Bank makes payment on such draft under such Letter of Credit. If any draft is presented under a Letter of Credit, the payment of which is required to be made after the Commitment Termination Date or at the time when an Event of Default or Default shall have occurred and then be continuing, then the Borrower shall immediately pay to the Issuing Bank, in immediately available funds in the currency in which such Letter of Credit was issued, the full amount of such draft together with interest thereon at a rate per annum of 2% in excess of the rate then in effect for Alternate Base Rate Loans from the date on which the Issuing Bank makes such payment of such draft until the date it receives full reimbursement for such payment from the Borrower. The Borrower further agrees that the Issuing Bank may reimburse itself for such drawing from the balance in the Clearing Account or from the balance in any other account of the Borrower maintained with the Issuing Bank.
(f)    The Borrower agrees to pay the following amounts to the Issuing Bank for its own account with respect to Letters of Credit issued by it hereunder:
(A)    with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with the Issuing Bank’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or drawing, as the case may be; and
(B)    a fronting fee payable to the Issuing Bank for the period from and including the Closing Date to, but excluding, the Maturity Date, computed at a rate equal to ¼ of 1% per annum of the daily average L/C Exposure (calculated on the basis of a 360-day year), such fee to be due and payable in arrears on and through the last Business Day of each March, June, September and December in each year (commencing on the last Business Day of September, 2012) prior to the Maturity Date or the expiration of the last outstanding Letter of Credit (whichever is later) and on the later of the Maturity Date and the expiration of the last outstanding Letter of Credit.
(g)    The Borrower agrees to pay to the Administrative Agent for distribution to each Group Lender in respect of its L/C Exposure, such Group Lender’s Pro Rata Share of a commission (calculated on the basis of a 360-day year) equal to (A) a per annum percentage rate equal to the Applicable Margin for Eurodollar Loans multiplied by (B) the average daily amount of the L/C Exposure. Such commission shall be due and payable in arrears on and through the last Business Day of each March, June, September and December (commencing the last Business Day of September, 2012) prior to the Maturity Date or the expiration of the last outstanding Letter of Credit (whichever is later) and on the later of the Maturity Date and the expiration of the last outstanding Letter of Credit.
(h)    Promptly upon receipt by the Issuing Bank or the Administrative Agent of any amount described in clause (B) of Section 2.3(f) or any amount described in Section 2.3(e) previously reimbursed to the Issuing Bank by the Group Lenders, the Issuing Bank or the Administrative Agent (as applicable) shall distribute to each Group Lender its Pro Rata Share of such amount.
(i)    If by reason of any Change in Law:

(A)    the Issuing Bank or any Group Lender shall be subject to any tax, levy, impost, duty, fee, charge, deduction or withholding of any nature with respect to any Letter of Credit (other than withholding tax imposed by the United States of America, Canada or any political subdivision or taxing authority thereof or therein or any other tax, levy, impost, duty, fee, charge, deduction or withholding (1) that is measured with respect to the overall net income of the Issuing Bank or such Group Lender or of a Lending Office of the Issuing Bank or such Group Lender, and that is imposed by the United States of America, Canada or by the jurisdiction in which the Issuing Bank or such Group Lender is incorporated or carries on business, or in which such Lending Office is located, managed or controlled or in which the Issuing Bank or such Group Lender has its principal office or a presence which is not otherwise connected with, or required by, this transaction (or any political subdivision or taxing authority thereof or therein) or (2) that is imposed solely by reason of the Issuing Bank or such Group Lender failing to make a declaration of, or otherwise to establish, non-residence or to make any other claim for exemption, or otherwise to comply with any certification, identification, information, documentation or reporting requirements prescribed under the laws of the relevant jurisdiction, in those cases where the Issuing Bank or such Group Lender may properly make the declaration or claim or so establish non-residence or otherwise comply), or to any variation thereof or to any penalty with respect to the maintenance or fulfillment of its obligations under this Section 2.3, whether directly or by such being imposed on or suffered by the Issuing Bank or any Group Lender;
(B)    the basis of taxation of any fee or amount payable hereunder with respect to any Letter of Credit or any participation therein shall be changed, other than withholding tax imposed by the United States of America or Canada as applicable, or any political subdivision or taxing authority thereof or therein or any other tax, levy, impost, duty, charge, fee, deduction or withholding that is measured with respect to the overall net income of such Group Lender or of a Lending Office of such Group Lender, and that is imposed by the United States of America or Canada or by the jurisdiction in which such Group Lender or Lending Office is incorporated or carries on business, in which such Lending Office is located, managed or controlled or in which such Group Lender has its principal office or a presence not otherwise connected with, or required by, this transaction (or any political subdivision or taxing authority thereof or therein);
(C)    any reserve, deposit or similar requirement is or shall be applicable, imposed or modified in respect of any Letter of Credit issued by the Issuing Bank or participations therein purchased by any Group Lender; or
(D)    there shall be imposed on the Issuing Bank or any Group Lender any other condition regarding this Section 2.3, any Letter of Credit or any participation therein;
and the result of the foregoing is to directly or indirectly increase the cost to the Issuing Bank or any Group Lender of issuing, making or maintaining any Letter of Credit or of purchasing or maintaining any participation therein, or to reduce the amount receivable in respect thereof by the Issuing Bank or any Group Lender, then and in any such case the Issuing Bank or such Group

Lender may, at any time, notify the Borrower, and the Borrower shall promptly pay the Issuing Bank or such Group Lender upon its demand such amounts as the Issuing Bank or such Group Lender may specify to be necessary to compensate the Issuing Bank or such Group Lender for such additional cost or reduced receipt. Sections 2.10(b), (c) and (d) shall in all instances apply to the Issuing Bank and any Group Lender with respect to the Letters of Credit issued hereunder. The determination by the Issuing Bank or any Group Lender, as the case may be, of any amount due pursuant to this Section 2.3 as set forth in a certificate setting forth the calculation thereof in reasonable detail shall, in the absence of manifest error, be final, conclusive and binding on all of the parties hereto.
(j)    If at any time when an Event of Default shall have occurred and be continuing, any Letters of Credit shall remain outstanding, then the Administrative Agent may, and if directed by the Required Lenders shall, require the Borrower to deliver to the Administrative Agent Cash Equivalents in an amount equal to the full amount of the L/C Exposure or to furnish other security acceptable to the Required Lenders. Any amounts so delivered pursuant to the preceding sentence shall be applied to reimburse the Issuing Bank for the amount of any drawings honored under Letters of Credit; provided, however, that if prior to the Maturity Date, (i) no Default or Event of Default is then continuing, then the Administrative Agent shall return all of such collateral relating to such deposit to the Borrower if requested by it or (ii) Letters of Credit shall expire or be returned by the beneficiary so that the amount of the Cash Equivalents delivered to the Administrative Agent hereunder shall exceed the then current L/C Exposure, then such excess shall first be applied to pay any Obligations then due under this Credit Agreement and the remainder shall be returned to the Borrower.
(k)    Notwithstanding the termination of the Commitments and the payment of the Loans, the obligations of the Borrower under this Section 2.3 shall remain in full force and effect until the Administrative Agent, the Issuing Bank and the Group Lenders shall have been irrevocably released from their obligations with regard to any and all Letters of Credit.
SECTION 2.4    Interest.
(a)    In the case of an Alternate Base Rate Loan, interest shall be payable at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365/366 days, as the case may be, during such times as the Alternate Base Rate is based upon the Prime Rate, and over a year of 360 days at all other times) equal to the Alternate Base Rate plus the Applicable Margin for Alternate Base Rate Loans. Interest shall be payable in arrears on each Alternate Base Rate Loan on each applicable Interest Payment Date and on the Maturity Date.
(b)    In the case of a Eurodollar Loan, interest shall be payable at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the LIBO Rate plus the Applicable Margin for Eurodollar Loans. Interest shall be payable on each Eurodollar Loan on each applicable Interest Payment Date, on the Maturity Date and on the date of a conversion of such Eurodollar Loan to an Alternate Base Rate Loan. The Administrative Agent shall determine the applicable LIBO Rate for each Interest Period as soon as practicable on the date when such determination is to be made in respect of such Interest

Period and shall promptly notify the Borrower and the Group Lenders of the applicable interest rate so determined. Such determination shall be conclusive absent manifest error.
(c)    Interest in respect of any Loan hereunder shall accrue from and including the date of such Loan to but excluding the date on which such Loan is paid or, if applicable, converted to a Loan of a different Interest Rate Type.
(d)    Anything in this Credit Agreement or the Notes to the contrary notwithstanding, the interest rate on the Loans or with respect to any drawing under a Letter of Credit shall in no event be in excess of the maximum rate permitted by Applicable Law.
SECTION 2.5    Commitment Fee and Other Fees.
(a)    The Borrower agrees to pay to the Administrative Agent for the account of each Group Lender on the last Business Day of each March, June, September and December in each year (commencing on the last Business Day of September 2012) and on the date of any termination or reduction of the Commitment, as applicable, and on the Commitment Termination Date, a fee payable in arrears (the “Commitment Fee” and collectively, for all the Group Lenders, the “Commitment Fees”) as follows:
(A)    in the event that the sum of (i) the average amount of the outstanding Loans and (ii) the average L/C Exposure during the previous period or quarter were equal to or less than 50% of the Total Commitment, an amount equal to the sum of (x) 0.375% per annum (computed on the basis of the actual number of days elapsed during the preceding period or quarter over a year of 360 days) on the undrawn portion of the Facility equal to 50% of the Total Commitment plus (y) 0.50% per annum (computed on the basis of the actual number of days elapsed during the preceding period or quarter over a year of 360 days) on the remaining undrawn portion of the Facility.
(B)    in the event that the sum of (i) the average amount of the outstanding Loans and (ii) the average L/C Exposure during the previous period or quarter were greater than 50% of the Total Commitment, an amount equal to 0.375% per annum (computed on the basis of the actual number of days elapsed during the preceding period or quarter over a year of 360 days) on the undrawn portion of the Facility.
(b)    The Commitment Fees shall commence to accrue on the date this Credit Agreement is executed by all the parties hereto.
(c)    In addition, the Borrower agrees to pay to the Administrative Agent, on the date this Credit Agreement is executed by all the parties hereto, any and all fees that are then due and payable pursuant to the Fee Letter;
SECTION 2.6    Termination and/or Reduction of the Commitments.
(a)    Upon at least three (3) Business Days’ prior written, facsimile or telephonic notice (provided that such telephonic notice is immediately followed by written confirmation) to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Total Commitment. In the case of a partial reduction, each reduction of the Total Commitment shall be in a minimum aggregate principal amount of U.S.$5,000,000 and an integral multiple of U.S.$1,000,000; provided, however, that the Total Commitment may not be reduced to an amount less than the sum of the aggregate principal amount of all Loans then outstanding, plus the then current L/C Exposure. Any partial reduction of the Total Commitment shall be made among the Lenders ratably in accordance with their respective Percentages.
(b)    If the amount of (i) all sales or securitizations of Product pursuant to Section 6.6(a)(v) hereof, exceeds U.S.$ “[REDACTED]”in the aggregate, and unless the pro forma ratio of Borrowing Base to the Total Commitment is greater than 1.5 to 1.0, the Total Commitment will be reduced in an amount equal to the amount of the sales and/or securitizations that is greater than $“[REDACTED]”. Any partial reduction of the Total Commitment shall be made among the Lenders ratably in accordance with their respective Percentages.
(c)    Simultaneously with each such termination or reduction of the Total Commitment, the Borrower shall pay to the Administrative Agent for the benefit of the relevant Group Lenders all accrued and unpaid Commitment Fees on the amount of the Commitments so terminated or reduced through the date of such termination or reduction.
SECTION 2.7    Default Interest; Alternate Rate of Interest.
(a)    So long as an Event of Default shall have occurred and be continuing (after, as well as before judgment), the Borrower shall on demand from time to time pay interest, to the extent permitted by Applicable Law, on any then unpaid amount of the Obligations at a rate per annum (i) for the remainder of the then current Interest Period for each Eurodollar Loan, at 2% in excess of the rate then in effect for each such Eurodollar Loan and (ii) for each Alternate Base Rate Loan, at 2% in excess of the rate then in effect for each such Alternate Base Rate Loan.
(b)    In the event, and on each occasion, that on or before the day on which the LIBO Rate for a Eurodollar Loan is to be determined as set forth herein, (i) the Administrative Agent shall have received notice from any Group Lender of such Group Lender’s determination (which determination, absent manifest error, shall be conclusive) that U.S. Dollar deposits in an amount equal to the principal amount of such Group Lender’s Eurodollar Loan are not generally available in the London Interbank Market or that the rate at which such U.S. Dollar deposits are being offered will not adequately and fairly reflect the cost to such Group Lender of making or maintaining the principal amount of such Group Lender’s Eurodollar Loan during the applicable Interest Period or (ii) the Administrative Agent shall have determined that reasonable means do not exist for ascertaining the applicable LIBO Rate the Administrative Agent shall, as soon as practicable thereafter, give written or facsimile notice of such determination by such Group Lender or the Administrative Agent, to the Borrower and the Group Lenders and any request by the Borrower for a Eurodollar Loan pursuant to Section 2.1, or conversion to or continuation as a Eurodollar Loan pursuant to Section 2.8, made after receipt of such notice and until the circumstances giving rise to such notice no longer exist, shall be deemed to be a request for an

Alternate Base Rate Loan in the case of a Loan; provided, however, that in the circumstances described in clause (i) above, such deemed request shall only apply to the affected Group Lender’s portion thereof.
SECTION 2.8    Continuation and Conversion of Loans. The Borrower shall have the right (i) at any time to convert any Eurodollar Loan or portion thereof to an Alternate Base Rate Loan or to continue any Eurodollar Loan or portion thereof for a successive Interest Period and (ii) at any time to convert any Alternate Base Rate Loan or portion thereof to a Eurodollar Loan, subject to the following:
(a)    the Borrower shall give the Administrative Agent prior written, facsimile or telephonic (promptly confirmed in writing) notice of at least three (3) Business Days of each continuation or conversion of Loans hereunder. Each such notice shall be irrevocable and to be effective, must be received by the Administrative Agent on the day required not later than 2:00 p.m. New York City time;
(b)    no Event of Default or Default shall have occurred and be continuing at the time of any conversion to a Eurodollar Loan or continuation of a Eurodollar Loan into a subsequent Interest Period;
(c)    the aggregate principal amount of Loans continued as, or converted to, Eurodollar Loans as part of the same continuation or conversion, shall be in a minimum amount of U.S.$1,000,000 or in such greater amount which is an integral multiple of U.S.$100,000 ;
(d)    if fewer than all Loans at the time outstanding shall be continued or converted, such continuation or conversion shall be made pro rata among the Group Lenders in accordance with the respective Percentage of the principal amount of such Loans held by such Group Lenders immediately prior to such continuation or conversion;
(e)    no Alternate Base Rate Loan (or portion thereof) may be converted to a Eurodollar Loan and no Eurodollar Loan may be continued as a Eurodollar Loan if, after such conversion or continuation, and after giving effect to any concurrent prepayment of Loans, an aggregate of more than twenty (20) separate Eurodollar Loans would be outstanding under Facility (for purposes of determining the number of such Loans outstanding, Loans with different Interest Periods shall be counted as different Eurodollar Loans even if made on the same date);
(f)    the Interest Period with respect to a new Eurodollar Loan effected by a continuation or conversion shall commence on the date of such continuation or conversion;
(g)    if a Eurodollar Loan is converted to an Alternate Base Rate Loan other than on the last day of the Interest Period with respect thereto, the amounts required by Section 2.9 shall be paid upon such conversion;
(h)    accrued interest on a Eurodollar Loan (or portion thereof) being converted to an Alternate Base Rate Loan shall be paid by the Borrower at the time of conversion; and

(i)    each request for a continuation as, or conversion to, a Eurodollar Loan which fails to state an applicable Interest Period shall be deemed to be a request for an Interest Period of one month.
SECTION 2.9    Prepayment of Loans; Reimbursement of Group Lenders.
(a)    Subject to the terms of Section 2.9(b), the Borrower shall have the right at its option at any time and from time to time to prepay (i) any Alternate Base Rate Loan, in whole or in part, upon at least one (1) Business Day’s written, telephonic (promptly confirmed in writing) or telegraphic notice, in the principal amount of U.S.$1,000,000 or such greater amount which is an integral multiple of U.S.$100,000 and (ii) any Eurodollar Loan, in whole or in part, upon at least three (3) Business Days’ written, telephonic (promptly confirmed in writing) or telegraphic notice, in the principal amount of U.S.$1,000,000 or such greater amount which is an integral multiple of U.S.$500,000.
(b)    The Borrower shall reimburse each Group Lender on demand for any loss (excluding any loss of the Applicable Margin) incurred or to be incurred by it in the reemployment of the funds released (i) by any prepayment or conversion (for any reason) of any Eurodollar Loan if such Loan is repaid other than on its last day of the Interest Period for such Loan or (ii) in the event that after the Borrower delivers a notice of Borrowing under Section 2.1(a) or a notice of conversion or continuation under Section 2.8(a) in respect of Eurodollar Loans, such Loan is not made on the first day of the Interest Period specified in such notice of Borrowing for any reason other than (I) a suspension or limitation under Section 2.7(b) of the right of the Borrower to select a Eurodollar Loan or (II) a breach by the Group Lenders of their obligation hereunder. Such loss shall be the amount as reasonably determined by such Group Lender as the excess, if any, of (A) the amount of interest which would have accrued to such Group Lender on the amount so paid or not borrowed, continued or converted at a rate of interest equal to the interest rate applicable to such Loan pursuant to Section 2.4 hereof (but excluding the Applicable Margin) over (B) the amount realized by such Group Lender in reemploying the funds not advanced or the funds received in prepayment or realized from the Loan so continued or converted during the period referred to above. Each Group Lender shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss (and in reasonable detail the manner of computation thereof) as determined by such Group Lender, which certificates shall be conclusive absent manifest error. The Borrower shall pay the Administrative Agent for the account of such Group Lender the amount shown or such certificate within ten (10) days of the Borrower’s receipt of such certificate. The Administrative Agent is authorized (but not obligated) to debit any deposit account of the Borrower now or hereafter maintained by the Borrower with the Administrative Agent (including without limitation any Cash Collateral Account or Collection Account) to pay any such amount due under this Section 2.8(b) that is not paid when due. This Section shall survive the termination of this Credit Agreement, the payment of the Loans and/or the expiration of any Letter of Credit.
(c)    In the event the Borrower fails to prepay any Loan on the date specified in any prepayment notice delivered pursuant to this Section, the Borrower on demand by any Group Lender, shall pay to the Administrative Agent for the account of such Group Lender any amounts required to compensate such Group Lender for any loss incurred by such Group Lender as a result of such failure to prepay, including, without limitation, any loss, cost or expenses incurred by reason of the acquisition of deposits or other funds by such Group Lender to fulfill deposit obligations incurred in anticipation of such prepayment. Each Group Lender shall deliver to the Borrower and the Administrative Agent from time to time one or more certificates setting forth the amount of such loss (and in reasonable detail the manner of computation thereof) as determined by such Group Lender, which certificates shall be conclusive absent manifest error. The Administrative Agent is authorized (but not obligated) to debit any deposit account of the Borrower now or hereafter maintained by the Borrower with the Administrative Agent (including without limitation any Cash Collateral Account or Collection Account) to pay any such amount due under this Section 2.8(c) that is not paid when due.
(d)    If at any time the sum of the aggregate principal amount of all Loans then outstanding plus the then current L/C Exposure, exceeds the Borrowing Base as set forth on any Borrowing Base Certificate delivered to the Administrative Agent, the Borrower shall within ten (10) days after the due date of such Borrowing Base Certificate prepay outstanding Loans or deposit Cash Equivalents in the Cash Collateral Accounts to the extent necessary to eliminate such excess.
(e)    Simultaneously with each termination and/or mandatory or optional reduction of the Total Commitment pursuant to Section 2.6, the Borrower shall pay to the Administrative Agent (for the benefit of the Group Lenders) the amount, if any, by which  the sum of the aggregate outstanding principal amount of the Loans plus the L/C Exposure plus all accrued and unpaid interest thereon plus the Commitment Fees on the amount of the Total Commitment so terminated or reduced through the date thereof. To the extent there is outstanding L/C Exposure at the time of any optional or mandatory termination of the Total Commitment, the Borrower shall deliver to the Administrative Agent Cash Equivalents in an amount equal to the full amount of the L/C Exposure or furnish other security acceptable to the Required Lenders.
(f)    If on any day on which the Loans would otherwise be required to be prepaid but for the operation of this Section 2.9(f) (each a “Prepayment Date”), the amount of such required prepayment exceeds the then outstanding aggregate principal amount of Loans that constitute Alternate Base Rate Loans, and no Default or Event of Default is then continuing, then on such Prepayment Date the Borrower may, at its option, deposit U.S. Dollars with the Administrative Agent or into the Cash Collateral Account, as appropriate, in an amount equal to such excess. If the Borrower makes such deposit then (i) only the outstanding Alternate Base Rate Loans shall be required to be prepaid on such Prepayment Date and (ii) on the last day of each Interest Period with respect to any Eurodollar Loan, in effect after such Prepayment Date, the Administrative Agent is irrevocably authorized and directed to apply funds from Cash Collateral Account or Collection Account, if any (and liquidate investments held in such cash collateral account as necessary), as appropriate, to prepay Eurodollar Loans for which the Interest Period is then ending until the aggregate of such prepayments equals the prepayment which would have been required on such Prepayment Date but for the operation of this Section 2.9(f).

(g)    Unless otherwise designated in writing by the Borrower, all prepayments shall be applied to the applicable principal payment set forth in this Section 2.9, first to that amount of such applicable principal payment then maintained as Alternate Base Rate Loans, and then to that amount of such applicable principal payment maintained as Eurodollar Loans in order of the scheduled expiry of Interest Periods with respect thereto.
SECTION 2.10    Change in Circumstances.
(a)    In the event that any Change in Law shall occur or, with respect to clauses (ii), (iii) or (iv) below, after the Closing Date, any changes in conditions shall occur, which in either case shall:
(i)    subject any Group Lender to, or increase the net amount of, any tax, levy, impost, duty, charge, fee, deduction or withholding with respect to any Eurodollar Loan (other than withholding tax imposed by the United States of America or any political subdivision or taxing authority thereof or therein or any other tax, levy, impost, duty, charge, fee, deduction or withholding (x) that is measured with respect to the overall net income of such Group Lender or of a Lending Office of such Group Lender, and that is imposed by the United States of America or by the jurisdiction in which such Group Lender or Lending Office is incorporated or carries on business, in which such Lending Office is located, managed or controlled or in which such Group Lender has its principal office or a presence not otherwise connected with, or required by, this transaction (or any political subdivision or taxing authority thereof or therein), (y) that is imposed solely by reason of any Group Lender failing to make a declaration of, or otherwise to establish, nonresidence, or to make any other claim for exemption, or otherwise to comply with any certification, identification, information, documentation or reporting requirements prescribed under the laws of the relevant jurisdiction, in those cases where a Group Lender may properly make such declaration or claim or so establish nonresidence or otherwise comply or (z) imposed under FATCA); or
(ii)    change the basis of taxation of any payment to any Group Lender of principal of or interest on any Eurodollar Loan or other fees and amounts payable to any Group Lender hereunder, or any combination of the foregoing, other than withholding tax imposed by the United States of America as applicable, or any political subdivision or taxing authority thereof or therein or any other tax, levy, impost, duty, charge, fee, deduction or withholding that is measured with respect to the overall net income of such Group Lender or of a Lending Office of such Group Lender, and that is imposed by the United States of America or by the jurisdiction in which such Group Lender or Lending Office is incorporated or carries on business, in which such Lending Office is located, managed or controlled or in which such Group Lender has its principal office or a presence not otherwise connected with, or required by, this transaction (or any political subdivision or taxing authority thereof or therein); or
(iii)    impose, modify or deem applicable any reserve, deposit or similar requirement against any assets held by, deposits with or for the account of, or loans or commitments by, an office of such Group Lender with respect to any Eurodollar Loan; or

(iv)    impose upon such Group Lender or the London Interbank Market any other condition with respect to the Eurodollar Loans or this Credit Agreement;
and the result of any of the foregoing shall be to increase the actual cost to such Group Lender of making or maintaining any Eurodollar Loan hereunder or to reduce the amount of any payment (whether of principal, interest or otherwise) received or receivable by such Group Lender in connection with any Eurodollar Loan hereunder, or to require such Group Lender to make any payment in connection with any Eurodollar Loan hereunder, in each case by or in an amount which such Group Lender in its sole judgment shall deem material, then and in each case, the Borrower agrees to pay to the Administrative Agent for the account of such Group Lender, as provided in paragraph (c) below, such amounts as shall be necessary to compensate such Group Lender for such cost, reduction or payment.
(b)    If any Group Lender or the Issuing Bank determines that any Change in Law has or would have the effect of reducing the rate of return on such Group Lender’s or Issuing Bank’s capital or on the capital of such Group Lender’s of the Issuing Bank’s holding company, if any, as a consequence of this Credit Agreement or the Loans made or Letters of Credit issued or participated in by such Group Lender or the Issuing Bank pursuant hereto to a level below that which such Group Lender or the Issuing Bank or such Group Lender’s or the Issuing Bank’s holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Group Lender’s or the Issuing Bank’s policies and the policies of such Group Lender’s or the Issuing Bank’s holding company with respect to capital adequacy) by an amount deemed by such Group Lender or the Issuing Bank to be material, then from time to time the Borrower agrees to pay to the Administrative Agent for the account of such Group Lender or the Issuing Bank, as provided in paragraph (c) below, such additional amount or amounts as will compensate such Group Lender or the Issuing Bank or such Group Lender’s or the Issuing Bank’s holding company for any such reduction suffered to the extent attributable to this Credit Agreement or the Loans made or Letters of Credit issued or participated in pursuant hereto.
(c)    Each Group Lender and the Issuing Bank shall deliver to the Borrower and to the Administrative Agent from time to time one or more certificates setting forth the amounts due to such Group Lender or the Issuing Bank under paragraphs (a) or (b) above, the changes as a result of which such amounts are due and the manner of computing such amounts. Each such certificate shall be conclusive in the absence of manifest error. The Borrower shall pay to the Administrative Agent for the account of each such Group Lender and the Issuing Bank the amounts shown as due on any such certificate within ten (10) Business Days after the Borrower’s receipt of the same. The Administrative Agent, each Group Lender and the Issuing Bank are each hereby authorized (but not obligated) to debit any deposit account of any Credit Party now or hereafter maintained by such Credit Party at such entity (including, without limitation, any Cash Collateral Account or Collection Account), upon notice to the Borrower (which may be delivered telephonically), to pay such amount if not paid when due. No failure on the part of any Group Lender or the Issuing Bank to demand compensation under paragraph (a) or (b) above on any one occasion shall constitute a waiver of its right to demand such compensation on any other occasion. The protection of this Section 2.10 shall be available to each Group Lender and the

Issuing Bank regardless of any possible contention of the invalidity or inapplicability of any law, regulation or other condition which shall give rise to any demand by such Group Lender and the Issuing Bank for compensation hereunder.
(d)    Each Group Lender agrees that after it becomes aware of the occurrence of an event or the existence of a condition that (i) would cause it to incur any increased cost hereunder or render it unable to perform its agreements hereunder for the reasons specifically set forth in Section 2.3(i), Section 2.7(b), this Section 2.10 or Section 2.14 or (ii) would require the Borrower to pay an increased amount under Section 2.3(i), Section 2.7(b), this Section 2.10 or Section 2.14, to the extent not inconsistent with such Group Lender’s internal policies it will use reasonable efforts to make, fund or maintain the affected Loans of such Group Lender, or, if applicable, to participate in Letters of Credit as required by Section 2.3 through another Lending Office of such Group Lender if as a result thereof the additional monies which would otherwise be required to be paid or the reduction of amounts receivable by such Group Lender thereunder in respect of such Loans, Letters of Credit or participations therein would be materially reduced, or such inability to perform would cease to exist, or the increased costs which would otherwise be required to be paid in respect of such Loans, Letters of Credit or participations therein pursuant to Section 2.3(i), Section 2.7(b), this Section 2.10 or Section 2.14 would be materially reduced or the taxes or other amounts otherwise payable under Section 2.3(i), Section 2.7(b), this Section 2.10 or Section 2.14 would be materially reduced, and if, as determined by such Group Lender, in its sole discretion, the making, funding or maintaining of such Loans, Letters of Credit or participations therein through such other Lending Office would not otherwise materially adversely affect such Loans, Letters of Credit or participations therein or such Group Lender.
(e)    Each Group Lender will use reasonable efforts to notify the Borrower, through the Administrative Agent, of any event of which it has knowledge that will entitle such Group Lender to compensation pursuant to subsections 2.3(i), 2.7(b), this Section 2.10 or Section 2.14. No failure by any Group Lender to give (or delay in giving) such notice shall adversely affect such Group Lender’s rights to such compensation.
(f)    If the Borrower shall receive notice from any Group Lender that amounts are due to such Group Lender pursuant to paragraph (c) hereof or that any of the events designated in paragraph (d) hereof have occurred, the Borrower may (but subject in any such case to the payments required by Sections 2.9(a) and 2.11), upon at least five (5) Business Days’ prior written or telecopier notice to such Group Lender and the Administrative Agent, but not more than sixty (60) days after receipt of written notice from such Group Lender, identify to the Administrative Agent a lending institution acceptable to the Borrower and the Administrative Agent, which will purchase the Commitments, the amount of outstanding Loans and any participations in Letters of Credit from the Group Lender providing such notice, and such Group Lender shall thereupon assign its Commitment, any Loans owing to such Group Lender, any participations in Letters of Credit and the Notes held by such Group Lender to such replacement lending institution pursuant to Section 13.3.
This Section shall survive the termination of this Credit Agreement, the payment of the Loans and/or the expiration of any Letter of Credit.

SECTION 2.11    Change in Legality.
(a)    Notwithstanding anything to the contrary contained elsewhere in this Credit Agreement, if any change after the date hereof in Applicable Law, guideline or order, or in the interpretation thereof by any Governmental Authority charged with the administration thereof, shall make it unlawful for any Group Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to a Eurodollar Loan, then, by written notice to the Borrower and the Administrative Agent such Group Lender may (i) declare that Eurodollar Loans will not thereafter be made by such Group Lender hereunder and/or (ii) require that, subject to Section 2.8, all outstanding Eurodollar Loans made by it be converted to Alternate Base Rate Loans whereupon all of such Eurodollar Loans shall automatically be converted to Alternate Base Rate Loans as of the effective date of such notice as provided in paragraph (b) below. Such Group Lender’s Pro Rata Share of any subsequent Eurodollar Loan shall, instead, be an Alternate Base Rate Loan unless such declaration is subsequently withdrawn.
(b)    A notice to the Borrower by any Group Lender pursuant to paragraph (a) above shall be effective for purposes of clause (ii) thereof, if lawful, on the last day of the current Interest Period for each outstanding Eurodollar Loan; and in all other cases, on the date of receipt of such notice by the Borrower.
SECTION 2.12    United States Withholding.
(a)    Prior to the date of the initial Loans hereunder, and prior to the effective date set forth in the Assignment and Acceptance with respect to any Group Lender becoming a Group Lender after the date hereof, and from time to time thereafter if requested by the Borrower or the Administrative Agent or required because, as a result of a change in law or a change in circumstances or otherwise, a previously delivered form or statement becomes incomplete or incorrect in any material respect, each Group Lender organized under the laws of a jurisdiction outside the United States shall provide, if applicable, the Administrative Agent and the Borrower with complete, accurate and duly executed forms or other statements prescribed by the Internal Revenue Service of the United States certifying such Group Lender’s exemption from, or entitlement to a reduced rate of, United States withholding taxes (including backup withholding taxes) with respect to all payments to be made to such Group Lender hereunder and under any other Fundamental Document. If a payment made to a Group Lender organized under the laws of a jurisdiction outside the United States would be subject to U.S. federal withholding Tax imposed by FATCA if such Group Lender fails to comply with the applicable reporting requirements of FATCA, such Group Lender shall deliver to the Administrative Agent and the Borrower at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation under any Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) or reasonably requested by the Administrative Agent or the Borrower sufficient for the Administrative Agent or the Borrower to comply with their respective obligations under FATCA and to determine that such Group Lender has complied with such applicable reporting requirements, or to determine the amount to deduct and withhold, if any, from such payment. Solely for purposes of the preceding sentence, “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.
(b)    The Borrower and the Administrative Agent shall be entitled to deduct and withhold any and all present or future taxes or withholdings, and all liabilities with respect thereto, from payments to a Group Lender hereunder or under any other Fundamental Document, if and to the extent that the Borrower or the Administrative Agent in good faith determines that such deduction or withholding is required by the law of the United States, including, without limitation, any applicable treaty of the United States. In the event the Borrower or the Administrative Agent shall so determine that deduction or withholding of taxes is required, they shall advise the affected Group Lender as to the basis of such determination prior to actually deducting and withholding such taxes. In the event the Borrower or the Administrative Agent shall so deduct or withhold taxes from amounts payable hereunder, they (i) shall pay to, or deposit with, the appropriate taxing authority in a timely manner the full amount of taxes it has deducted or withheld; (ii) shall provide to each Group Lender from whom taxes were deducted or withheld, evidence of payment of such taxes to, or the deposit thereof with, the appropriate taxing authority and a statement setting forth the amount of taxes deducted or withheld, the applicable rate, and any other information or documentation reasonably requested by such Group Lender; and (iii) shall forward to each such Group Lender any official tax receipts or other documentation with respect to the payment or deposit of the deducted or withheld taxes as may be issued from time to time by the appropriate taxing authority. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under any Note are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower or the Administrative Agent may withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Group Lender organized under the laws of a jurisdiction outside the United States.
(c)    Each Group Lender agrees (i) that as between it and the Borrower or the Administrative Agent, such Group Lender shall be the Person to deduct and withhold taxes, and to the extent required by law, it shall deduct and withhold taxes on amounts that such Group Lender may remit to any other Person(s) by reason of any undisclosed transfer or assignment of an interest in this Credit Agreement to such other Person(s) pursuant to Section 13.3; and (ii) to indemnify the Borrower and the Administrative Agent and any officers, directors, agents, employees or representatives of the Borrower or the Administrative Agent against, and to hold them harmless from, any tax, interest, additions to tax, penalties, reasonable counsel and accountants’ fees, disbursements or payments arising from the assertion by any appropriate taxing authority of any claim against them relating to a failure to withhold taxes as required by law with respect to amounts described in clause (i) of this paragraph (c) or arising from the reliance by the Borrower or the Administrative Agent on any form or other document furnished by such Group Lender and purporting to establish a basis for not withholding, or for withholding at a reduced rate, taxes with respect to payments hereunder or under any other Fundamental Document.

(d)    Each assignee of a Group Lender’s interest in this Credit Agreement in conformity with Section 13.3 shall be bound by this Section 2.12, so that such assignee will have all of the obligations and provide all of the forms and statements and all indemnities, representations and warranties required to be given under this Section 2.12.
(e)    Notwithstanding the foregoing, in the event that any withholding taxes or additional withholding taxes shall become payable solely as a result of any change in any statute, treaty, ruling, determination or regulation occurring after the Initial Date in respect of any sum payable hereunder or under any other Fundamental Document to any Group Lender or the Administrative Agent (i) the sum payable by the Borrower shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Group Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law and (iv) the Borrower shall forward to such Group Lender or the Administrative Agent (as the case may be) the official tax receipts or other documentation pursuant to Section 2.12(b). In addition, the Borrower shall indemnify each Group Lender, the Issuing Bank and the Administrative Agent within ten (10) Business Days after written demand, for any additional withholding taxes paid by such Group Lender. the Issuing Bank or the Administrative Agent, as the case may be, or any liability (including penalties and interest) arising therefrom or with respect thereto, whether or not such additional withholding taxes were correctly or legally asserted. The Administrative Agent or such Group Lender is hereby authorized (but not obligated) to debit any deposit account of any Credit Party now or hereafter maintained by such Credit Party at such entity (including, without limitation, any Cash Collateral Account or Collection Account), upon notice to the Borrower (which may be delivered telephonically), to pay such amount if not paid when due.
(f)    In the event that a Group Lender receives a refund of or credit for taxes withheld or paid pursuant to clause (e) of this Section, which credit or refund is identified by such Group Lender as being a result of taxes withheld or paid in connection with sums payable hereunder or under any other Fundamental Document, such Group Lender shall promptly notify the Administrative Agent and the Borrower and shall, if no Default or Event of Default has occurred and is continuing, remit to the Borrower the amount of such refund or credit allocable to payments made hereunder or under any other Fundamental Document.
(g)    Each Group Lender agrees that after it becomes aware of the occurrence of an event that would cause the Borrower to pay any amount pursuant to clause (e) of this Section 2.12, it will use reasonable efforts to notify the Borrower of such event and, to the extent not inconsistent with such Group Lender’s internal policies, will use its reasonable efforts to make, fund or maintain the affected Loans of such Group Lender, or, if applicable, to participate in Letters of Credit through another Lending Office of such Group Lender if as a result thereof the additional monies which would otherwise be required to be paid by reason of Section 2.12(e) in respect of such Loans, Letters of Credit or participations therein would be materially reduced, and if, as determined by such Group Lender, in its discretion, the making, funding or maintaining of such Loans, Letters of Credit or participations therein through such other Lending Office would not otherwise materially adversely affect such Loans, Letters of Credit or participations therein or such Group Lender.
(h)    Notwithstanding anything to the contrary herein, each Group Lender represents and warrants that, as of the Closing Date, each such Group Lender is entitled to receive any payments under this Agreement without deduction or withholding of any United States Federal income taxes.
This Section shall survive the termination of this Credit Agreement, the payment of the Loans and/or the expiration of any Letter of Credit.
SECTION 2.13    Foreign Currency Conversion; Withholding. If the net amount of any payment received by the Administrative Agent hereunder, after such amount has (in the case of an amount received in a currency other than U.S. Dollars and/or received outside of the United States) been converted into U.S. Dollars and transferred to New York in accordance with normal banking procedures, is less than the amount otherwise then due and owing by the Borrower to the Group Lenders hereunder, or if the Administrative Agent is unable to immediately convert and transfer any such amount as aforesaid, then the Borrower agrees as a separate obligation to the Group Lenders to indemnify the Group Lenders against the loss incurred by reason of such shortfall or delay to the extent but only to the extent such shortfall or delay is due to (i) the application of any exchange controls or similar laws and regulations or (ii) the fact that such amount was received in a currency other than U.S. Dollars; and if the amount of U.S. Dollars thus received by the Administrative Agent, after such conversion, exceeds the amount otherwise then due and owing, the Administrative Agent shall apply such excess to prepay any Loans and provide cash collateral for Letters of Credit then outstanding until the Loans shall have been reduced to zero and all outstanding Letters of Credit have been fully cash collateralized, and thereafter shall remit any further excess to the Borrower.
SECTION 2.14    Interest Adjustments. If the provisions of this Credit Agreement or any Note would at any time require payment by the Borrower to a Group Lender of any amount of interest in excess of the maximum amount then permitted by Applicable Law with respect to any Loan, the interest payments to that Group Lender shall be reduced to the extent necessary in order that such Group Lender shall not receive interest in excess of such maximum amount. If, as a result of the foregoing, a Group Lender shall receive interest payments hereunder or under a Note in an amount less than the amount otherwise provided hereunder, such deficit (hereinafter called the “Interest Deficit”) will, to the fullest extent permitted by Applicable Law, cumulate and will be carried forward (without interest) until the termination of this Credit Agreement. Interest otherwise payable to a Group Lender hereunder and under a Note for any subsequent period shall be increased by the maximum amount of the Interest Deficit that may be so added without causing such Group Lender to receive interest in excess of the maximum amount then permitted by Applicable Law with respect to the Loans.
The amount of any Interest Deficit relating to a Loan and any Note shall be treated as a prepayment penalty and shall, to the fullest extent permitted by Applicable Law, be paid in full at the time of any optional prepayment by the Borrower to the Group Lenders of all the Loans at that time outstanding pursuant to Section 2.9(a) hereof and a termination of the Commitments under Section 2.6. The amount of any Interest Deficit relating to a particular Loan and Note at the time of any complete payment of the Loans at that time outstanding (other than an optional prepayment thereof pursuant to Section 2.9(a) hereof and a termination of the Commitments under Section 2.6) shall be canceled and not paid.
SECTION 2.15    Manner of Payments.
(a)    All payments of principal and interest by the Borrower in respect of any Loans shall be pro rata among the Group Lenders in accordance with their Percentage. All payments by the Borrower hereunder and under the Notes shall be made without offset or counterclaim in U.S. Dollars, in immediately available funds, at the office of JPMorgan Chase Bank, N.A. Loan and Agency Services Group, 10 South Dearborn, Floor 7, Chicago, Illinois 60603, Attention: Loan Services (Lions Gate Entertainment Inc.), for credit to the Clearing Account, no later than 12:00 noon, New York City time, on the date on which such payment shall be due. Any payment received at such office after such time shall be deemed received on the following Business Day.
SECTION 2.16    Provisions Relating to the Borrowing Base.
(a)    The Administrative Agent or the Required Lenders may from time to time by written notice to the Borrower (i) delete any Person or Affiliated Group from the schedule of Acceptable Obligors or (ii) decrease the Allowable Amount for any Acceptable Obligor, in each case, as the Administrative Agent or the Required Lenders, as the case may be, acting in good faith may deem appropriate as a result of a change in the circumstances of such Person or Affiliated Group. Any such notice shall be prospective only, i.e., to the extent that giving effect to such notice would otherwise result in a mandatory prepayment by the Borrower under Section 2.9(d), such notice shall not be given effect for purposes of such mandatory prepayment, but shall nevertheless be effective for all other purposes under this Credit Agreement immediately upon the Borrower’s receipt of such notice.
(b)    The Required Lenders may (either independently or after a request has been received from the Borrower) from time to time by written notice to the Borrower add or reinstate a Person or Affiliated Group to the schedule of Acceptable Obligors or increase the Allowable Amount for any Acceptable Obligor, as they may in their discretion deem appropriate.
(c)    In the event the Administrative Agent or the Required Lenders notifies the Borrower that a Person or Affiliated Group is to be deleted as an Acceptable Obligor in accordance with Section 2.16(a), no additional Eligible Receivables from such Person or Affiliated Group may be included in the Borrowing Base subsequent to such notice unless the Required Lenders thereafter notify the Borrower that such Person or Affiliated Group is reinstated as an Acceptable Obligor in accordance with Section 2.16(b). In the event the Required Lenders notify the Borrower that the Allowable Amount with respect to an Acceptable Obligor is to be reduced in accordance with Section 2.16(a), no additional Eligible Receivables from such Acceptable Obligor may be included in the Borrowing Base subsequent to such notice if such inclusion would result in the aggregate amount of Eligible Receivables from such

Acceptable Obligor being in excess of the Allowable Amount for such Acceptable Obligor after giving effect to such reduction unless the Required Lenders thereafter notify the Borrower that the Allowable Amount for such Acceptable Obligor is increased in accordance with Section 2.16(b); provided, however, that the Allowable Amount for such Acceptable Obligor shall automatically be restored to its former amount upon request of the Borrower if the Administrative Agent is satisfied in good faith that the circumstances which caused the Administrative Agent or the Required Lenders, as the case may be, to reduce such Allowable Amount are no longer continuing.
SECTION 2.17    Defaulting Lenders. Notwithstanding any provision of this Credit Agreement to the contrary, if any Group Lender becomes a Defaulting Lender, the following provisions shall apply for so long as such Group Lender is a Defaulting Lender:
(a)    Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.5.
(b)    The Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or modification pursuant to Section 13.11(a)); provided, that any amendment, waiver or modification requiring the consent of all Group Lenders or each affected Group Lender which affects such Defaulting Lender or all Defaulting Lenders differently than other affected Group Lenders shall require the consent of such Defaulting Lender.
(c)    If any L/C Exposure exists at the time that a Group Lender becomes a Defaulting Lender, then:
(i)    all or any part of such Defaulting Lender’s Pro Rata Share of the L/C Exposure (the “Defaulting Lender’s L/C Exposure”) shall be reallocated among the non-Defaulting Lenders ratably in accordance with their respective Percentages but only to the extent that (x) (A) the sum of all non-Defaulting Lenders’ Pro Rata Shares of the Credit Exposure prior to giving effect to such reallocation, plus the Defaulting Lender’s L/C Exposure does not exceed (B) the sum of all non‑Defaulting Lenders’ Commitments, (y) such reallocation does not result in a non-Defaulting Lender’s Pro Rata Share of the Credit Exposure to exceed such non-Defaulting Lender’s Commitment, and (z) the conditions set forth in Section 4.2 are satisfied at such time;
(ii)    if the reallocation described in Section 2.17(c)(i) above cannot, or can only partially, be effected, the Borrower shall, within three (3) Business Days following notice by the Administrative Agent, cash collateralize the Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to Section 2.17(c)(i) above) in accordance with the procedures set forth in Section 2.3(j) for so long as the Defaulting Lender’s L/C Exposure is outstanding;
(iii)    if the Borrower cash collateralizes any portion of the Defaulting Lender’s L/C Exposure pursuant to Section 2.17(c)(ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.3(g) with respect to the Defaulting Lender’s L/C Exposure during the period that the Defaulting Lender’s L/C Exposure is cash collateralized;
(iv)    if the non‑Defaulting Lenders’ Pro Rata Shares of the L/C Exposure are reallocated pursuant this Section 2.17(c), then the fees payable to the Group Lenders pursuant to Section 2.8(a) and Section 2.3(g) shall be adjusted in accordance with such non‑Defaulting Lenders’ Percentages after giving effect to such reallocation; and
(v)    if the Defaulting Lender’s L/C Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.17(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Group Lender hereunder, all fees payable under Section 2.3(g) with respect to the Defaulting Lender’s L/C Exposure shall be payable to the Issuing Bank until such Defaulting Lender’s L/C Exposure is cash collateralized and/or reallocated.
(d)    So long as any Group Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral is provided by the Borrower in accordance with Section 2.17(c) above, and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.17(c)(i) above (and Defaulting Lenders shall not participate therein).
(e)    So long as no Event of Default shall have occurred and be continuing, any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Sections 2.5 or 12.3) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank hereunder, (iii) third, to the funding or cash collateralization of any participating interest in any Letter of Credit in respect of which such Defaulting Lender has failed to fund its Pro Rata Share as required by this Credit Agreement, (iv) fourth, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its Pro Rata Share as required by this Credit Agreement, (v) fifth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Credit Agreement, (vi) sixth, pro rata, to the payment of any amounts owing to the Borrower or the Group Lenders as a result of (A) a written acknowledgement of such Defaulting Lender of its breach of its obligations under this Credit Agreement or (B) any judgment of a court of competent jurisdiction obtained by the Borrower or any Group Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement, and (vii) seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is (x) a prepayment of the principal amount of any outstanding Loans or reimbursement obligations in respect of Letters of Credit with respect to which a Defaulting Lender has funded its participation obligations, and (y) made at a time when the conditions set forth in Section 4.2 are satisfied, such payment shall be applied solely to prepay the outstanding Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any outstanding Loans of, or reimbursement obligations owed to, such Defaulting Lender.
(f)    Upon the occurrence and during the continuance of an Event of Default, all amounts which would otherwise be payable to a Defaulting Lender (other than a Lender who is a Defaulting Lender solely as a result of clause (e) of the definition of “Defaulting Lender,” but which Defaulting Lender has otherwise fulfilled its obligations under this Credit Agreement) shall, in lieu of being distributed to such Defaulting Lender, be applied first, to satisfy in full the Obligations owing to the Administrative Agent, the Issuing Bank and the non-Defaulting Lenders in accordance with the other provisions of this Credit Agreement, second, to satisfy any damage claims of the Administrative Agent, Issuing Bank and the non-Defaulting Lenders against such Defaulting Lender for its failure to fulfill its obligations under this Credit Agreement, and third, the balance, if any, to satisfy the Obligations owing to such Defaulting Lender.
(g)    In the event that the Administrative Agent, the Borrower and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Group Lender to become a Defaulting Lender, then the L/C Exposure shall be readjusted to reflect the inclusion of such Group Lender’s Commitment and on such date such Group Lender shall purchase at par such of the Loans of the other Group Lenders as the Administrative Agent shall determine may be necessary in order for such Group Lender to hold such Loans in accordance with its Percentage and such Group Lender shall thereafter no longer constitute a Defaulting Lender hereunder (unless and until such Group Lender again becomes a Defaulting Lender).
(h)    Neither the provisions of this Section 2.17, nor the provisions of any other Section of this Credit Agreement relating to a Defaulting Lender, are intended by the parties to constitute liquidated damages. Subject to the limitations contained in Section 13.8 regarding special, indirect, consequential and punitive damages, each of the Administrative Agent, the Issuing Bank, each non-Defaulting Lender and each Credit Party hereby reserves its respective rights to proceed against such Defaulting Lender for any damages incurred as a result of it becoming a Defaulting Lender hereunder. For purposes of establishing a damages claim, with regard to any obligations of a Defaulting Lender allocated to and/or performed by another party to this Credit Agreement, that Defaulting Lender shall be deemed to have received a notice from the Administrative Agent with regard to such obligations and to have failed to perform them.

3.	REPRESENTATIONS AND WARRANTIES OF CREDIT PARTIES
In order to induce the Administrative Agent, the Issuing Bank and the Group Lenders to enter into this Credit Agreement and to make the Loans and issue or purchase participations in the Letters of Credit provided for herein, the Credit Parties, jointly and severally, make the following representations and warranties to, and agreements with, the Administrative Agent, the Issuing Bank and the Group Lenders, all of which shall survive the execution and delivery of this Credit Agreement, the issuance of the Notes, the making of the Loans, and the issuance of the Letters of Credit:
SECTION 3.1    Existence and Power. (a) Each of the Credit Parties is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is qualified to do business and in good standing in all jurisdictions where (i) the nature of its properties or business so requires and (ii) the failure to be in good standing would render any Eligible Receivable unenforceable or would give rise to a material liability of such Credit Party (a list of such jurisdictions as of the date hereof is attached hereto as Schedule 3.1(a)).
(b)    Each of the Credit Parties has the power and authority (i) to own its respective properties and carry on its respective business as now being conducted, (ii) to execute, deliver and perform, as applicable, its obligations under the Fundamental Documents and any other documents contemplated thereby to which it is or will be a party, (iii) in the case of the Borrower, to borrow hereunder, and (iv) to grant to the Administrative Agent, for the benefit of itself, the Issuing Bank and the Group Lenders, a security interest in the Collateral including the Pledged Securities, as contemplated by this Credit Agreement and the other Fundamental Documents to which it is or will be a party; and in the case of the Guarantors, to guarantee the Obligations as contemplated by Article 9 hereof.
SECTION 3.2    Authority and No Violation. (a) The execution, delivery and performance of this Credit Agreement and the other Fundamental Documents to which it is a party, by each Credit Party, the grant to the Administrative Agent for the benefit of the Administrative Agent, the Issuing Bank and the Group Lenders of the security interest in the Collateral and the Pledged Securities as contemplated herein and by the other Fundamental Documents and, in the case of the Borrower, the Borrowings hereunder and the execution, delivery and performance of the Notes and, in the case of each Guarantor, the guaranty of the Obligations as contemplated in Article 9 hereof, (i) have been duly authorized by all necessary corporate or company (as applicable) action on the part of each such Credit Party, (ii) will not constitute a violation of any provision of Applicable Law in any material respect or any order of any Governmental Authority applicable to such Credit Party, or any of its properties or assets in any material respect, (iii) will not violate any provision of the Certificate of Incorporation, By-Laws, limited liability company agreement or any other organizational document of any Credit Party, (iv) will not violate any provision of any Distribution Agreement, indenture, agreement, bond, note or other similar instrument to which such Credit Party is a party or by which such Credit Party or any of its properties or assets are bound in any material respect, (v) will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a material default under, or create any right to terminate, any such Distribution Agreement, indenture, agreement, bond, note or other instrument, and (vi) will not result in the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of any of the Credit Parties other than pursuant to this Credit Agreement or the other Fundamental Documents.

(b)    There are no restrictions on the transfer of any of the Pledged Securities other than as a result of this Credit Agreement or applicable securities laws and the regulations promulgated thereunder.
SECTION 3.3    Governmental Approval. All material authorizations, approvals, registrations or filings from or with any Governmental Authority (other than UCC-1 and PPSA financing statements, the Hypothec, the Copyright Security Agreement and the Trademark Security Agreement which will be delivered to the Administrative Agent on or prior to the Closing Date, in form suitable for recording or filing with the appropriate filing office) required for the execution, delivery and performance by any Credit Party of this Credit Agreement and the other Fundamental Documents to which it is a party, and the execution and delivery by the Borrower of the Notes, have been duly obtained or made, and are in full force and effect, and if any further authorizations, approvals, registrations or filings should hereafter become necessary, the Credit Parties shall obtain or make all such authorizations, approvals, registrations or filings.
SECTION 3.4    Binding Agreements. This Credit Agreement and the other Fundamental Documents when executed, will constitute the legal, valid and binding obligations of each Credit Party that is a party thereto, enforceable against such Credit Party in accordance with their respective terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors’ rights generally and to general principles of equity.
SECTION 3.5    Financial Statements. The audited consolidated balance sheets of LGEC and its Consolidated Subsidiaries at March 31, 2011 and March 31, 2012, together with the related statements of income and the related notes and supplemental information for the fiscal years then ended, have been prepared in accordance with GAAP in effect as of such date consistently applied, except as otherwise indicated in the notes to such financial statements. All of such financial statements fairly present the financial position or the results of operations of LGEC and its Consolidated Subsidiaries on a consolidated basis at the dates or for the periods indicated and reflect all known liabilities, contingent or otherwise, that GAAP require, as of such dates, to be shown or reserved against.
SECTION 3.6    No Material Adverse Change. (a) There has been no material adverse change with respect to the business, operations, performance, assets, properties, condition (financial or otherwise) or prospects of the Credit Parties taken as a whole from March 31, 2012.
(b)    No Credit Party has entered or is entering into the arrangements contemplated hereby and by the other Fundamental Documents, or intends to make any transfer or incur any obligations hereunder or thereunder, with actual intent to hinder, delay or defraud either present or future creditors. On and as of the Closing Date, on a pro forma basis after giving effect to all Indebtedness (including the Loans) expected to be borrowed or repaid on the Closing Date (i) each Credit Party expects the cash available to such Credit Party, after taking into account all other anticipated uses of the cash of such Credit Party (including the payments on or in respect of debt referred to in clause (iii) of this Section 3.6(b)), will be sufficient to satisfy all final judgments for money damages which have been docketed against such Credit Party or which may be rendered against such Credit Party in any action in which such Credit

Party is a defendant (taking into account the reasonably anticipated maximum amount of any such judgment and the earliest time at which such judgment might be entered); (ii) the sum of the present fair saleable value of the assets of each Credit Party will exceed the probable liability of such Credit Party on its debts (including its Guaranties); (iii) no Credit Party will have incurred or intends to, or believes that it will, incur debts beyond its ability to pay such debts as such debts mature (taking into account the timing and amounts of cash to be received by such Credit Party from any source, and of amounts to be payable on or in respect of debts of such Credit Party and the amounts referred to in clause (i)); and (iv) each Credit Party believes it will have sufficient capital with which to conduct its present and proposed business and the property of such Credit Party does not constitute unreasonably small capital with which to conduct its present or proposed business. For purposes of this Section 3.6, “debt” means any liability or a claim, and “claim” means (y) right to payment whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (z) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.
SECTION 3.7    Ownership of Pledged Securities, Subsidiaries, etc. (a) annexed hereto as Schedule 3.7(a) is a correct and complete list as of the date hereof, of each Credit Party showing, as to each, (i) its name, (ii) the jurisdiction in which it was incorporated or otherwise organized, (iii) in the case of each Credit Party which is a corporation, its authorized capitalization, the number of shares of its capital stock outstanding and (except in the case of LGEC) the ownership of its capital stock and (iv) in the case of each Credit Party which is a limited liability company, the ownership of its membership interests.
(b)    Except as noted on Schedule 3.7(b)(i), as of the date hereof no Credit Party holds any Equity Interest or other Investment, either directly or indirectly, in any Person other than another Credit Party, an Unrestricted Subsidiary or an Inactive Subsidiary and no Credit Party is a general or limited partner in any joint venture or partnership. Annexed hereto as Schedule 3.7(b)(ii) is a correct and complete list of all Excluded Beneficial Interests as of the date hereof.
(c)    Annexed hereto as Schedule 3.7(c) is a correct and complete list of all Inactive Subsidiaries as of the date hereof.
(d)    Annexed hereto as Schedule 3.7(d) is a correct and complete list of all Unrestricted Subsidiaries as of the date hereof.
SECTION 3.8    Copyrights, Trademarks and Other Rights. (a) On the date hereof, the items of Product listed on Schedule 3.8(a)(i) hereto comprise all of the Product in which any Credit Party has any right, title or interest (either directly, through a joint venture or partnership or otherwise). Schedule 3.8(a)(ii) sets out a true and complete record of the copyright registration numbers and the character of the interests held by the relevant Credit Party for the items of Product listed on Schedule 3.8(a)(ii) which have been duly recorded in the United States Copyright Office and the Canadian Intellectual Property Office and copies of all such recordations have been made available to the Administrative Agent. To the best of each Credit Party’s knowledge, all items of Product and all component parts thereof do not and will not violate or infringe upon any copyright, right of privacy, trademark, patent, trade name, performing right or any literary, dramatic, musical, artistic, personal, private, several, care, contract, property or copyright right or any other right of any Person, in any material respect or contain any libelous or slanderous material. There is no claim, suit, action or proceeding pending or, to the best of each Credit Party’s knowledge, threatened against any Credit Party that involves a claim of infringement of any copyright with respect to any item of Product listed on Schedule 3.8(a)(i), and no Credit Party has any knowledge of any existing infringement by any other Person of any copyright held by any Credit Party with respect to any item of Product listed on Schedule 3.8(a)(i).
(b)    Schedule 3.8(b) hereto (i) lists all the trademarks registered by any Credit Party on the date hereof and identifies the Credit Party which registered each such trademark and (ii) specifies as to each, the jurisdictions in which such trademark has been issued or registered (or, if applicable, in which an application for such issuance or registration has been filed), including the respective registration or application numbers and applicable dates of registration or application and (iii) specifies as to each, as applicable, material licenses, sublicenses and other material agreements as of the date hereof (other than any agreements which relate to the exploitation of an item of Product), to which any Credit Party is a party and pursuant to which any Person, other than a Credit Party, is authorized to use such trademark. Each trademark set forth on Schedule 3.8(b) will be included on Schedule A to the Trademark Security Agreement to be delivered to the Administrative Agent on or prior to the Closing Date pursuant to Section 4.1(h).
(c)    All applications and registrations for all copyrights, trademarks, service marks, trade names and service names in which any Credit Party has any right, title or interest are valid and in full force and effect (other than (i) items of Product that, in the aggregate, account for no more than 10% of the total value of all items of Product listed on Schedule 3.8(a) and (ii) trademarks, service marks, trade names and service names that in the aggregate are not material) and are not subject to the payment of any taxes or maintenance fees or the taking of any other actions by the Credit Parties to maintain their validity or effectiveness.
SECTION 3.9    Fictitious Names. Except as disclosed on Schedule 3.9, none of the Credit Parties has done business, is doing business or intends to do business other than under its full corporate or company (as applicable) name, including, without limitation, under any trade name or other doing business name.
SECTION 3.10    Title to Properties. The Credit Parties have good title to each of the properties and assets reflected on the most recent financial statements referred to in Section 3.5 or delivered pursuant to Section 5.1(a) hereof (other than such properties or assets disposed of in the ordinary course of business since the date of such financial statements) and all such properties and assets are free and clear of Liens, except Permitted Encumbrances.
SECTION 3.11    Places of Business. The chief executive office of each Credit Party is, on the date hereof, as set forth on Schedule 3.11 hereto. All of the places where each Credit

Party keeps the records concerning the Collateral on the date hereof or regularly keeps any goods included in the Collateral on the date hereof are also listed on Schedule 3.11 hereto.
SECTION 3.12    Litigation. Except as set forth in Schedule 3.12, there are no actions, suits or other proceedings at law or in equity by or before any arbitrator or arbitration panel, or any Governmental Authority (including, but not limited to, matters relating to environmental liability) or any investigation by any Governmental Authority of the affairs of, or to the best of each Credit Party’s knowledge, threatened action, suit or other proceeding against or affecting, any Credit Party or of any of their respective properties or rights which either (A) if adversely determined, could reasonably be expected to have a Material Adverse Effect or (B) relate to this Credit Agreement or any of the transactions contemplated hereby. No Credit Party is in default with respect to any order, writ, injunction, decree, rule or regulation of any Governmental Authority binding upon such Person, which default could reasonably be expected to have a Material Adverse Effect.
SECTION 3.13    Federal Reserve Regulations. No Credit Party is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used, directly or indirectly, whether immediately, incidentally or ultimately (i) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or (ii) for any other purpose, in each case, violative of or inconsistent with any of the provisions of any regulation of the Board, including, without limitation, Regulations T, U and X thereto.
SECTION 3.14    Investment Company Act. No Credit Party is, or will during the term of this Credit Agreement be, (i) an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to regulation under the Federal Power Act or any foreign, federal or local statute or any other Applicable Law of the United States of America, Canada or any other jurisdiction, in each case limiting its ability to incur indebtedness for money borrowed as contemplated hereby or by any other Fundamental Document.
SECTION 3.15    Taxes. Each Credit Party has filed or caused to be filed all federal, state, local and foreign tax returns which are required to be filed with any Governmental Authority after giving effect to applicable extensions, and has paid or has caused to be paid all taxes as shown on said returns or on any assessment received by them in writing, to the extent that such taxes have become due, except as permitted by Section 5.13 hereof. No Credit Party knows of any material additional assessments or any basis therefor. The Credit Parties believe that the charges, accrual and reserves on its books in respect of taxes or other governmental charges are accurate.
SECTION 3.16    Compliance with ERISA. (a) Each U.S. Plan has been maintained and operated in all material respects in accordance with all applicable laws, including ERISA and the Code, and each U.S. Plan intended to qualify under section 401(a) of the Code so qualifies. No Reportable Event has occurred in the last five years as to any U.S. Plan, and the present value of all benefits under any U.S. Plan subject to Title IV of ERISA (based on those assumptions used to fund such U.S. Plan) did not as of the last annual valuation date applicable thereto, exceed the actuarial value of the assets of such U.S. Plan allocable to such benefits. No material liability has been, and no circumstances exist pursuant to which any material liability could be, imposed upon any Credit Party or ERISA Affiliate (i) under sections 4971 through 4980B of the Code, sections 502(i) or 502(l) of ERISA, or under Title IV of ERISA with respect to any U.S. Plan or Multiemployer Plan, or with respect to any plan heretofore maintained by any Credit Party or ERISA Affiliate, or any entity that heretofore was an ERISA Affiliate, (ii) for the failure to fulfill any obligation to contribute to any Multiemployer Plan, or (iii) with respect to any U.S. Plan that provides post-retirement welfare coverage (other than as required pursuant to Section 4980B of the Code). Neither any Credit Party nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated.
(b)    The execution, delivery and performance of the Fundamental Documents and the consummation of the transactions contemplated hereby and thereby will not involve any “prohibited transaction” within the meaning of ERISA or the Code.
SECTION 3.17    Non-U.S. Plan Compliance. Except as would not reasonably be expected to result in a material liability, each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result in a material liability. All contributions required to be made with respect to a Non-U.S. Plan have been timely made, except as would not reasonably be expected to result in a material liability. No Credit Party nor any of their Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan. Except as would not reasonably be expected to result in a Material Adverse Effect, the present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of the Credit Party’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not materially exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.
SECTION 3.18    Agreements. (a) No Credit Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument (including, without limitation, any Distribution Agreement) to which it is a party which could reasonably be expected to result in a Material Adverse Effect.
(b)    Schedule 3.18 is a true and complete listing as of the date hereof of (i) all credit agreements, indentures, and other agreements related to any indebtedness for borrowed money of any Credit Party, other than the Fundamental Documents, (ii) all joint venture agreements to which any Credit Party is a party, (iii) all material Distribution Agreements, (iv) all agreements or other arrangements pursuant to which a Credit Party has granted a Lien to any Person and (v) all other contractual arrangements entered into by a Credit Party or by which any Credit Party is bound which arrangements are material to any Credit Party, including but not limited to, Guaranties and employment agreements. The Credit Parties have delivered or made available to the Administrative Agent a true and complete copy of each agreement described on Schedule 3.18, including all exhibits and schedules. For purposes of this Section 3.18, a Distribution Agreement or other contract, agreement or arrangement shall be deemed “material” if the Credit Parties reasonably expect that any Credit Party would, pursuant to the terms thereof, (A) recognize future revenues in excess of U.S.$40,000,000, (B) incur liabilities or obligations in excess of U.S.$40,000,000 (except with respect to contingent liabilities or obligations that may become due under acquisition agreements for individual items of Product) or (C) likely suffer damages or losses in excess of U.S.$40,000,000 by reason of the breach or termination thereof.
SECTION 3.19    Security Interest. The execution and delivery of this Credit Agreement and the other Fundamental Documents, together with the actions taken on or prior to the Closing Date (including (i) the filing of the appropriate UCC-1 and PPSA financing statements and the registration of the Hypothec with the filing offices listed on Schedule 3.19, (ii) the filing of the Copyright Security Agreement with the U.S. Copyright Office and the Canadian Intellectual Property Office, (iii) the filing of the Trademark Security Agreement with the U.S. Patent and Trademark Office and (iv) the delivery of the Pledged Securities with appropriate stock powers to the Administrative Agent) was and continues to be effective to create and grant to the Administrative Agent for the benefit of itself, the Issuing Bank and the Group Lenders, a valid and first priority perfected security interests and hypothecs in the Collateral, (subject only to Permitted Encumbrances) and in the Pledged Securities.
SECTION 3.20    Disclosure. Neither this Credit Agreement nor any other Fundamental Document nor any agreement, document, certificate or statement furnished to the Administrative Agent for the benefit of the Administrative Agent, the Issuing Bank and the Group Lenders by any Credit Party in connection with the transactions contemplated hereby, at the time it was furnished or delivered, contained any untrue statement of a material fact regarding the Credit Parties or, when taken together with all such other agreements, documents, certificates and statements, omitted to state a material fact necessary under the circumstances under which it was made in order to make the statements contained herein or therein not misleading. There is no fact known to any Credit Party (other than general industry conditions or facts which have been disclosed to the Group Lenders in writing) which would have or could reasonably be expected in the future to have a Material Adverse Effect.
SECTION 3.21    Distribution Rights. Each Credit Party has sufficient right, title and interest in each item of Product (including both rights under copyright and ownership of or access to Physical Materials) to enable it (i) to enter into and perform all of the Distribution Agreements to which it is a party and other agreements generating Eligible Receivables and accounts receivable reflected on the most recent balance sheet and the most recent Borrowing Base Certificate delivered to the Group Lenders pursuant hereto, and (ii) to charge, earn, realize and retain all fees and profits to which such Credit Party is entitled thereunder, and is not in breach of any of its obligations under such agreements, nor does any Credit Party have any knowledge of any breach or anticipated breach by any other parties thereto, which breach in either case either individually or when aggregated with all other such breaches could reasonably be expected to have a Material Adverse Effect.

SECTION 3.22    Environmental Liabilities. (a) No Credit Party has used, stored, treated, transported, manufactured, refined, handled, produced or disposed of any Hazardous Materials on, under, at, from or in any way affecting, any of its properties or assets owned or leased by a Credit Party, in any manner which at the time of the action in question violated any Environmental Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials and to the best of each Credit Party’s knowledge, no prior owner of such property or asset or any tenant, subtenant, prior tenant or prior subtenant thereof has used Hazardous Materials on or affecting such property or asset, or otherwise, in any manner which at the time of the action in question violated any Environmental Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials.
(b)    To the best of each Credit Party’s knowledge (i) no Credit Party has any obligations or liabilities, known or unknown, matured or not matured, absolute or contingent, assessed or unassessed, which could reasonably be expected to have a Material Adverse Effect and (ii) no claims have been made against any of the Credit Parties in the past five years and no presently outstanding citations or notices have been issued against any of the Credit Parties, which could reasonably be expected to have a Material Adverse Effect which in either case have been or are imposed by reason of or based upon any provision of any Environmental Law, including, without limitation, any such obligations or liabilities relating to or arising out of or attributable, in whole or in part, to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of any Hazardous Materials by any Credit Party, or any of its employees, agents, representatives or predecessors in interest in connection with or in any way arising from or relating to any of the Credit Parties or any of their respective owned or leased properties, or relating to or arising from or attributable, in whole or in part, to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of any such substance, by any other Person at or on or under any of the real properties owned or used by any of the Credit Parties or any other location where such could reasonably be expected to have a Material Adverse Effect.
SECTION 3.23    Pledged Securities. (a) Annexed hereto as Schedule 3.23 is a correct and complete list as of the date hereof, of all the Pledged Securities hereunder showing, as to each, the entity whose stock or other Equity Interests are being pledged, the Pledgor of such stock or other Equity Interests, the stock certificate number (as applicable) and the number of shares or amount of the capital stock or other Equity Interests being pledged hereunder. Each Pledgor (i) is the legal and beneficial owner of, and has sole right, title and interest to, the Pledged Securities owned by such Pledgor, free and clear of all Liens, security interests or other encumbrances whatsoever, except the security interests created by this Credit Agreement and the other Fundamental Documents and (ii) has sole right and power to pledge, and grant the security interest in, and Lien upon, such Pledged Securities pursuant to this Credit Agreement without the consent of any Person or Governmental Authority whatsoever other than any such consent which shall have been obtained on or before the Closing Date.
(b)    All of the Pledged Securities are duly authorized, validly issued, fully paid and non-assessable.

(c)    Except for contractual restrictions disclosed on Schedule 3.23 and restrictions created herein or under applicable securities laws and the regulations promulgated thereunder, there are no restrictions on the transfer of any of the Pledged Securities. Except for restrictions under applicable securities laws and the regulations promulgated thereunder, there are no restrictions on the transfer of any of the Pledged Securities which would limit the ability of the Administrative Agent to foreclose upon and dispose of any of the Pledged Securities upon the occurrence of an Event of Default.
(d)    Except as set forth on Schedule 3.23, there are no warrants, options, conversion or similar rights currently outstanding with respect to, and no agreements to purchase or otherwise acquire, any shares of the capital stock or other Equity Interests of any issuer of any of the Pledged Securities; and there are no securities or obligations of any kind convertible into any shares of the capital stock or other Equity Interests of any issuer of any of the Pledged Securities.
(e)    Article 10 of this Credit Agreement creates in favor of the Administrative Agent (on behalf of the Administrative Agent, the Issuing Bank and the Group Lenders) a valid, binding and enforceable security interest in, and Lien upon, all right, title and interest of the Pledgors in the Pledged Securities and constitutes a fully perfected first and prior security interest and Lien upon all right, title and interest of the Pledgors in such Pledged Securities subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors’ rights generally and to general principles of equity.
SECTION 3.24    Compliance with Laws. No Credit Party is in violation of any Applicable Law except for such violations in the aggregate which would not have a Material Adverse Effect. The Borrowings hereunder, the intended use of the proceeds of the Loans as described in the preamble hereto and as contemplated by Section 5.20 hereof and any other transactions contemplated hereby will not violate any Applicable Law.
SECTION 3.25    Real Property. Except as set forth on Schedule 3.25, as of the Closing Date, each Credit Party does not have any ownership interest in real property.
SECTION 3.26    OFAC, FCPA, etc.
(a)    None of the Credit Parties (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
(b)    Each Credit Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the USA Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.	CONDITIONS PRECEDENT
SECTION 4.1    Conditions Precedent to Effectiveness of this Amendment and Restatement. The effectiveness of this amendment and restatement of the Existing Credit Agreement and the making of the initial Loan are subject to the satisfaction in full of the following conditions precedent:
(a)    Corporate Documents. The Administrative Agent shall have received, with copies for each of the Group Lenders:
(i)    a copy of the articles or certificate of incorporation or other organizational document of each Credit Party, certified on a recent date by the Secretary of State (or other appropriate governmental official if such party is organized outside the United States) of such Credit Party’s jurisdiction of incorporation or organization, as the case may be;
(ii)    a certificate of the Secretary of State or other appropriate governmental official of such jurisdiction of incorporation or organization, dated as of a recent date as to the good standing of, and (to the extent available) payment of taxes by, each Credit Party which certificate lists the charter documents on file in the office of such Secretary of State or other appropriate governmental official;
(iii)    a certificate dated as of a recent date as to the good standing of each Credit Party issued by the Secretary of State or other appropriate governmental official of each jurisdiction in which such Credit Party is qualified as a foreign corporation or foreign limited liability company as listed in Schedule 3.1(a) hereto;
(iv)    a certificate of the Secretary of each Credit Party, dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or limited liability company agreement, as the case may be, of such party as in effect on the date of such certification; (B) that attached thereto is a true and complete copy of the resolutions adopted by the Board of Directors of such party authorizing the execution, delivery and performance in accordance with their respective terms of the Fundamental Documents executed by such Credit Party and any other documents required or contemplated hereunder or thereunder, the grant of the security interests in the Collateral and the Pledged Securities, and in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been amended, rescinded or supplemented and are currently in effect; (C) that the certificate of incorporation or organization of such party has not been amended since the date of the last amendment thereto indicated on the certificates of the Secretary of State or other appropriate governmental official furnished pursuant to clause (i) above; and (D) as to the incumbency and specimen signature of each officer of such party executing any Fundamental Document (such certificate to contain a certification by another officer of such party as to the incumbency and signature of the officer signing the certificate referred to in this clause (iv)); and
(v)    such additional supporting documents as the Administrative Agent or its counsel or any Group Lender may reasonably request.
(b)    Credit Agreement; Notes. The Administrative Agent shall have received (i) executed counterparts of this Credit Agreement, which, when taken together, bear the signatures of the Administrative Agent, the Issuing Bank, all of the Credit Parties and all of the Group Lenders and (ii) the Notes executed by the Borrower.
(c)    Opinion of Counsel. The Administrative Agent shall have received the written opinions of Heenan Blaikie LLP, Canadian counsel to the Credit Parties, O’Melveny & Myers LLP, United States counsel to the Credit Parties, Drinker Biddle and Reath LLP, Pennsylvania counsel to certain Credit Parties, and Chaffe McCall, L.L.P., Louisiana counsel to certain Credit Parties, each dated the Closing Date and addressed to the Administrative Agent and the Group Lenders which opinions shall be substantially in the forms attached hereto as Exhibits B-1, B-2, B-3 and B-4, respectively, and otherwise in form and substance satisfactory to the Administrative Agent and to Morgan, Lewis & Bockius LLP, counsel to the Administrative Agent and Fraser Milner Casgrain LLP special Canadian counsel to the Administrative Agent.
(d)    No Material Adverse Change. No material adverse change shall have occurred with respect to the business, operations, performance, assets, properties, condition (financial or otherwise) or prospects of the Credit Parties taken as a whole from March 31, 2012.
(e)    Insurance. The Borrower shall have furnished the Administrative Agent with (i) a summary of all existing insurance coverage, (ii) evidence acceptable to the Administrative Agent that the insurance policies required by Section 5.5 have been obtained and are in full force and effect and (iii) Certificates of Insurance with respect to all existing insurance coverage which certificates shall name JPMorgan Chase Bank, as Administrative Agent, as the certificate holder and shall evidence the Credit Parties’ compliance with Section 5.5 with respect to all insurance coverage existing as of the Closing Date.
(f)    Borrowing Base Certificate. The Administrative Agent shall have received an initial Borrowing Base Certificate substantially in the form of Exhibit I hereto, signed by an Authorized Officer.
(g)    Security and Other Documentation. The Administrative Agent shall have received fully executed copies of (i) Pledgeholder Agreements for each item of Product for which a Credit Party has control over any physical elements thereof as listed on Schedule 3.8(a)(ii); (ii) a Copyright Security Agreement Supplement listing each item of Product in which any Credit Party has a copyrightable interest (as listed on Schedule 3.8(a) hereto) executed by each such Credit Party; (iii) a Trademark Security Agreement for each trademark in which any Credit

Party has any interest (as listed on Schedule 3.8(b) hereto) executed by each such Credit Party; (iv) a Hypothec executed by each Credit Party domiciled or located in the Province of Quebec and each Credit Party where Collateral with respect to such Credit Party is located in, or perfection of a Lien in such Collateral is required under the Applicable Laws of the Province of Quebec or under any applicable PPSA; (v) Laboratory Access Letters for each item of Product where any Credit Party has access rights to any physical elements of such item of Product listed on Schedule 3.8(a)(ii) hereto; (vi) appropriate UCC-1 and PPSA financing statements relating to the Collateral; (vii) all certificates evidencing any of the Pledged Securities with appropriate undated stock powers executed in blank; and (viii) deeds of hypothec, debentures and debenture pledge agreements in form and substance satisfactory to the Administrative Agent.
(h)    Security Interests in Copyrights and other Collateral. The Administrative Agent shall have received evidence satisfactory to it that each Credit Party, has sufficient right, title and interest in and to the Collateral and other assets which it purports to own (including appropriate licenses under copyright), as set forth in the documents and other materials presented to the Group Lenders, to enable such Credit Party to perform the Distribution Agreements to which such Credit Party is a party and as to each Credit Party, to grant to the Administrative Agent for the benefit of the Administrative Agent, the Issuing Bank and the Group Lenders the security interests contemplated by the Fundamental Documents, and that all financing statements, copyright filings and other filings under Applicable Law necessary to provide the Administrative Agent for the benefit of itself, the Issuing Bank and the Group Lenders with a first priority perfected security interest in the Pledged Securities and Collateral (subject in the case of the Collateral, to Permitted Encumbrances) have been filed or delivered to the Administrative Agent in satisfactory form for filing.
(i)    Payment of Fees. All fees and expenses then due and payable by any Credit Party to the Administrative Agent and/or the Group Lenders in connection with the transactions contemplated hereby or as required by the Fee Letter shall have been paid.
(j)    Existing Indebtedness. The Administrative Agent shall be satisfied that all Indebtedness of LGEC and its Subsidiaries, other than as identified on Schedule 6.1, shall have been paid in full, the commitments of the lenders thereunder shall have been terminated and all security interests, Liens and other encumbrances granted thereunder shall have been released.
(k)    Notices of Assignment and Irrevocable Instructions. The Administrative Agent shall have received with respect to each Eligible Receivable or Acceptable Tax Credit included in the initial Borrowing Base Certificate, a Notice of Assignment and Irrevocable Instructions executed by the appropriate Credit Party.
(l)    Chain of Title. The Administrative Agent shall have received copies of all agreements, instruments of transfer or other instruments (in recordable form) (including, without limitation, the rights agreements) necessary to establish, to the satisfaction of the Administrative Agent, with respect to a sufficient number of items of Product included in the Borrowing Base as determined in the Administrative Agent’s sole discretion, the applicable Credit Party’s ownership of sufficient copyright rights in each Completed item of Product and in the literary properties upon which each Uncompleted item of Product is to be based to enable such Credit Party to produce and/or distribute such item of Product and to grant to the Administrative Agent for the benefit of the Group Lenders the security interests which are contemplated by this Credit Agreement.
(m)    Litigation. No litigation, governmental or administrative inquiry, inquiry from any stock exchange on which LGEC is listed, injunction or restraining order shall be pending, entered or threatened which involves this Credit Agreement or which in the Administrative Agent’s good faith judgment could reasonably be expected to have a Material Adverse Effect.
(n)    UCC/PPSA Searches. The Administrative Agent shall have received UCC, PPSA, copyright office and other searches satisfactory to it indicating that no other filings, encumbrances or transfers (other than in connection with Permitted Encumbrances) with regard to the Collateral are of record in any jurisdiction in which it shall be necessary or desirable for the Administrative Agent to make a UCC or PPSA filing in order to provide the Administrative Agent (for the benefit of the Administrative Agent, the Issuing Bank or the Group Lenders) with a perfected security interest in the Collateral.
(o)    ERISA. The Administrative Agent shall have received or had made available to it, copies of all U.S. Plans or Non-U.S. Plan of the Credit Parties that are in existence on the Closing Date, and descriptions of those that are committed to on the Closing Date.
(p)    Contribution Agreement. The Administrative Agent shall have received a fully executed Contribution Agreement duly executed by each of the Credit Parties.
(q)    Delivery of Agreements. The Administrative Agent shall have received and be satisfied with the terms and provisions of (i) all existing output and distribution agreements, (ii) all material agreements listed on Schedule 3.18 and (iii) all other agreements to the extent requested by the Administrative Agent.
(r)    Required Consents and Approvals. The Administrative Agent shall be satisfied that all required consents and approvals have been obtained with respect to the transactions contemplated hereby from all Governmental Authorities with jurisdiction over the business and activities of any Credit Party and from any other entity whose consent or approval the Administrative Agent in its reasonable discretion deems necessary to the transactions contemplated hereby.
(s)    Federal Reserve Regulations. The Administrative Agent shall be satisfied that the provisions of Regulations T, U and X of the Board will not be violated by the transactions contemplated hereby.
(t)    Compliance with Laws. The Administrative Agent shall be satisfied that the transactions contemplated hereby will not violate any provision of Applicable Law, or any order of any court or other agency of the United States or Canada or any state or province thereof applicable to any of the Credit Parties or any of their respective properties or assets.

(u)    Approval of Counsel to the Administrative Agent. All legal matters incidental to this Credit Agreement and the transactions contemplated hereby shall be reasonably satisfactory to Morgan, Lewis & Bockius LLP, counsel to the Administrative Agent and Fraser Milner Casgrain, special Canadian counsel to the Administrative Agent.
(v)    Eligible Unsold Rights Amount. The Administrative Agent shall have received the calculation of the Eligible Unsold Rights Amount computed as of March 31, 2012.
(w)    USA Patriot Act. The Administrative Agent shall have received any information requested by the Administrative Agent, the Issuing Bank or any Lender that is required under or in connection with the USA Patriot Act.
SECTION 4.2    Conditions Precedent to Each Loan and Letter of Credit. The obligation of the Issuing Bank to issue each Letter of Credit and of the Group Lenders to make each Loan, and to participate in each Letter of Credit (including the initial Loan and/or Letter of Credit) are subject to the following conditions precedent:
(a)    Notice. The Administrative Agent shall have received a notice with respect to such Borrowing, or the Issuing Bank shall have received a notice with respect to such Letter of Credit as required by Article 2 hereof.
(b)    Borrowing Certificate. The Administrative Agent shall have received a Borrowing Certificate, duly executed by an Authorized Officer on behalf of the Borrower.
(c)    Representations and Warranties. The representations and warranties set forth in Article 3 hereof and in the other Fundamental Documents shall be true and correct in all material respects on and as of the date of each Borrowing, and/or issuance of each Letter of Credit hereunder (except to the extent that such representations and warranties expressly relate to an earlier date) with the same effect as if made on and as of such date.
(d)    No Event of Default. On the date of each Borrowing, or issuance of each Letter of Credit, no Default or Event of Default shall have occurred and be continuing, nor shall any such event occur by reason of the making of such Loan, or the issuance of such Letter of Credit.
(e)    Additional Requirements. In addition to all of the other requirements contained herein, in order for the Borrower to borrow under the Facility, any amount drawn down must, for so long as amounts are outstanding under the Senior Secured Second Priority Notes, (i) qualify as “First Priority Obligations” as defined in the Second Priority Intercreditor Agreement ,and (ii) be permitted under the indenture governing the Senior Secured Second Priority Notes.
Each request for a Borrowing or for issuance of a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing or issuance of such Letter of Credit as to the matters specified in paragraphs (c), (d) and (e) of this Section 4.2.

5.	AFFIRMATIVE COVENANTS
From the date hereof and for so long as the Commitments shall be in effect, any amount shall remain outstanding under the Notes, or L/C Exposure shall remain outstanding or any monetary Obligation then due and payable shall remain unpaid or unsatisfied, each Credit Party agrees that, unless the Required Lenders shall otherwise consent in writing, each of them will, and will cause each of its Subsidiaries (other than the Unrestricted Subsidiaries or the Inactive Subsidiaries) to:
SECTION 5.1    Financial Statements and Reports. Furnish or cause to be furnished to the Administrative Agent electronically or in sufficient numbers for distribution to the Issuing Bank and the Group Lenders:
(a)    Within one hundred twenty (120) days after the end of each fiscal year of LGEC (commencing with fiscal year 2013), (i) the audited consolidated balance sheet of LGEC and its Consolidated Subsidiaries, in each case as at the end of, and the related statements of income, stockholders’ equity and cash flows for, such year, and the corresponding figures as at the end of, and for, the preceding fiscal year, accompanied by an unqualified report and opinion of Ernst & Young or such other independent public accountant of nationally recognized standing as shall be retained by LGEC and be satisfactory to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards relating to reporting and which report and opinion shall contain no material exceptions or qualifications except for qualifications relating to accounting changes (with which such independent public accountants concur) in response to FASB releases or other authoritative pronouncements, together with a certificate signed by an Authorized Officer, to the effect that such financial statements fairly present the financial position of LGEC and its Consolidated Subsidiaries as at the dates indicated and the results of their operations for the periods indicated in conformity with GAAP and (ii) a schedule of consolidating information (“Consolidating Financial Information”) reflecting the consolidated balance sheet, statements of income, shareholders equity and statements of cash flows of LGEC, which separately identifies Summit and consolidating adjustments, as well as, any other fully consolidated Unrestricted Subsidiaries (noting that any assets or revenue associated with LGEC’s investment in TVGuide which is held by an Unrestricted Subsidiary, will be excluded from the following tests provided that the TVGuide financial statements continue to be reported under the equity method )which either (x) individually account for more than 5% of assets and/or revenue of LGEC as fully consolidated, or (y) in the aggregate account for more than 7.5% of assets and/or revenue of LGEC as fully consolidated. Such Consolidating Financial Information will be accompanied by a separate report and opinion of the accountants referred to above which indicates that such information has been subjected to the auditing procedures applied in their audit of consolidated financial statements of LGEC, and, in the opinion of such accountants, is fairly stated in all material respects in relation to the consolidated financial statements of LGEC taken as a whole. The Consolidating Financial Information will only need to be provided so long as Summit is an Unrestricted Subsidiary.

(b)    Within fifty-five (55) days after the end of each of the first three fiscal quarters of each of its fiscal years, the unaudited consolidated balance sheets of LGEC and its Consolidated Subsidiaries as at the end of, and the related unaudited consolidated statements of operations and deficit and cash flow for, such quarter, and for the portion of the fiscal year through the end of such quarter, and the corresponding figures as at the end of such quarter, and for the corresponding period, in the preceding fiscal year, together with a certificate signed by an Authorized Officer, to the effect that such financial statements, while not examined by independent public accountants, reflect, in the opinion of LGEC, all adjustments necessary to present fairly the financial position of LGEC and its Consolidated Subsidiaries as at the end of the fiscal quarter and the results of operations for the quarter then ended in conformity with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.
(c)    Simultaneously with the delivery of the statements referred to in paragraphs (a) and (b) of this Section 5.1, a certificate of an Authorized Officer in form and substance reasonably satisfactory to the Administrative Agent (i) stating whether or not such Authorized Officer has knowledge, after due inquiry, of any condition or event which would constitute an Event of Default or Default and, if so, specifying each such condition or event and the nature thereof, (ii) demonstrating in reasonable detail compliance with the provisions of Sections 6.10, 6.14, 6.15, 6.16 and 6.25 hereof and including supporting schedules, (iii) certifying that all filings required under Section 5.8 hereof have been made and listing each such filing that has been made since the date of the last certificate delivered in accordance with this Section 5.1(c) and (iv) setting forth for each of the next four quarters all projected payments to be made by any Credit Parties of minimum guarantees and other Off-Balance Sheet Commitments.
(d)    (i) On or prior to the last Business Day of each month, a certificate (“Borrowing Base Certificate”) substantially in the form of Exhibit I hereto, signed by an Authorized Officer and setting forth the amount of each component included in the Borrowing Base as of the last Business Day of the preceding month, attached to which shall be detailed information as required by such certificate including, without limitation, supporting schedules showing the calculation of each component of the Borrowing Base and with respect to Eligible Receivables included in the Borrowing Base, reasonable detail about guild residual deductions (the Borrower, at its option, may furnish additional Borrowing Base Certificates setting forth such information as of such other dates as it may deem appropriate).
(e)    Promptly upon their becoming available, copies of all significant audits prepared for or submitted to any of the Credit Parties by any outside professional firm or service, including, without limitation, any comment letter submitted by the Credit Parties’ accountants to management in connection with their annual audit.
(f)    Within ten (10) days of receipt thereof by the Borrower, copies of all management letters issued to the Borrower by its auditors.
(g)    Promptly upon their becoming available, copies of (i) all registration statements, proxy statements, notices and reports which LGEC or any other Credit Party shall file with any securities exchange or with the United States Securities and Exchange Commission or any Canadian securities commission or any successor agency and (ii) all reports, financial statements, press releases and other information which LGEC or any other Credit Party shall release, send or make available to its common stockholders generally.
(h)    So long as the Eligible Unsold Rights Amount is included in the Borrowing Base, not later than July 31st of each year, the calculation of the Eligible Unsold Rights Amount computed as of the last Business Day of March of such calendar year together with a variance analysis setting forth the actual net receipts received during the prior year with respect to items of Product included in the prior year’s valuation versus the net receipts projected to have been received for such items of Product during the prior year as reported in the valuation (the “Valuation Report”). Notwithstanding the foregoing, if the Borrower was not required to deliver the Valuation Report pursuant to this clause (h), before the Eligible Unsold Rights Amount can be included in the Borrowing Base, the Borrower must deliver the Valuation Report to the Administrative Agent. If the Borrower intends to deliver a Valuation Report by an Agreed Independent Appraiser other than the Agreed Independent Appraiser who delivered the previous Valuation Report, the Borrower will provide notice to the Group Lenders prior to engaging such Agreed Independent Appraiser.
(i)    At least annually and not later than July 31st of each year, forecasted financial statements consisting of balance sheets, cash flow statements, income statements, and Borrowing Base with supporting detail and underlying assumptions, covering the next four fiscal quarters.
(j)    From time to time such additional information regarding the financial condition or business of any of the Credit Parties, any item of Product, any Distribution Agreement, any Eligible Receivable or the Collateral, as the Administrative Agent or any Group Lender acting through the Administrative Agent may reasonably request.
(k)    Promptly upon written request therefor, any information reasonably required by the Administrative Agent, the Issuing Bank or any Lender under or in connection with the USA Patriot Act.
(l)    Simultaneously with the delivery of the statements referred to in paragraphs (a) and (b) of this Section 5.1, (i) an updated Schedule 3.7(d) listing all current Unrestricted Subsidiaries and (ii) an updated Schedule 6.20 listing all current bank accounts maintained by the Credit Parties.
SECTION 5.2    Corporate Existence; Compliance with Laws. Do or cause to be done all things necessary (i) to preserve, renew and keep in full force and effect its corporate existence, rights, licenses, permits and franchises and (ii) to comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, any Governmental Authority, except as otherwise permitted under Section 6.6.
SECTION 5.3    Maintenance of Properties. Keep its tangible properties which are material to its business in good repair, working order and condition (ordinary wear and tear excepted) unless the Borrower determines in good faith that the continued maintenance of such properties are not economically desirable (after consultation with the Administrative Agent) and, from time to time (i) make all necessary and proper repairs, renewals, replacements, additions and improvements thereto and (ii) comply at all times with the provisions of all material leases and other material agreements to which it is a party so as to prevent any loss or forfeiture thereof or thereunder unless compliance therewith is being currently contested in good faith by appropriate proceedings and appropriate reserves have been established in accordance with GAAP.
SECTION 5.4    Notice of Material Events. (a) Promptly upon any executive officer of any Credit Party obtaining knowledge of (i) any Default or Event of Default, (ii) any material adverse change in the condition (financial or otherwise) or operations of any Credit Party, (iii) any action or event which could reasonably be expected to materially and adversely affect the performance of the Credit Parties’ obligations under this Credit Agreement or any other Fundamental Document, the repayment of the Notes or the security interests granted to the Administrative Agent for the benefit of the Administrative Agent, the Issuing Bank or the Group Lenders under this Credit Agreement or any other Fundamental Document, (iv) any other event which could reasonably be expected to result in a Material Adverse Effect, (v) the opening of any office of any Credit Party or the change of the chief executive office or the principal place of business of any Credit Party or of the location of any Credit Party’s books and records with respect to the Collateral, (vi) any change in the name of any Credit Party, (vii) any other event which could reasonably be expected to materially and adversely impact upon the amount or collectability of accounts receivable of the Credit Parties or otherwise materially decrease the value of the Collateral or the Pledged Securities, (viii) any proposed material amendment to any agreements that are part of the Collateral or (ix) any Person giving any notice to any Credit Party or taking any other action to enforce remedies with respect to a claimed default or event or condition of the type referred to in paragraph (g) or (h) of Article 7, such Credit Party shall promptly give written notice thereof to the Administrative Agent specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such Person and the nature of such claimed Event of Default or condition and what action any Credit Party has taken, is taking and proposes to take with respect thereto.
(b)    Promptly upon any executive officer of any Credit Party obtaining knowledge of (i) the institution of, or threat of, any action, suit, proceeding, investigation or arbitration by any Governmental Authority or other Person against or affecting any Credit Party or any of its assets or any item of Product, or (ii) any material development in any such action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Group Lenders), which, in the case of (i) or (ii), if adversely determined could reasonably be expected to have a Material Adverse Effect, such Credit Party shall promptly give written notice thereof to the Administrative Agent and provide such other information as may be available to it to enable the Group Lenders to evaluate such matters; and, in addition to the requirements set forth in clauses (i) and (ii) of this subsection (b), such Credit Party upon request shall promptly give notice of the status of any action, suit, proceeding, investigation or arbitration covered by a report delivered to the Group Lenders pursuant to clause (i) and (ii) above to the Group Lenders and provide such other information as may be reasonably available to it to enable the Group Lenders to evaluate such matters.

SECTION 5.5    Insurance. (a) Keep its assets which are of an insurable character insured (to the extent and for the time periods consistent or greater than normal industry standards) by financially sound and reputable insurers against loss or damage by fire, explosion, theft or other hazards which are included under extended coverage in amounts not less than the insurable value of the property insured or such lesser amounts, and with such self-insured retention or deductible levels, as are consistent with normal industry standards.
(b)    Maintain with financially sound and reputable insurers, insurance against other hazards and risks and liability to Persons and property to the extent and in the manner consistent or greater than normal industry standards.
(c)    Maintain, or cause to be maintained, in effect during the period from the commencement of principal photography of each item of Product produced by any Credit Party or from the date of acquisition of each item of Product acquired by any Credit Party, through the third anniversary of the date on which such item of Product is Completed and as otherwise required by applicable contracts, a so-called “Errors and Omissions” policy covering all such items of Product, and cause such Errors and Omissions policy to provide coverage to the extent and in such manner as is customary for items of Product of like type but, at minimum, to the extent and in such manner as is required under all applicable contracts relating thereto (including, without limitation, any Distribution Agreement relating to such item of Product).
(d)    Maintain, or cause to be maintained, in effect during the period from the commencement of principal photography of each item of Product produced by any Credit Party, or from the date of acquisition of each item of Product acquired by any Credit Party (i) until such time as the Administrative Agent shall have been provided with satisfactory evidence of the existence of one negative or master tape in one location and an interpositive, internegative or duplicate master tape in another location of the final version of the Completed Product, insurance on the negatives and sound tracks or master tapes of such item of Product in an amount not less than the cost of re-shooting the principal photography of the item of Product and otherwise re-creating such item of Product, and (ii) until principal photography of such item of Product has been concluded, a cast insurance policy with respect to such item of Product, which provides coverage to the extent and in such manner as is customary for items of Product of a like type, but at minimum, to the extent required under all applicable contracts relating thereto.
(e)    Maintain, or cause to be maintained, in effect distributor’s “Errors and Omissions” insurance to the extent and in amounts consistent or greater than normal industry standards.
(f)    Cause all such above-described insurance (excluding worker’s compensation insurance) to (i) provide for the benefit of the Group Lenders that 30 days’ prior written notice of cancellation, termination, non-renewal or lapse or material change of coverage shall be given to the Administrative Agent; (ii) name the Administrative Agent for the benefit of the Administrative Agent, the Issuing Bank and the Group Lenders as a loss payee (except for “Errors and Omissions” insurance and other third party liability insurance), provided, however, that so long as no Event of Default has occurred and is continuing, production insurance recoveries received prior to Completion or abandonment of an item of Product may be utilized to finance the production of such an item of Product, and property insurance proceeds may be used to repair damage in respect of which such proceeds were received or so long as no Default or Event of Default has occurred and is then continuing, to reimburse a Credit Party for its own funds expended to repair the applicable damage; and (iii) to the extent that none of the Administrative Agent, the Issuing Bank or the Group Lenders shall be liable for premiums or calls, name the Administrative Agent (for the benefit of the Administrative Agent, the Issuing Bank and the Group Lenders) as additional insureds including, without limitation, under any “Errors and Omissions” policy.
(g)    Render to the Administrative Agent upon the request of the Administrative Agent a broker’s report in form and substance satisfactory to the Administrative Agent as to all such insurance coverage including such detail as the Administrative Agent may request.
SECTION 5.6    Production and Distribution. Cause each item of Product being produced by any Credit Party (i) to be produced in accordance with the standards set forth in, and within the time period established in, all agreements with respect to such item of Product to which such Credit Party is a party, subject to the terms and conditions of such agreements and (ii) to be Completed at least one (1) month prior to the earliest expiration date of any Acceptable L/C supporting an Eligible Receivable relating to such item of Product which Eligible Receivable is included in the Borrowing Base and in any event, no later than the Maturity Date.
SECTION 5.7    Music. When an item of Product has been scored, if requested by the Administrative Agent, deliver to the Administrative Agent within a reasonable period of time after such request (i) written evidence of the music synchronization rights, if any, obtained from the composer or the licensor of the music and (ii) copies of all music cue sheets with respect to such item of Product.
SECTION 5.8    Copyrights and Trademarks. (a) As soon as practicable (but in the case of an item of Product, in no event later than sixty (60) days after the initial release or broadcast of such item of Product and in the case of a screenplay, in no event later than the date on which the Credit Parties must comply with Section 5.21 hereof with respect to the item of Product to be based on such screenplay), to the extent (i) any Credit Party is or becomes the copyright proprietor thereof or otherwise acquires a copyrightable interest and (ii) any Credit Party acquires any material trademark, service mark, trade name or service name, take any and all actions necessary to register the copyright for such item of Product or such trademark, service mark, trade name or service name, in the name of such Credit Party (subject to a Lien in favor of the Administrative Agent for the benefit of itself, the Issuing Bank and the Lenders pursuant to the Copyright Security Agreement and the Trademark Security Agreement Supplement) in conformity with the laws of the United States, Canada and such other jurisdictions as the Administrative Agent may reasonably specify, and immediately deliver to the Administrative Agent (a) written evidence of the registration of any and all such copyrights for inclusion in the Collateral under this Credit Agreement and (b) a Copyright Security Agreement Supplement or a Trademark Security Agreement Supplement relating to such item or such trademark, service mark, trade name or service name, executed by such Credit Party; provided, however, the failure of the Borrower to provide such Copyright Security Agreement Supplement or Trademark

Security Agreement Supplement in accordance with this Section 5.8 shall not be an Event of Default provided the Borrower provides a Copyright Security Agreement Supplement and/or Trademark Security Agreement Supplement not later than fifty-five (55) days after the end of each fiscal quarter, listing all items of Product for which a Copyright Security Agreement Supplement and/or Trademark Security Agreement Supplement, as applicable, has not been provided.
(b)    Obtain instruments of transfer or other documents evidencing the interest of any Credit Party with respect to the copyright relating to items of Product in which such Credit Party is not entitled to be the initial copyright proprietor and any trademark, service mark, trade name or service name which such Credit Party acquires, and promptly record such instruments of transfer on the United States Copyright Register or the United States Trademark Register and such other jurisdictions as the Administrative Agent may specify.
SECTION 5.9    Books and Records. (a) Maintain or cause to be maintained at all times true and complete books and records of its financial operations and provide the Administrative Agent and its representatives access to such books and records and to any of its properties or assets upon reasonable notice and during regular business hours in order that the Administrative Agent may make such audits and examinations and make abstracts from such books, accounts, records and other papers pertaining to the Collateral (including, but not limited to, Eligible Receivables included in the Borrowing Base) and upon notification to the Credit Parties, permit the Administrative Agent or its representatives to discuss the affairs, finances and accounts with, and be advised as to the same by the Credit Parties’ officers and independent accountants, all as the Administrative Agent may deem appropriate for the purpose of verifying the accuracy of the Borrowing Base Certificates and the various other reports delivered by any Credit Party to the Administrative Agent, the Issuing Bank and/or the Group Lenders pursuant to this Credit Agreement or for otherwise ascertaining compliance with this Credit Agreement or any other Fundamental Document.
(b)    If, prior to an Event of Default and in connection with the annual outside audit, the Administrative Agent wishes to confirm with account debtors and other payors the amounts and terms of any or all Eligible Receivables or Other Receivables (both on and off balance sheet) included in the Borrowing Base, the Administrative Agent will so notify the Credit Parties. The Administrative Agent agrees to have such confirmation made through the Credit Parties’ auditors. If for any reason such auditors fail to proceed with the confirmations in a timely matter, the Administrative Agent may, upon notice to the Credit Parties of such failure, proceed to make such confirmations directly with account debtors and other payors unless the Credit Parties cure such failure within ten (10) Business Days of such notice. Each of the Credit Parties hereby agrees that, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall be entitled to confirm directly with account debtors and other payors, the amounts and terms of all accounts receivable and/or Eligible Receivables.
SECTION 5.10    Third Party Audit Rights. On a quarterly basis, notify the Administrative Agent of, and at all times allow the Administrative Agent access to the results of, all audits conducted by any Credit Party of any third party licensee under any agreement with respect to any item of Product included in the Collateral or of any partnership, or joint venture. The Credit Parties will exercise their audit rights with respect to any such third party licensees, partnerships and joint ventures upon the reasonable request of the Administrative Agent to the extent that the Credit Parties shall have the right to conduct such audits. After an Event of Default has occurred and is continuing, the Administrative Agent shall have the right to exercise through any Credit Party, such Credit Party’s right to audit any obligor under an agreement with respect to any item of Product included in the Collateral.
SECTION 5.11    Observance of Agreements. Duly observe and perform all material terms and conditions of all material agreements with respect to the production, distribution and/or exploitation of items of Product and diligently protect and enforce the rights of the Credit Parties under all such agreements in a manner consistent with prudent business judgment and subject to the terms and conditions of such agreements.
SECTION 5.12    Laboratories; No Removal. To the extent any Credit Party has control over, or rights to receive, any of the Physical Materials relating to any item of Product, deliver or cause to be delivered to a Laboratory or Laboratories all negative and preprint material, master tapes and all sound track materials with respect to each such item of Product and deliver to the Administrative Agent a fully executed Pledgeholder Agreement with respect to such materials. To the extent that any Credit Party has only rights of access to preprint material or master tapes and has not created duplicate materials sufficient to exploit its rights and has not stored such duplicate materials at a Laboratory that has delivered a Pledgeholder Agreement to the Administrative Agent, then the Credit Parties will deliver to the Administrative Agent a fully executed Laboratory Access Letter covering such materials. Prior to requesting any such Laboratory to deliver such negative or other preprint or sound track material or master tapes to another Laboratory, any such Credit Party shall provide the Administrative Agent with a Pledgeholder Agreement or Laboratory Access Letter, as appropriate, executed by such other Laboratory and all other parties to such Pledgeholder Agreement (including the Administrative Agent). Each Credit Party hereby agrees not to deliver or remove or cause the delivery or removal of the original negative and film or sound materials or master tapes with respect to any item of Product owned by such Credit Party or in which such Credit Party has an interest (i) to a location outside the United States or Canada or such other jurisdiction as may be approved by the Administrative Agent in its discretion or (ii) to any state or jurisdiction where UCC-1, CCQ or PPSA financing statements (or in the case of jurisdictions outside the United States and Canada, documentation similar in purpose and effect satisfactory to the Administrative Agent) have not been filed against such Credit Party.
(a)    During production of any item of Product produced by any Credit Party, such Credit Party shall promptly deliver the daily rushes for such item of Product to the appropriate Laboratory.
(b)    With respect to items of Product Completed after the Closing Date, on at least a quarterly basis, deliver to the Administrative Agent and the Laboratories which are signatories to Pledgeholder Agreements a revised schedule of Product on deposit with such Laboratories.

SECTION 5.13    Taxes and Charges; Indebtedness in Ordinary Course of Business. Duly pay and discharge, or cause to be paid and discharged, before the same shall become in arrears (after giving effect to applicable extensions), all taxes, assessments, levies and other governmental charges, imposed upon any Credit Party or its properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies which if unpaid might by law become a Lien upon any property of any Credit Party; provided, however, that any such tax, assessment, levy or charge need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if such Credit Party shall have set aside on its books reserves (the presentation of which is segregated to the extent required by GAAP) adequate with respect thereto if reserves shall be deemed necessary; and provided, further, that such Credit Party will pay all such taxes, assessments, levies or other governmental charges forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor. Each of the Credit Parties will promptly pay when due, or in conformance with customary trade terms, all other obligations incident to its operations.
SECTION 5.14    Liens. Defend the Collateral (including, without limitation, the Pledged Securities) against any and all Liens howsoever arising, other than Permitted Encumbrances, and in any event defend against any attempted foreclosure.
SECTION 5.15    Further Assurances; Security Interests. (a) Upon the request of the Administrative Agent, duly execute and deliver, or cause to be duly executed and delivered, at the cost and expense of the Credit Parties, such further instruments as may be necessary or desirable in the reasonable judgment of the Administrative Agent to carry out the provisions and purposes of this Credit Agreement and the other Fundamental Documents.
(b)    Upon the request of the Administrative Agent, promptly execute and deliver or cause to be executed and delivered, at the cost and expense of the Credit Parties, such further instruments as may be appropriate in the reasonable judgment of the Administrative Agent, to provide the Administrative Agent for the benefit of the Administrative Agent, the Issuing Bank and the Lenders a first perfected Lien in the Collateral and any and all documents (including, without limitation, the execution, amendment or supplementation of any financing statement and continuation statement or other statement and the filing of termination statements for each of the Liens indicated on Schedule 6.2 hereof for which the underlying obligation is no longer outstanding) for filing under the provisions of the UCC, the PPSA and the rules and regulations thereunder, or any other Applicable Law, and perform or cause to be performed such other ministerial acts which are reasonably necessary or advisable, from time to time, in order to grant and maintain in favor of the Administrative Agent for the benefit of itself, the Issuing Bank and the Lenders the security interest in the Collateral contemplated hereunder and under the other Fundamental Documents, subject only to Permitted Encumbrances.
(c)    Promptly undertake to deliver or cause to be delivered to the Administrative Agent from time to time such other documentation, consents, authorizations and approvals in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent shall deem reasonably necessary or advisable to perfect or maintain the

Liens of the Administrative Agent for the benefit of itself, the Issuing Bank and the Group Lenders.
SECTION 5.16    ERISA Compliance and Reports. Furnish to the Administrative Agent (i) as soon as reasonably possible, and in any event within thirty (30) days after any executive officer of a Credit Party has knowledge that after (A) any Reportable Event with respect to any U.S. Plan has occurred, a statement of an executive officer of the Credit Party, setting forth on behalf of such Credit Party details as to such Reportable Event and the action which it proposes to take with respect thereto, together with a copy of the notice, if any, required to be filed of such Reportable Event given to the PBGC or (B) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard or an extension of any amortization period under Section 412 of the Code with respect to a U.S. Plan or Multiemployer Plan has been or is proposed to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA, proceedings have been instituted to terminate a U.S. Plan if such U.S. Plan is subject to Title IV of ERISA, a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan, or any such Credit Party or ERISA Affiliate will incur any liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from a U.S. Plan subject to Title IV of ERISA or Multiemployer Plan under Sections 4062, 4063, 4201 or 4204 of ERISA, a statement of an executive officer of the Credit Party, setting forth details as to such event and the action the applicable Credit Party proposes to take with respect thereto, (ii) promptly upon reasonable request of the Administrative Agent, copies of each annual and other report with respect to each U.S. Plan and (iii) promptly after receipt thereof, a copy of any notice any Credit Party or ERISA Affiliate may receive from the PBGC relating to the PBGC’s intention to terminate any U.S. Plan subject to Title IV of ERISA or to appoint a trustee to administer any U.S. Plan subject to Title IV of ERISA.
SECTION 5.17    Non-U.S. Plan Compliance and Reports.
(a)    Each Credit Party and each of their applicable Subsidiaries shall ensure that all Non-U.S. Plans administered by it, or into which it is required to make payments, obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws, except where the failure to do so would not result in a Material Adverse Effect.
(b)    Furnish to the Administrative Agent as soon as possible, and in any event within ten (10) days after receipt, copies of any notices received by any Credit Party or any of their Subsidiaries with respect to any Non-U.S. Plan with respect to which there would reasonably be expected to be a material liability of a Credit Party or any of its Subsidiaries.
SECTION 5.18    Subsidiaries. Prior to any (i) Inactive Subsidiary becoming active or (ii) Unrestricted Subsidiary becoming a Credit Party after the date hereof and promptly after formation or acquisition of any new Subsidiary other than an Inactive Subsidiary (but in any event prior to commencement of operations by such Subsidiary), the Credit Parties shall cause such Inactive Subsidiary, former Unrestricted Subsidiary or new Subsidiary (other than a Controlled Foreign Subsidiary), as applicable, to deliver to the Administrative Agent an

Instrument of Assumption and Joinder duly executed by such Subsidiary, appropriate UCC-1 or PPSA financing statements or Hypothec executed by such Subsidiary, and to the extent the stock of such Subsidiary has not previously been pledged to the Administrative Agent (for the benefit of the Group Lenders), the stock certificates of such Subsidiary together with undated stock powers executed in blank and organizational documents to the extent set forth in Section 4.1 hereof, and written opinions of counsel in form and substance reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, Pledged Securities shall not include (a) the Equity Interests of any Controlled Foreign Subsidiary which are owned by another Controlled Foreign Subsidiary and (b) Equity Interests owned directly by a Credit Party which would otherwise result in voting shares representing more than 65% of the total combined voting power of all classes of stock of any Controlled Foreign Subsidiary being included as Pledged Securities.
SECTION 5.19    Environmental Laws. Promptly notify the Administrative Agent upon any Credit Party becoming aware of any violation or potential violation or non-compliance with, or liability or potential liability under any Environmental Laws which, when taken together with all other pending violations would reasonably be expected to have a Material Adverse Effect, and promptly furnish to the Administrative Agent all notices of any nature which any Credit Party may receive from any Governmental Authority or other Person with respect to any violation, or potential violation or non-compliance with, or liability or potential liability under any Environmental Laws which, in any case or when taken together with all such other notices, could reasonably be expected to have a Material Adverse Effect.
(a)    Comply with and use reasonable efforts to ensure compliance by all tenants and subtenants with all Environmental Laws, and obtain and comply in all respects with and maintain and use best efforts to ensure that all tenants and subtenants obtain and comply in all respects with and maintain any and all licenses, approvals, registrations or permits required by Environmental Laws, except where failure to do so would not have a Material Adverse Effect.
(b)    Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under all Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities, except where failure to do so would not have a Material Adverse Effect. Any order or directive whose lawfulness is being contested in good faith by appropriate proceedings shall be considered a lawful order or directive when such proceedings, including any judicial review of such proceedings, have been finally concluded by the issuance of a final non-appealable order; provided, however, that the appropriate Credit Party shall have set aside on its books reserves (the presentation of which is segregated to the extent required by GAAP) adequate with respect thereto if reserves shall be deemed necessary.
(c)    Defend, indemnify and hold harmless the Administrative Agent, the Issuing Bank and the Group Lenders, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way related to the violation of or non-compliance by any

Credit Party with any Environmental Laws, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable external attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses, but excluding therefrom all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses arising out of or resulting from (i) the gross negligence or willful acts or willful misconduct of any indemnified party or (ii) any acts or omissions of any indemnified party occurring after any indemnified party is in possession of, or controls the operation of, any property or asset.
SECTION 5.20    Use of Proceeds. Use the proceeds of the Loans to (i) finance the development, production, distribution or acquisition of intellectual properties including feature films, television, interactive media, music and video product and/or rights therein or thereto, (ii) operate physical production facilities, (iii) acquire and operate television channels and internet distribution platforms, (iv) service, repay and refinance the Existing Credit Agreement and the Summit Credit Facility and (v) for other general corporate purposes, including without limitation acquisitions, permitted stock and indebtedness repurchases, repayments and refinancings, dividends and cash collateralizing a Defaulting Lender’s L/C Exposure in accordance with Section 2.17(a) hereof.
SECTION 5.21    Uncompleted Items of Product. With respect to each item of Product or seasonal order of a television series for which any Credit Party has Production Exposure in excess of U.S.$30,000,000 (or is otherwise subject to economic risk of Completion if the Production Exposure exceeds U.S.$30,000,000 for any individual item of Product or as otherwise required by the Administrative Agent in its discretion), deliver to the Administrative Agent, not later than (A) in the case of an item of Product being produced by or under the control of any Credit Party, five (5) days prior to the commencement of principal photography of such item of Product and (B) in the case of an item of Product being acquired from a third party or through a co-production which is not controlled by a Credit Party, five (5) days prior to payment by any Credit Party of any portion of the cost of such item of Product (other than a deposit payment of 20% or less of the Production Exposure for an item of Product), each of the following to the extent applicable (it being understood that for purposes of clause (B) clause (1) below shall not be applicable):
(1)    if requested by the Administrative Agent or the Group Lenders, acting reasonably, the budget and cash flow schedule for such item of Product,
(2)    if requested by the Administrative Agent or the Group Lenders, acting reasonably, a schedule identifying all agreements executed in connection with such item of Product, which provide for deferments of compensation or participations (as distinguished from residuals), in either case, payable by any Credit Party from its share of revenues,
(3)    copies of such of the foregoing agreements as the Administrative Agent or the Group Lenders may reasonably request,

(4)    certificates or binders of insurance with respect to such item of Product (and policies of insurance if requested by the Administrative Agent and provided such policies are in the Credit Parties’ possession or are otherwise available to the Credit Parties), including all forms of insurance coverage required by Section 5.5 hereof,
(5)    copies of all instruments of transfer or other instruments (in recordable form) (“Chain of Title” documents) necessary to establish, to the reasonable satisfaction of the Administrative Agent, in the appropriate Credit Party ownership of sufficient rights under copyright in the literary properties upon which such item of Product is to be based to enable such Credit Party to produce and/or distribute such item of Product and to grant the Administrative Agent the security interests therein which are contemplated by this Credit Agreement and the other Fundamental Documents which Chain of Title documents shall evidence to the Administrative Agent’s satisfaction the Credit Party’s rights in, and with respect to, such item of Product,
(6)    evidence of the registration in the name of, or the transfer to, a Credit Party of the copyright in the item of Product and/or the literary and other properties upon which the item of Product is to be based (all as required by Section 5.8 hereof) and an executed Copyright Security Agreement Supplement with respect to such item of Product or such literary and other properties (as applicable), and
(7)    in the case of: (a) an item of Product being produced by or under the control of any Credit Party, to the extent not already covered by an existing Pledgeholder Agreement, executed Pledgeholder Agreement(s) with respect to such item of Product; provided, however, that if a Credit Party has granted a Lien in such item of Product to secure outside production financing in accordance with Section 6.2(n) hereof, no Pledgeholder Agreement shall be required until such time as the outside production financier has released such Lien; or (b) an item of Product being acquired from a third party or through a co-production which is not controlled by a Credit Party, to the extent not already covered by an existing Laboratory Access Letter, executed Laboratory Access Letter(s) with respect to such item of Product.
SECTION 5.22    Negative Cost Statements. If requested by the Administrative Agent, with respect to each item of Product having a Production Exposure of U.S.$30,000,000 or more which is produced by or under the control of any Credit Party, deliver to the Administrative Agent, within thirty (30) days after each such item of Product is Completed (and after the last episode of the season for a television series has been Completed), a tentative negative cost statement, and within 120 days after each such item of Product is Completed (and after the last episode of the season for a television series has been Completed), a final negative cost statement.
SECTION 5.23    Distribution Agreements, Acceptable L/C’s, Etc.
(a)    Deliver to the Administrative Agent to be held as part of the Collateral, promptly upon receipt thereof, the originals of all Acceptable L/C’s (including any amendments thereto) which are received by a Credit Party (whether pursuant to a Distribution Agreement or otherwise) after the date hereof.

(b)    Furnish to the Administrative Agent quarterly (i) a list in the form of Schedule 3.18 hereto of all material Distribution Agreements executed during the preceding quarter and all material amendments to existing Distribution Agreements which amendments were executed during the preceding quarter and (ii) copies of all Notices of Assignment and Irrevocable Instructions (to the extent at the time required by Section 8.3 hereof) executed during the preceding quarter.
(c)    From time to time (i) furnish to the Administrative Agent such information and reports regarding the Distribution Agreements to which any Credit Party is a party as the Administrative Agent may reasonably request and (ii) upon the occurrence and continuation of an Event of Default and the reasonable request of the Administrative Agent, make to the other parties to a Distribution Agreement to which any Credit Party is a party such demands and requests for information and reports or for action as the Credit Party is entitled to make under each such Distribution Agreement.
(d)    Take all action on its part to be performed necessary to effect timely payments under all Acceptable L/C’s, including, without limitation, timely preparation, acquisition and presentation of all documents, drafts or other instruments required to effect payment thereunder.
SECTION 5.24    Completion Guaranty. Obtain a Completion Guaranty for any item of Product (other than a television series) for which any Credit Party has a current financial exposure (as opposed to a Negative Pick-up Obligation) or is otherwise subject to the economic risk of Completion if the Production Exposure exceeds U.S.$30,000,000 for any such individual item of Product or as otherwise required by the Administrative Agent in its discretion; provided, however, that a Credit Party must obtain a Completion Guaranty for any item of Product (including a television series) financed solely by a Credit Party, regardless of the amount of Production Exposure, in order to receive a Production Credit for such item of Product.
SECTION 5.25    Security Agreements with the Guilds. Both (i) furnish to the Administrative Agent duly executed copies of each security agreement relating to an item of Product entered into by a Credit Party with any guild after the Closing Date and (ii) use commercially reasonable efforts to obtain an intercreditor agreement (in form and substance satisfactory to the Administrative Agent) from the applicable guild with respect to the security interest and other rights granted to it after the Closing Date pursuant to each such security agreement delivered to the Administrative Agent pursuant to clause (i) above.
SECTION 5.26    Excluded Beneficial Interests. Furnish to the Administrative Agent a description of each Excluded Beneficial Interest acquired by the Credit Parties following the Closing Date, no later than 180 days after the acquisition of such Excluded Beneficial Interests.
SECTION 5.27    Designated Foreign Subsidiaries. Prior to the inclusion of any Eligible Receivables owed to a Designated Foreign Subsidiary in the Borrowing Base, furnish to the Administrative Agent (i) evidence acceptable to the Administrative Agent of the grant of a first priority security interest over the accounts receivable owed by such Designated Foreign

Subsidiary to a Credit Party, and (ii) an opinion of local counsel in form and substance acceptable to the Administrative Agent.
SECTION 5.28    Inactive Bank Accounts. Endeavor to close inactive bank accounts.
SECTION 5.29    Post Closing Matters. As soon as practical after the Closing Date but in no event later than thirty (30) days after the Closing Date, furnish to the Administrative Agent Pledgeholder Agreements and/or Laboratory Access Letters with Premiere Digital Services and Deluxe Film Restoration (formerly Film Treat).

6.	NEGATIVE COVENANTS
From the date hereof and for so long as the Commitments shall be in effect, any amount shall remain outstanding under the Notes, or Letter of Credit shall remain outstanding or any monetary Obligation then due and payable shall remain unpaid or unsatisfied, each Credit Party agrees that, unless the Required Lenders shall otherwise consent in writing, it will not and will not allow any of its Subsidiaries (other than the Unrestricted Subsidiaries or Inactive Subsidiaries) to:
SECTION 6.1    Limitations on Indebtedness and Preferred Equity Interests. Incur, create, assume or suffer to exist any preferred stock or preferred membership interest or Indebtedness or permit any partnership or joint venture in which any Credit Party is a general partner to incur, create, assume or suffer to exist any Indebtedness or preferred partnership interest other than:
(a)    the Indebtedness represented by the Notes and the other Obligations;
(b)    Guaranties permitted pursuant to Section 6.3 hereof;
(c)    Indebtedness in respect of secured purchase money financing (or its Quebec equivalent), including Capital Leases, to the extent permitted by Section 6.2(d) not to exceed U.S.$75,000,000 in the aggregate at any one time outstanding; plus up to U.S.$3,000,000 incurred solely to finance the Fractional Aircraft Interest, plus, the full amount of any mortgage on the Borrower’s headquarters; provided the amount of any such mortgage does not exceed (A) the total construction costs to the extent such mortgage secures a construction loan (which shall exclude costs of acquiring the land) or (B) 80% of the purchase price or value (whichever is greater) of such real property and improvements if such mortgage secures a “permanent” loan or refinancing of the construction loan after completion of construction;
(d)    Indebtedness in respect of inter-company advances constituting Investments permitted under Section 6.4(v);
(e)    existing Indebtedness listed on Schedule 6.1 hereto and all exchanges, extensions, refinancing and renewals thereof; provided that the principal amount of such Indebtedness is not increased and the terms thereof are not more onerous to any applicable Credit Party or Designated Foreign Subsidiary (in the opinion of the Administrative Agent, acting reasonably) than the existing terms of the Indebtedness being exchanged, extended, refinanced or renewed;
(f)    Indebtedness incurred by a Credit Party that is a Special Purpose Producer which is non-recourse to any other Credit Party except to the extent of a Negative Pick-up Obligation, Program Acquisition Guarantee or short-fall guarantee; provided, however that the Borrower may seek such outside production financing only if the Group Lenders have first been offered, for a period of not less than 10 days from notice to the Administrative Agent of such production financing, the opportunity to provide such financing and none of the Group Lenders shall have agreed to provide such financing on market terms and provided, further that the applicable Credit Party shall provide the Administrative Agent a description of the terms of such production financing within a reasonable time after entering into such production financing;
(g)    liabilities relating to profit participations, revenue participations, talent participations, deferments and guild residuals arising in the ordinary course of business in connection with the production, acquisition and/or distribution of Product;
(h)    secured Subordinated Debt, provided, that (i) all terms and conditions relating to such Indebtedness (including, without limitation, subordination provisions, if any, covenants and defaults and any related security, intercreditor or subordination agreement) shall be satisfactory to Administrative Agent, (ii) no Default or Event of Default shall have occurred and be continuing and (iii) the Borrower shall demonstrate pro forma compliance with the covenants set forth in Section 6.14 through 6.16 and 6.25;
(i)    unsecured Subordinated Debt of LGEC and the Borrower, provided that (i) at the time of issuance of any such Indebtedness, the Total Debt Ratio is not less than 1.00 to 1.00, (ii) the Borrower shall demonstrate pro forma compliance with the covenants set forth in Section 6.14 through 6.16 and 6.25 hereof after giving effect to such Indebtedness, (iii) such Indebtedness does not require any cash principal payments prior to six (6) months after the Maturity Date, and (iv) all other terms and conditions relating to such Indebtedness (including, without limitation, subordination provisions, if any, covenants and defaults and any related security, intercreditor or subordination agreement) shall be satisfactory to Administrative Agent;
(j)    senior unsecured Indebtedness of LGEC;
(k)    unsecured liabilities for acquisitions of rights or Product incurred in the ordinary course of business (including co-productions, co-ventures and other co-financing arrangements), which are not otherwise prohibited hereunder;
(l)    Indebtedness of a Person which becomes a Subsidiary of LGEC after the Closing Date provided (i) such Indebtedness existed at the time the Person became a Subsidiary and was not created in anticipation of the acquisition of such Person, (ii) immediately after giving effect to the acquisition of such Person by a Credit Party, no Default or Event of Default shall have occurred and be continuing and (iii) such Indebtedness is non-recourse to the Borrower or any other Credit Party (other than such Person);

(m)    Permitted Preferred Stock;
(n)    Replication Advances not to exceed $100,000,000 in the aggregate at any one time outstanding, which may be secured on a subordinated basis and which are otherwise on terms and conditions acceptable to the Administrative Agent in its discretion, or bridge financing related thereto;
(o)    Indebtedness secured solely by liens on Acceptable Tax Credits which is non-recourse to any Credit Party other than customary representations and warranties pursuant to documentation satisfactory to the Administrative Agent;
(p)    other Indebtedness not to exceed U.S.$50,000,000 in the aggregate at any one time outstanding;
(q)    Indebtedness pursuant to the Pennsylvania Regional Financing Arrangement in an amount no greater than U.S.$66,000,000;
(r)    Indebtedness incurred by any SlateCo and/or LGMFV to the extent contemplated by the definition of “Permitted Slate Financing” and the LGMFV Credit Facility; and
(s)    Indebtedness incurred by any ProdCo to the extent contemplated by definition of “Permitted Slate Transaction”.
SECTION 6.2    Limitations on Liens. Incur, create, assume or suffer to exist any Lien on any of the Collateral, whether now owned or hereafter acquired, except:
(a)    the Liens of the Administrative Agent (for the benefit of the Administrative Agent, the Issuing Bank and the Lenders) under this Credit Agreement, the other Fundamental Documents and any other document contemplated hereby or thereby;
(b)    Liens to secure any Subordinated Debt on terms and conditions satisfactory to the Administrative Agent;
(c)    existing Liens listed on Schedule 6.2 hereof;
(d)    Liens granted to the vendor or Person financing the acquisition or improvement of property, plant or equipment or other property acquired or improved by a Credit Party if, in each case, (i) the Lien is limited to the particular assets acquired or improved; (ii) except in the case of the financing for the Borrower’s new headquarters, the Indebtedness secured by the Lien does not exceed the cost of acquiring and improving the particular assets for which the Lien is granted, (iii) the Indebtedness in respect of which such Lien is granted is permitted by Section 6.1(c) hereof and (iv) such transaction does not otherwise violate this Credit Agreement;
(e)    Liens pursuant to written security agreements (in form and substance acceptable to the Administrative Agent) in favor of guilds or unions which are required pursuant to collective bargaining agreements; provided, however, that either (i) the Borrower has used commercially reasonable efforts to obtain an intercreditor agreement between each such guild and the Administrative Agent reasonably satisfactory to the Administrative Agent in all respects or (ii) the Administrative Agent has perfected its security interest in the applicable Credit Party’s rights in the item of Product to which such Liens relate prior to any guild or union perfecting its security interest; provided further, however, that if such Liens are permitted by Section 6.2(o) hereof, then the Borrower shall not be required to obtain such intercreditor with respect to such Liens;
(f)    Liens (on terms satisfactory to the Administrative Agent) to secure distribution, exhibition and/or exploitation rights of licensees pursuant to Distribution Agreements or of licensors from whom any Credit Party has obtained any distribution rights or other exploitation rights to any item of Product or Liens to secure production advances on an item of Product;
(g)    Liens to secure deposits under worker’s compensation, unemployment insurance, old-age pensions, social security and similar laws or to secure statutory obligations or surety, appeal, performance or other similar bonds incurred in the ordinary course of business (other than completion guaranties) or to secure performance as lessee under leases of real or personal property and other obligations of a like nature, in each case incurred in the ordinary course of business;
(h)    Liens customarily granted or incurred in the ordinary course of business with regard to services rendered by laboratories and post-production houses, record warehouses and suppliers of materials and equipment which secure outstanding trade payables;
(i)    Liens arising out of attachments, judgments or awards as to which an appeal or other appropriate proceedings for contest or review are timely commenced (and as to which foreclosure and other enforcement proceedings shall not have been commenced (unless fully bonded or otherwise effectively stayed)) and as to which appropriate reserves have been established in accordance with GAAP;
(j)    Liens for taxes, assessments or other governmental charges or levies (i) not yet due or (ii) due and payable, the validity or amount of which is currently being contested in good faith by appropriate proceedings pursuant to the terms of Section 5.13 hereof;
(k)    possessory Liens (other than those of laboratories and production houses) which (i) occur in the ordinary course of business, (ii) secure normal trade debt which is not yet due and payable and (iii) do not secure Indebtedness;
(l)    customary Liens in favor of Approved Completion Guarantors granted in connection with Completion Guaranties;
(m)    Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights with respect to deposit accounts of the Credit Parties;

(n)    Liens granted by a Credit Party that is a Special Purpose Producer to secure outside production financing otherwise permitted hereunder;
(o)    Liens on the property or assets of a Person which becomes a Subsidiary of a Credit Party after the Closing Date securing Indebtedness permitted under Section 6.1 hereof, including Liens in favor of any trade guild with respect to the obligation of such Person to pay residuals provided that (i) such Liens existed at the time such Person became a Subsidiary and were not created in anticipation of the acquisition of such Person, (ii) any such Lien does not by its terms cover any property or assets after the time such Person becomes a Subsidiary which were not covered immediately prior thereto, and (iii) any such Lien does not by its terms secure any Indebtedness other than Indebtedness existing immediately prior to the time such Person becomes a Subsidiary;
(p)    reversion or turnaround rights with respect to a project in development provided, that any such right of a third party either (i) terminates by the date on which the Credit Parties must comply with Section 5.21 hereof with respect to the item of Product to be based, in whole or in part, on such development project or (ii) is subordinate on terms satisfactory to the Administrative Agent;
(q)    easements, servitudes, rights of way, restrictions, minor defects or irregularities in title and other similar encumbrances on real property which do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of business of the Credit Parties;
(r)    Liens to secure Replication Advances permitted by Section 6.1(n) on terms and conditions satisfactory to the Administrative Agent;
(s)    Liens on Acceptable Tax Credits to secure Indebtedness permitted by Section 6.1(o) hereof;
(t)    Liens granted by either MQP, any Services Company that is a Credit Party, LGF or Lions Gate Television Inc. to secure MQP’s obligations to SGF pursuant to the SGF Co-Financing Arrangement;
(u)    Liens to secure payment and performance obligations to (i) any ProdCo contemplated by the definition of “Permitted Slate Transaction” and (ii) any SlateCo and/or LGMFV contemplated by the definitions of “Permitted Slate Financing” and “LGMFV Credit Facility”;
(v)    Liens to secure payment and performance obligations of a Credit Party in connection with a revenue participation purchase agreement or similar arrangement for third-party investments in Product produced, acquired or distributed by such Credit Party; provided, however, that each such revenue participation or other investment arrangement exceeding U.S.$20,000,000 is on terms satisfactory to the Administrative Agent;

(w)    Liens granted by one or more of the Credit Parties to secure LGPA’s and its subsidiaries’ obligations to PA Lender pursuant to the Pennsylvania Regional Financing Arrangement; and
(x)    Liens to secure transactions permitted under Section 6.8 (including, in the case of transactions contemplated by clause (ii) of Section 6.8, liens granted to third parties provided such third party liens are (A) assigned to a Credit Party and (B) are expressly subject and subordinate to the liens in such item of Product held by the Administrative Agent and, if applicable any Credit Party), together with other Liens securing other Indebtedness not to exceed U.S.$50,000,000 in the aggregate at any one time outstanding.
SECTION 6.3    Limitation on Guarantees. Provide any Guaranty, either directly or indirectly, except (i) Negative Pickup Obligations and minimum guarantees to acquire items of Product in the ordinary course of business to the extent otherwise permitted under this Credit Agreement, (ii) Guarantees of the obligations of Special Purpose Producers under talent agreements for the provision of services related to the production of items of Product, provided that such obligations are included within the Credit Party’s Production Exposure for each such item of Product, (iii) Guarantees to the Administrative Agent, the Issuing Bank and the Lenders in accordance with Article 9 hereof, (iv) existing Guarantees listed on Schedule 6.3 hereto and all extensions, refinancing and renewals thereof; provided that the principal amount of such Guarantees is not increased and the terms thereof are not more onerous to any applicable Credit Party or Designated Foreign Subsidiary (in the opinion of the Administrative Agent) than the existing terms of the Guarantees being refinanced, (v) Guarantees by one Credit Party of the obligations of another Credit Party to the extent such obligations are otherwise permitted hereunder, including short-fall guarantees in connection with outside production financing permitted pursuant to Section 6.1(f) hereof, (vi) subordinated guarantees of Replication Advances permitted hereunder; (vii) guarantees of obligations of the Headquarters JV in respect of construction or permanent financing not to exceed the amount of the mortgage financing which is permitted to be incurred directly by the Credit Parties in connection with the new headquarters facility pursuant to Section 6.1(c), (viii) LGEC’s guarantee of the obligations of the Borrower pursuant to the Convertible Senior Subordinated Notes and pursuant to the Share Purchase Agreement among Redbus Group Limited, Redbus Distribution, the Borrower and LGEC, dated as of October 17, 2005; (ix) Guarantees in connection with Permitted Slate Financings and Permitted Slate Transactions, together with other Guarantees not to exceed U.S.$75,000,000 in the aggregate outstanding at any one time and (x) Guarantees of the obligations of Special Purpose Producers under collective bargaining agreements with guilds and/or unions relating to the provision of services related to the production of items of Product.
SECTION 6.4    Limitations on Investments. Create, make or incur any Investment other than (i) Investments in LGUK and/or any member of the LGUK Group and other Controlled Foreign Subsidiaries (provided that LGUK, such member of the LGUK Group and/or such other Controlled Foreign Subsidiary, in each case, is not an Unrestricted Subsidiary), that are direct or indirect Subsidiaries of LGEC in an amount not to exceed $“[REDACTED]”at any one time, plus any proceeds received by a Credit Party as a result of (a) any distribution, cash dividend or other direct or indirect payment on account of shares in any Controlled Foreign

Subsidiary, (b) any redemption or other acquisition, re-acquisition or retirement by a Controlled Foreign Subsidiary and (c) any payments made to retire, or obtain the surrender of, any outstanding warrants, puts or options or other rights to purchase or otherwise acquire any interest in a Controlled Foreign Subsidiary, provided, that the amount of Investments allowed pursuant to this clause (i) may be increased by the Cumulative Credit, (ii) to acquire Product in the ordinary course of business, (iii) nominal investments in Special Purpose Producers, (iv) the purchase of Cash Equivalents, (v) inter-company advances among Credit Parties, (vi) Investments as of the Closing Date set forth on Schedule 6.4 and all exchanges, extensions, refinancings and renewals thereof, provided that the terms thereof are not more onerous to any applicable Credit Party or Designated Foreign Subsidiary(in the opinion of the Administrative Agent, acting reasonably) than the existing terms of the Investment being exchanged, extended, refinanced or renewed, (vii) Guarantees permitted pursuant to Section 6.3, (viii) equity Investments of any Credit Party in its existing Subsidiaries that are Credit Parties and the creation of and Investments in new Subsidiaries in accordance with the provisions hereof, (ix) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers, customers or other debtors or in settlement of delinquent obligations arising in the ordinary course of business, (x) loans or advances to employees in the ordinary course of business (such as travel advances), (xi) promissory notes or other debt obligations received in connection with asset dispositions permitted hereunder, (xii) Investments in connection with co-productions, co‑ventures, and other co-financing arrangements otherwise permissible hereunder, (xiii) loans or other advances to officers or employees of the Credit Parties for the purpose of purchasing Equity Interests in the Credit Parties in an amount not to exceed U.S.$2,500,000 in the aggregate outstanding at any time, (xiv) Investments made by issuing new capital stock or by using the proceeds of such newly issued capital stock within a reasonable period following the issuance of such capital stock, (xv) the purchase of call options to hedge the Borrower’s exposure in connection with the issuance of the Convertible Senior Subordinated Notes which call options are to be settled on a net basis, (xvi) Investments of up to U.S.$50,000,000 in the aggregate in a limited partnership or limited liability company sponsored and/or managed by a Credit Party for the purpose of acquiring, administering and licensing music and publishing rights, (xvii) loans made by MQP to Services Companies in connection with any tax credits pursuant to the SGF Co-Financing Arrangement, (xviii) loans made by the Borrower to NextPoint, Inc. in an amount at any time no greater than U.S.$15,000,000, (xix) other Investments (including Investments by way of guarantees of third parties and Investments in Unrestricted Subsidiaries) provided that in case of this clause (xix) (a) no Default or Event of Default shall be continuing after giving effect on a pro forma basis to such Investment and (b) the sum of all Investments made under this clause (xix) and Restricted Payments made in reliance on Section 6.5(xiii) does not exceed the sum of (1) the lesser of (i) the greater of 35% of the Eligible Unsold Rights Amount and U.S.$ “[REDACTED]”and (ii) U.S.$ “[REDACTED]”plus (2) any proceeds received by a Credit Party as a result of (a) any distribution, cash dividend or other direct or indirect payment on account of shares in any Unrestricted Subsidiary, Excluded Beneficial Interest or similar Equity Interest in a person which is not a Subsidiary, (b) any redemption or other acquisition, re-acquisition or retirement by an Unrestricted Subsidiary, Excluded Beneficial Interest or similar Equity Interest in a person which is not a Subsidiary and (c) any payments made to retire, or obtain the surrender of, any outstanding warrants, puts or options or other rights to purchase or otherwise acquire any interest in an Unrestricted Subsidiary, Excluded Beneficial Interest or

similar Equity Interest in a person which is not a Subsidiary; provided, that the amount of Investments allowed pursuant to this clause (xix) and the amount of Restricted Payments allowed pursuant to Section 6.5(xiii) may be increased by the Cumulative Credit, (xx) Investments in the Headquarters JV not to exceed U.S.$40,000,000, (xxi) Investments in any SlateCo in accordance with the definition of a “Permitted Slate Financing”, (xxii) Investments in any ProdCo in accordance with the definition of a “Permitted Slate Transaction”, and (xxiii) Investments in Unrestricted Subsidiaries to the extent funded with proceeds of new equity raises at LGEC or Indebtedness at LGEC which is not guaranteed by the Borrower or any of its Subsidiaries (other than Unrestricted Subsidiaries or Inactive Subsidiaries) and which is not applied to increase the amount of Investments allowed pursuant to sub-clause (i) and (xix) above.
SECTION 6.5    Restricted Payments. Pay or declare or enter into any agreement to pay or otherwise become obligated to make any Restricted Payment, other than (i) Restricted Payments payable solely in additional shares of common stock of LGEC, (ii) conversion of Permitted Preferred Stock into common stock of LGEC, (iii) dividends on Permitted Preferred Stock, (iv) payments (a) for the repurchase, redemption, acquisition, cancellation or other retirement for value of the Equity Interests of LGEC held by former managers and employees of a Credit Party or its Subsidiaries (or their estates or beneficiaries under their estates) upon the death, disability, retirement or termination of employment of any such former managers or former employees, (b) to terminate options to purchase stock of LGEC owned by former managers and employees of a Credit Party or its Subsidiaries (or their estate or beneficiaries under their estates) upon the death, disability, retirement or termination of employment of any such former manager or former employee of such Credit Party or its Subsidiaries or (c) on promissory notes or other obligations representing the unpaid repurchase, redemption, acquisition or cancellation price for Equity Interests of LGEC owned by such former managers and employees of such Credit Party and its Subsidiaries, in an amount not to exceed at any time U.S.$2,500,000 in the aggregate at any one time for (a), (b) and (c), but, in each case, only if no Default or Event of Default is in existence or would be caused thereby, (v) payments to a Credit Party by another Credit Party, (vi) payments to the Borrower from any other Credit Party, (vii) payments but not prepayments of interest on Subordinated Debt (other than in connection with a permitted payment thereof) on the terms set forth in the applicable documents provided, that no Default or Event of Default shall be continuing after giving effect on a pro forma basis to such payments, (viii) voluntary and mandatory payments of principal and interest (including without limitation any exchanges, conversions or refinancings) in the Senior Secured Second Priority Notes and the Convertible Senior Subordinated Notes, including any premiums, fees (including consent fees) and expenses provided, that no Default or Event of Default shall be continuing after giving effect on a pro forma basis to such payments, (ix) repayment of any Replication Advance by way of application of a specified portion of the per unit replication or processing charges or by reason of the Credit Parties’ failure to fulfill minimum replication commitments as specified in the governing terms and conditions as approved in accordance with Section 6.1(n) hereof, (x) repayment of a Replication Advance with proceeds of another Replication Advance obtained in accordance with Section 6.1(n) hereof, (xi) payments for the purchase of call options to hedge the Borrower’s exposure in connection with the issuance of the Convertible Senior Subordinated Notes which call options are to be settled on a net basis, (xii) the Refinance of Subordinated Debt or Permitted Preferred Stock in exchange for or with all or a portion of proceeds received from the issuance of Permitted Preferred Stock, Equity Interests of LGEC or the Borrower (to the extent consideration for the Equity Interests of the Borrower are from proceeds from the issuance of Equity Interests in LGEC), common stock of LGEC or Permitted Refinancing Indebtedness in compliance with the definitions of such terms and (xiii) other Restricted Payments, provided, that (a) no Default or Event of Default shall be continuing after giving effect on a pro forma basis to such payments and (b) the sum of all Restricted Payments made under this clause (xiii) and Investments made in reliance on Section 6.4(xix) does not exceed the sum of (1) the lesser of (i) the greater of 35% of the Eligible Unsold Rights Amount and U.S.$ “[REDACTED]”and (ii) U.S.$ “[REDACTED]”plus (2) any proceeds received by a Credit Party as a result of (a) any distribution, cash dividend or other direct or indirect payment on account of shares in any Unrestricted Subsidiary, Excluded Beneficial Interest or similar Equity Interest in a person which is not a Subsidiary, (b) any redemption or other acquisition, re-acquisition or retirement by an Unrestricted Subsidiary, Excluded Beneficial Interest or similar Equity Interest in a person which is not a Subsidiary and (c) any payments made to retire, or obtain the surrender of, any outstanding warrants, puts or options or other rights to purchase or otherwise acquire any interest in an Unrestricted Subsidiary, Excluded Beneficial Interest or similar Equity Interest in a person which is not a Subsidiary, provided, that the amount of the Restricted Payment allowed pursuant to this sub‑clause (xiii) and the amount of the Investment allowed pursuant to Section 6.4(xix) may be increased by the Cumulative Credit.
SECTION 6.6    Consolidation, Merger, Sale or Purchase of Assets, etc.
(a)    Whether in one transaction or a series of transactions, wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, or sell or otherwise dispose of any item of Product, or any capital stock of any Subsidiary or any of its other property, stock or assets (each a “Disposition”) or agree to do or suffer any of the foregoing, except for: (i) the merger by any solvent Guarantor (other than the Borrower) into or the transfer of all of its assets to the Borrower or another Guarantor if after such merger no Default or Event of Default exists; (ii) licenses for the distribution, exhibition or other exploitation of Product pursuant to Distribution Agreements entered into in the ordinary course of business; (iii) outright sales of Product within the ordinary course of business (i.e. no library sales); (iv) outright sales of (a) assets that do not constitute Product or (b) music publishing and related rights, in either case, sold for not less than fair market value; (v) outright sales of Product outside the ordinary course of business and securitizations of Product, in each case, with the consent of the Administrative Agent and if such sale or securitization amount, exceeds U.S.$ “[REDACTED]”in the aggregate, unless the pro forma ratio of Borrowing Base to the Total Commitment is greater than 1.5 to 1.0, the Total Commitment will be reduced in accordance with Section 2.6(b), (vi) sales or other dispositions of equipment in the ordinary course of business which are obsolete or no longer useful in the operation of the businesses of the Borrower or their Subsidiaries, (vii) the sale of Product to any SlateCo and/or LGMFV as part of a Permitted Slate Financing and the sale of Product to any ProdCo as part of a Permitted Slate Transaction, (viii) the sale of any asset by one Credit Party to another Credit Party, and (ix) any Investment permitted under Section 6.4 that is a Disposition. For the avoidance of doubt, (i) the creation of revenue participations pursuant to Section 6.1(g) hereof and (ii) the sale of revenue participations in Product to SGF as part of the SGF Co-Financing Arrangement, are not, in each case, Dispositions.
(b)    Enter into any Acquisition, unless (i) immediately after giving effect to such Acquisition the aggregate outstanding Loans and Letters of Credit are less than “[REDACTED]” of the Borrowing Base (for the purposes of such calculation, the Borrower shall be entitled to treat all receivables of such newly acquired Person as Eligible Receivables, provided that such Person and the subsidiaries of such Person to whom such receivables are owed become Credit Parties immediately following such Acquisition and such receivables satisfy all other criteria set forth in the definition of “Eligible Receivables”), (ii) such Acquisitions are within the scope of permitted business activities set forth in Section 6.11 hereof and (iii) no Default or Event of Default shall be continuing after giving effect on a pro forma basis to any such Acquisition.
SECTION 6.7    Receivables. Sell, discount or otherwise dispose of notes, accounts receivable or other obligations owing to any Credit Party except for the purpose of collection in the ordinary course of business.
SECTION 6.8    Sale and Leaseback. Enter into any (i) tax benefit, tax subsidy or other “soft money” transaction, or (ii) “sale-leaseback” or “lease-leaseback” with any Person or Persons, whereby in contemporaneous transactions any Credit Party sells, leases or licenses essentially all or part of its right, title and interest in an item of Product and a Credit Party acquires, leases or licenses the right to distribute or exploit such item of Product in media and markets accounting for substantially all the value of such item of Product or the value of the rights sold or leased with respect to such item of Product, for equivalent periods, as were held by a Credit Party immediately prior to such transaction, unless: (I) (A) in the case of any transaction described in clause (ii) above, all rights in and to such item of Product sold, leased or licensed (other than the naked copyright or non-exclusive access to film materials, if and as applicable) are reacquired by or leased or licensed to a Credit Party simultaneously with the sale, lease or license of the copyright in and/or rights to such item of Product and such Credit Party receives a first priority Lien securing the reacquisition, assignment, lease or license of such rights and the products and proceeds thereof; (B) in the case of any transaction described in clauses (i) or (ii) above, (x) either the Lien of the Administrative Agent (on behalf of itself, the Group Lenders and the Issuing Bank) in the relevant item of Product is not required to be released or, if it is required to be released, it (1) reattaches, or (2) with respect to a transaction described in clause (i) above, is only released with respect to the applicable Credit Party’s rights in and to the tax benefit, tax subsidy, or other “soft money” transaction pledged as collateral to a third party tax credit financier, with the understanding that the proceeds of the loan provided to such Credit Party by such third party tax credit financier shall be applied to reduce the Budgeted Negative Cost for such item of Product or deposited into a Collection Account, and (y) such transaction (1) could not reasonably be expected to have a material adverse effect (taking into account the relative actual benefits of such transaction) on the amount of revenue to be received by the Credit Parties (or the anticipated time of receipt of such revenue) to be used to satisfy the Obligations and (2) would not result in the Administrative Agent not having a first priority perfected Lien in the gross receipts to be applied in satisfaction of the Obligations or in the other Collateral (prior to all Liens); (C) in the case of any transaction described in clauses (i) or (ii) above, the Administrative Agent shall be given access to the proposed transaction documents at least five (5) Business Days prior to execution in order to review to confirm compliance with this Credit Agreement; and (D) in the case of any transaction described in clauses (i) or (ii) above, each of the parties to such transactions shall agree not to interfere with the release of the applicable item of Product (or the control of all aspects thereof) by, or any other exploitation rights with respect to such item of Product of, the Credit Parties or the exploitation of such item of Product by any licensee, or (II) such transaction is otherwise approved by the Administrative Agent in its reasonable discretion.
SECTION 6.9    Places of Business; Change of Name. Change the location of its chief executive office or principal place of business or any of the locations where it keeps any portion of the Collateral or its books and records with respect to the Collateral or change its name without in each case (i) giving the Administrative Agent ten (10) days written notice following such change and (ii) filing any additional Uniform Commercial Code financing statements, and such other documents requested by the Administrative Agent to maintain perfection of the security interest of the Administrative Agent for the benefit of the Administrative Agent, the Issuing Bank and the Group Lenders in the Collateral.
SECTION 6.10    Limitations on Capital Expenditures. Make, or incur any obligation to make, Capital Expenditures (excluding expenditures to produce or acquire items of Product or Capital Expenditures of a potential merger or acquisition target made prior to such acquisition or merger) for all Credit Parties and their Subsidiaries in excess of (x) U.S.$10,000,000 for any fiscal year which to the extent unused may be carried over to subsequent fiscal years and (y) U.S.$40,000,000 in the aggregate from and after the Closing Date.
SECTION 6.11    Transactions with Affiliates. Enter into any transaction with any of its Affiliates other than (i) any transaction which is solely among Credit Parties (provided that for purposes of this Section 6.11, neither any SlateCo, any ProdCo nor any Controlled Foreign Subsidiary shall be considered to be Credit Parties), (ii) the transactions contemplated by the Permitted Slate Transactions and the Permitted Slate Financings, (iii) the sale of revenue participation interests in Product to the Borrower as part of the SGF Co-Financing Arrangement, (iv) any Restricted Payment permitted under Section 6.5 and (v) transactions that occur in the ordinary course of business on an arm’s-length basis (and if involving more than U.S.$5,000,000 (or with respect to transactions involving any item of Product, U.S.$30,000,000), is specifically approved by adoption of a resolution approving each such transaction adopted by the Board of Directors of LGEC).
SECTION 6.12    Business Activities. Engage in any business activities other than (i) the development, production, distribution, acquisition or disposition of intellectual properties including feature films, television, interactive media, music and video product and/or rights therein or thereto, (ii) operation of physical production facilities, (iii) acquisition and operation of television channels and internet distribution platforms, (iv) other entertainment and media‑related business activities that involve aggregate expenditures of no more than U.S.$10,000,000 from and after the Closing Date, (v) the acquisition and development of a new headquarters facility and (vi) making an Investment in other Persons engaged in any of the business activities set forth in clauses (i) through (v) of this Section 6.12.
SECTION 6.13    Fiscal Year End. Change its fiscal year end to other than March 31, in each year other than on thirty (30) days prior written notice to the Administrative Agent, to June 30, September 30 or December 31, as the Borrower may decide (provided; however, that the Borrower shall not delay the delivery of the financial statements and reports required to be delivered under Section 5.1 hereof by changing its fiscal year).
SECTION 6.14    Liquidity Ratio. Permit the ratio (the “Liquidity Ratio”) of (i) all projected known cash sources (including cash on hand, borrowings under the Facility (taking into account projected Borrowing Base availability, plus any amounts deducted from the Borrowing Base pursuant to clause (xiii) of the definition thereof), cash receipts from operations and overhead reimbursements) to (ii) all projected known cash uses (including debt service, amounts to be spent to acquire film inventory, print and advertising expenses, overhead, and all other cash expenditures, but excluding any projected whole or partial voluntary repayment of the Convertible Senior Subordinated Notes or the Senior Secured Second Priority Notes), all as determined as of each quarter end and as projected in good faith for the ensuing twelve (12) months, to be less than 1.05 to 1 with respect to each date for which the Liquidity Ratio is to be determined from the Closing Date to and including March 31, 2014, and 1.1 to 1 thereafter.
SECTION 6.15    Leverage Ratio. Permit the ratio (the “Leverage Ratio”) of (i) Adjusted Free Cash Flow, as determined on a rolling four quarters basis, to (ii) the aggregate principal amount of all outstanding Loans hereunder, plus the then current amount of L/C Exposure hereunder, in the case of both (i) and (ii), as of each quarter end, to be below 1.0 to 1.0.
SECTION 6.16    Film Spending Ratio. Permit the ratio (the “Film Spending Ratio”) of (i) the sum of all revenue (to be determined on an ultimates basis) payable to a Credit Party and attributable to items of Product in their first exploitation cycle and that have print and advertising expenses of at least U.S.$2,000,000 to (ii) the aggregate negative cost and print and advertising expenditures attributable to such items of Product and incurred by a Credit Party (other than financing charges and overhead charges), all as determined on a rolling basis for the last twelve (12) Completed items of Product which have completed their initial theatrical exhibition, to be less than 0.85 to 1. If the Film Spending Ratio is less than 1.0 to 1.0, but greater than 0.85 to 1.0, the Production Credit will be reduced by 1.0% for each 0.01 reduction in the ratio below 1.0, provided, however, if in a subsequent calculation of the Film Spending Ratio the ratio increases, the Production Credit will be increased by 1.0% for each 0.01 increase in the ratio up to 1.0. For the avoidance of doubt, if the Film Spending Ratio is 0.99 to 1.0, the Production Credit will be reduced from 35.0% to 34.0% (and can be increased back to 35% if the Film Spending Ratio later increases to 1.0 to 1.0 or better).
SECTION 6.17    Prohibitions of Amendments and Waivers. Amend, alter, modify, terminate or waive, or consent to any amendment, alteration, modification or waiver of the terms of any Permitted Preferred Stock or any material agreement to which any Credit Party is a party in any material respect or in any manner adverse to the Group Lenders.

SECTION 6.18    Amortization Method. Permit the method of amortization of film\television inventory currently used to be changed unless required under GAAP.
SECTION 6.19    No Further Negative Pledge. Except with respect to prohibitions against other encumbrances on specific property encumbered to secure payment of particular Indebtedness (which Indebtedness relates solely to such specific property, and improvements and accretions thereto, and is otherwise permitted hereby), enter into any agreement (other than this Credit Agreement, the Fundamental Documents and the existing Indebtedness listed on Schedule 6.1 and any refinancings thereof permitted pursuant to Section 6.1), (i) prohibiting the creation or assumption of any Lien to secure the payment of the Indebtedness and Obligations hereunder and any Indebtedness or obligation incurred in connection with the refinancing of the Indebtedness hereunder, upon the properties or assets of the Borrower or any of their Subsidiaries (other than the Unrestricted Subsidiaries), whether now owned or hereafter acquired or (ii) requiring an obligation to be secured if obligations under this Credit Agreement (or any obligation incurred in connection with the refinancing of any obligation hereunder) are secured.
SECTION 6.20    Bank Accounts. After the date hereof, open or maintain any bank account other than (a) accounts maintained at any of the Group Lenders, (b) accounts maintained at financial institutions approved by the Administrative Agent and listed on Schedule 6.20 or (c) a Production Account, as to which the Administrative Agent shall have received notice.
SECTION 6.21    ERISA Compliance. Engage in a “prohibited transaction”, as defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any U.S. Plan or Multiemployer Plan or knowingly consent to any other “party in interest” or any “disqualified person”, as such terms are defined in Section 3(14) of ERISA and Section 4975(e)(2) of the Code, respectively, engaging in any “prohibited transaction”, with respect to any U.S. Plan or Multiemployer Plan; or permit any U.S. Plan to incur any “accumulated funding deficiency”, as defined in Section 4971 of the Code or Part 3 of Subtitle B of Title I of ERISA, unless such incurrence shall have been waived in advance by the Internal Revenue Service; or terminate any U.S. Plan subject to Title IV of ERISA in a manner which could result in the imposition of a Lien on any property of any Credit Party pursuant to Section 4068 of ERISA; or breach or knowingly permit any employee or officer or any trustee or administrator of any U.S. Plan to breach any fiduciary responsibility imposed under Title I of ERISA with respect to any U.S. Plan; engage in any transaction which would result in the incurrence of a liability under Section 4069 of ERISA; or fail to make contributions to a U.S. Plan or Multiemployer Plan which could result in the imposition of a Lien on any property of any Credit Party pursuant to Section 302(f) of ERISA or Section 412(n) of the Code, if the occurrence of any of the foregoing events (alone or in the aggregate) would result in a liability which has a Material Adverse Effect.
SECTION 6.22    Hazardous Materials. Cause or permit any of its properties or assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials, except in compliance in all material respects with all applicable Environmental Laws, nor release, discharge, dispose of or permit or suffer any release or disposal as a result of any intentional act or omission on its part of Hazardous Materials onto any such property or asset in violation of any Environmental Law.

SECTION 6.23    Use of Proceeds of Loans and Requests for Letters of Credit. Use the proceeds of Loans or request any Letter of Credit hereunder other than for the purposes set forth in, and as required by, Section 5.20 hereof.
SECTION 6.24    Interest Rate Protection Agreements, etc. Enter into any Interest Rate Protection Agreement or Currency Agreement for other than bona fide hedging purposes.
SECTION 6.25    Secured Debt Ratio. At any time permit the ratio (the “Secured Debt Ratio”) of (A) the sum of the Borrowing Base, plus any amounts deducted from the Borrowing Base pursuant to clause (xiii) of the definition thereof, plus unrestricted cash and Cash Equivalents of the Credit Parties to (B) the sum of all outstanding Loans plus the L/C Exposure plus all other secured Indebtedness of any Credit Party (other than (1) Indebtedness specified in Section 6.1(c), (e), (f), (g), (l), (n), (o), (q) and (r) and (2) Guarantees permitted under Section 6.1(b) to the extent that such Guaranties guaranty Indebtedness specified in 6.1 Section 6.1(c), (e), (f), (g), (l), (n), (o), (q) and (r) or would result in double counting of the Indebtedness otherwise included in this ratio, to be less than 1.0 to 1.0.
SECTION 6.26    Additional Restrictions on LGEC. From and after the date upon which LGEC first incurs Indebtedness in reliance upon Section 6.1(j) or (p), (i) LGEC will not own or acquire assets other than the Equity Interests of its Subsidiaries and Unrestricted Subsidiaries and reasonable reserves of cash and Cash Equivalents sufficient to cover customary operating expenses associated with acting as a holding company, (ii) LGEC will contribute all other assets to the Borrower or to the extent permitted by Section 6.4 hereof, any other Subsidiary or Unrestricted Subsidiary, and (iii) LGEC shall be treated as if it were not a Credit Party for purposes of determining whether the Borrower or a Subsidiary of LGEC is entitled to make a Restricted Payment pursuant to Section 6.5 or to make an Investment pursuant to Section 6.4; provided, that any Investment that is otherwise permitted by Section 6.4 and any Restricted Payment that is otherwise permitted by Section 6.5 may be made using Investments or similar payments which pass through LGEC.

7.	EVENTS OF DEFAULT
In the case of the happening and during the continuance of any of the following events (herein called “Events of Default”):
(a)    any representation or warranty made by a Credit Party in this Credit Agreement or any other Fundamental Document to which it is a party or any statement or representation made by a Credit Party in any report, financial statement, certificate or other document furnished to the Administrative Agent or any Group Lender pursuant to this Credit Agreement or any other Fundamental Document, shall prove to have been false or misleading in any material respect when made or delivered;
(b)    default shall be made in the payment of principal of the Notes as and when due and payable, whether by reason of maturity, mandatory prepayment, acceleration or otherwise;

(c)    default shall be made in the payment of interest on the Notes, Commitment Fees or other monetary Obligations, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise and such default shall continue unremedied for five (5) Business Days;
(d)    default shall be made in the due observance or performance of any covenant, condition or agreement contained in Sections 5.4 or 5.20 or Article 6 of this Credit Agreement;
(e)    failure to submit any financial statements and reports as required pursuant to Section 5.1 hereof, including the Borrowing Base Certificate, to the Administrative Agent within ten (10) Business Days of the date such statement or report was due pursuant to the terms of this Credit Agreement; provided, however, that a failure to deliver a Borrowing Base Certificate when due shall not constitute an Event of Default if and for so long as there are no Loans or Letters of Credit outstanding.
(f)    default shall be made by any Credit Party in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant to the terms of this Credit Agreement or any other Fundamental Document, and such default shall continue unremedied for thirty (30) days after the applicable Credit Party receives notice or obtains knowledge of such occurrence;
(g)    default shall be made with respect to any payment of any Indebtedness of any Credit Party in excess of U.S.$25,000,000 in the aggregate (other than the Obligations) when due, or in the performance of any other obligation incurred in connection with any such Indebtedness if the effect of such non-payment default is to accelerate the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity and such default shall not be remedied, cured, waived or consented to within the period of grace with respect thereto; provided, however, that in the case of a default in connection with Indebtedness incurred by a Credit Party that is a Special Purpose Producer, there shall be no Event of Default hereunder unless such default continues unremedied for ten (10) Business Days;
(h)    any Credit Party shall generally not pay its debts as they become due or shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; or any Credit Party shall commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property or shall file an answer or other pleading in any such case, proceeding or other action admitting the material allegations of any petition, complaint or similar pleading filed against it or consenting to the relief sought therein; or any Credit Party shall take any action to authorize, or in contemplation of, any of the foregoing;

(i)    any involuntary case, proceeding or other action against any Credit Party shall be commenced seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (i) results in the entry of any order for relief against it or (ii) shall remain undismissed for a period of sixty (60) days;
(j)    final judgment(s) for the payment of money in excess of U.S.$7,500,000 in the aggregate shall be rendered against any Credit Party and within thirty (30) days from the entry of such judgment shall not have been paid or otherwise discharged or stayed pending appeal or shall not have been discharged within thirty (30) days from the entry of a final order of affirmance on appeal;
(k)    (i) failure by any Credit Party or ERISA Affiliate to make any contributions required to be made to any Non-U.S. Pension Plan or any U.S. Plan subject to Title IV of ERISA or Multiemployer Plan, (ii) any accumulated funding deficiency (within the meaning of Section 4971 of the Code) shall exist with respect to any U.S. Plan (whether or not waived), (iii) the present value of all benefits under any Non-U.S. Pension Plan or any U.S. Plan subject to Title IV of ERISA (based on those assumptions used to fund such U.S. Plans) exceeds, in the aggregate, as of the last annual valuation date applicable thereto, the actuarial value of the assets of such U.S. Plans allocable to such benefits, (iv) any Credit Party or ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan, or that a Multiemployer Plan is in reorganization or is being terminated, (v) a Reportable Event with respect to a U.S. Plan shall have occurred, (vi) the withdrawal by any Credit Party or ERISA Affiliate from a U.S. Plan during a plan year in which it was a substantial employer (within the meaning of section 4001(a)(2) or 4062(e) of ERISA), (vii) the termination of any Non-U.S. Pension Plan or any U.S. Plan subject to Title IV of ERISA, or the filing of a notice of intent to terminate a U.S. Plan under section 4041(c) of ERISA, (viii) the institution of proceedings to terminate, or the appointment of a trustee with respect to, a U.S. Plan subject to Title IV of ERISA by the PBGC, (ix) any other event or condition which could constitute grounds under section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any U.S. Plan subject to Title IV of ERISA, or (x) the imposition of a Lien pursuant to section 412 of the Code or section 302 of ERISA as to any Credit Party or ERISA Affiliate;
(l)    this Credit Agreement, the Copyright Security Agreement, any Copyright Security Agreement Supplement, the Trademark Security Agreement, any Trademark Security Agreement Supplement or any Hypothec (each a “Security Document”) shall, for any reason, not be or shall cease to be in full force and effect or shall be declared null and void or any of the Security Documents shall not give or shall cease to give the Administrative Agent the material Liens, rights, powers and privileges purported to be created thereby in favor of the Administrative Agent for the benefit of the Administrative Agent, the Issuing Bank and the Group Lenders, superior to and prior to the rights of all third Persons and subject to no other

Liens (other than Permitted Encumbrances), or the validity or enforceability of the Liens granted, to be granted, or purported to be granted, by any of the Security Documents shall be contested by any Credit Party or any of their respective Affiliates, provided that no such defect in the Security Documents shall give rise to an Event of Default under this paragraph (l) unless such defect shall affect Collateral that is or should be subject to a Lien in favor of the Administrative Agent having an aggregate value in excess of U.S.$500,000;
(m)    a Change in Management shall occur; or
(n)    a Change in Control shall occur.
then, in every such event and at any time thereafter during the continuance of such event, the Administrative Agent may, or if directed by the Required Lenders, shall, take any or all of the following actions, at the same or different times: (x) terminate forthwith the Commitments, (y) declare the principal of and the interest on the Loans and the Notes and all other amounts payable hereunder or thereunder to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without presentment, demand, protest, notice of acceleration or other notice of any kind, all of which are hereby expressly waived, anything in this Credit Agreement or in the Notes to the contrary notwithstanding and/or (z) require the Borrower to deliver to the Administrative Agent, respectively, from time to time, Cash Equivalents in an amount equal to the full amount of L/C Exposure or to furnish other security therefor acceptable to the Required Lenders. If an Event of Default specified in paragraph (h) or (i) above shall have occurred, the Commitments shall automatically terminate and the principal of, and interest on, the Loans and the Notes and all other amounts payable hereunder and thereunder shall automatically become due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived, anything in this Credit Agreement or the Notes to the contrary notwithstanding. Such remedies shall be in addition to any other remedy available to the Administrative Agent, the Issuing Bank or the Group Lenders pursuant to Applicable Law or otherwise.

8.	GRANT OF SECURITY INTEREST; REMEDIES
SECTION 8.1    Security Interests. The Borrower, as security for the due and punctual payment of the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the Borrower whether or not post filing interest is allowed in such proceeding) and each of the Guarantors, as security for its obligations under Article 9 hereof, hereby mortgages, pledges, assigns, transfers, sets over, conveys and delivers to the Administrative Agent (for the benefit of the Administrative Agent, the Issuing Bank and the Lenders) and grants to the Administrative Agent (for the benefit of the Administrative Agent, the Issuing Bank and the Lenders) a security interest in the Collateral.
SECTION 8.2    Use of Collateral. So long as no Event of Default shall have occurred and be continuing, and subject to the various provisions of this Credit Agreement and the other Fundamental Documents, a Credit Party may use the Collateral in any lawful manner except as otherwise provided hereunder.

SECTION 8.3    Collection Accounts. The Credit Parties will continue to maintain one or more bank accounts (each, a “Collection Account”) with any of the Lenders and will direct, by Notice of Assignment and Irrevocable Instructions, all Persons (other than theatrical exhibitors) who become licensees, buyers or account debtors under receivables with respect to any item of Product included in the Collateral to make payments under or in connection with the license agreements, sales agreements or receivables directly to the appropriate lockbox or Collection Account. So long as no Event of Default is continuing, the Borrower shall have the right to withdraw any funds from time to time on deposit in the Collection Accounts. Upon agreement between the Administrative Agent and the Credit Parties, a Collection Account maintained at the Administrative Agent may also serve as the Cash Collateral Account, provided that such Collection Account is under the sole dominion and control of the Administrative Agent.
(a)    The Credit Parties will execute such documentation as may be reasonably required by the Administrative Agent in order to effectuate the provisions of this Section 8.3.
(b)    In the event a Credit Party receives payment from any Person or proceeds under an Acceptable L/C, which payment should have been remitted directly to the appropriate lockbox or Collection Account, such Credit Party shall promptly remit such payment or proceeds to the appropriate Collection Account to be applied in accordance with the terms of this Credit Agreement.
SECTION 8.4    Credit Parties to Hold in Trust. Upon the occurrence and during the continuance of an Event of Default, each of the Credit Parties will, upon receipt by it of any revenue, income, profits or other sums in which a security interest is granted by this Article 8, payable pursuant to any agreement or otherwise, or of any check, draft, note, trade acceptance or other instrument evidencing an obligation to pay any such sum, hold the sum or instrument in trust for the Administrative Agent (for the benefit of itself, the Issuing Bank and the Lenders), segregate such sum or instrument from their own assets and forthwith, without any notice, demand or other action whatsoever (all notices, demands, or other actions on the part of the Administrative Agent, the Issuing Bank or the Lenders being expressly waived), endorse, transfer and deliver any such sums or instruments or both, to the Administrative Agent to be applied to the repayment of the Obligations in accordance with the provisions of Section 8.7 hereof.
SECTION 8.5    Collections, etc. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, in its sole discretion, in its name (on behalf of the Administrative Agent, the Issuing Bank and the Lenders) or in the name of any Credit Party or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for, or make any compromise or settlement deemed desirable with respect to, any of the Collateral, but shall be under no obligation so to do, or the Administrative Agent may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, or release, any of the Collateral, without thereby incurring responsibility to, or discharging or otherwise affecting any liability of, any Credit Party. The Administrative Agent will not be required to take any steps to preserve any rights against prior parties to the Collateral. If any Credit Party fails to make any payment or take any action required hereunder, the Administrative Agent may make such payments and take all such actions as the Administrative Agent reasonably deems necessary to protect the Administrative Agent’s (on behalf of the Administrative Agent, the Issuing Bank and the Lenders) security interests in the Collateral and/or the value thereof, and the Administrative Agent is hereby authorized (without limiting the general nature of the authority herein above conferred) to pay, purchase, contest or compromise any Liens that in the judgment of the Administrative Agent appear to be equal to, prior to or superior to the security interests of the Administrative Agent (on behalf of the Administrative Agent, the Issuing Bank and the Lenders) in the Collateral (other than Permitted Encumbrances) and any Liens not expressly permitted by this Credit Agreement.
SECTION 8.6    Possession, Sale of Collateral, etc. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may enter upon the premises of any Credit Party or wherever the Collateral may be, and take possession of the Collateral, and may demand and receive such possession from any Person who has possession thereof, and the Administrative Agent may take such measures as it deems necessary or proper for the care or protection thereof, including the right to remove all or any portion of the Collateral, and with or without taking such possession may sell or cause to be sold, whenever the Administrative Agent, shall decide, in one or more sales or parcels, at such prices as the Administrative Agent may deem appropriate, and for cash or on credit or for future delivery, without assumption of any credit risk, all or any portion of the Collateral, at any broker’s board or at public or private sale, without demand of performance but with 10 days’ written notice to the Credit Parties of the time and place of any such public sale or sales (which notice the Credit Parties hereby agree is reasonable) and with such other notices as may be required by Applicable Law and cannot be waived, and none of the Administrative Agent, the Issuing Bank nor any of the Lenders shall have any liability should the proceeds resulting from a private sale be less than the proceeds realizable from a public sale, and the Administrative Agent, the Issuing Bank, the Lenders or any other Person may be the purchaser of all or any portion of the Collateral so sold and thereafter hold the same absolutely, free (to the fullest extent permitted by Applicable Law) from any claim or right of whatever kind, including any equity of redemption, of any Credit Party, any such demand, notice, claim, right or equity being hereby expressly waived and released. At any sale or sales made pursuant to this Article 8, the Administrative Agent, the Issuing Bank and the Lenders may bid for or purchase, free (to the fullest extent permitted by Applicable Law) from any claim or right of whatever kind, including any equity of redemption, of any Credit Party, any such demand, notice, claim, right or equity being hereby expressly waived and released, any part of or all of the Collateral offered for sale, and may make any payment on account thereof by using any claim for moneys then due and payable to the Administrative Agent, the Issuing Bank and the Lenders by any Credit Party hereunder as a credit against the purchase price. The Administrative Agent shall in any such sale make no representations or warranties with respect to the Collateral or any part thereof, and none of the Administrative Agent, the Issuing Bank nor any of the Lenders shall be chargeable with any of the obligations or liabilities of any Credit Party. Each Credit Party hereby agrees (i) that it will indemnify and hold the Administrative Agent, the Issuing Bank and the Lenders harmless from and against any and all claims with respect to the Collateral asserted before the taking of actual possession or control of the relevant Collateral by the Administrative Agent pursuant to this Article 8, or arising out of any act of, or omission to act on the part of, any Person (other than the Administrative Agent, the Issuing Bank or Lenders) prior to such taking of actual possession or control by the Administrative Agent (whether asserted before or after such taking of possession or control), or arising out of any act on the part of any Credit Party or its Affiliates or agents before or after the commencement of such actual possession or control by the Administrative Agent; and (ii) none of the Administrative Agent, the Issuing Bank nor any of the Lenders shall have any liability or obligation to any Credit Party arising out of any such claim except for acts of willful misconduct or gross negligence. Subject only to the lawful rights of third parties, any laboratory which has possession of any of the Collateral is hereby constituted and appointed by the Credit Parties as pledgeholder for the Administrative Agent (for the benefit of itself, the Issuing Bank and the Lenders), and, upon the occurrence of an Event of Default, each such pledgeholder is hereby authorized (to the fullest extent permitted by Applicable Law) to sell all or any portion of the Collateral upon the order and direction of the Administrative Agent and each Credit Party hereby waives any and all claims, for damages or otherwise, for any action taken by such pledgeholder in accordance with the terms of the UCC not otherwise waived hereunder. In any action hereunder, the Administrative Agent shall be entitled if permitted by Applicable Law to the appointment of a receiver without notice, to take possession of all or any portion of the Collateral and to exercise such powers as the court shall confer upon the receiver. Notwithstanding the foregoing, upon the occurrence of an Event of Default, and during the continuation of such Event of Default, the Administrative Agent, the Issuing Bank and the Lenders shall be entitled to apply, without prior notice to any of the Credit Parties, any cash or cash items constituting Collateral in the possession of the Administrative Agent, the Issuing Bank and the Lenders to payment of the Obligations.
SECTION 8.7    Application of Proceeds on Default. Upon the occurrence and during the continuance of an Event of Default, the balances in the Clearing Account, the Collection Account(s), the Cash Collateral Account(s) or in any other account of any Credit Party with a Lender, all other income on the Collateral, and all proceeds from any sale of the Collateral pursuant hereto shall be applied first toward payment of the reasonable out-of-pocket costs and expenses paid or incurred by the Administrative Agent in enforcing this Credit Agreement, in realizing on or protecting any Collateral and in enforcing or collecting any Obligations or any Guaranty thereof, including, without limitation, court costs and the reasonable attorneys’ fees and expenses incurred by the Administrative Agent, then to satisfy or provide cash collateral for all Obligations relating to the Letters of Credit, and then to the indefeasible payment in full of the Obligations in accordance with Section 12.2(b) hereof; provided, however, that, the Administrative Agent may in its discretion and with the consent of the Required Lenders (and PA Lender, if the funds constitute proceeds of the Film Library), apply funds comprising the Collateral to pay the cost (i) of completing any item of Product owned in whole or in part by any Credit Party in any stage of production and (ii) of making delivery to the distributors of such item of Product. Any amounts remaining after such indefeasible payment in full shall be remitted to the appropriate Credit Party or as a court of competent jurisdiction may otherwise direct.
SECTION 8.8    Power of Attorney. Each Credit Party does hereby irrevocably (a) make, constitute and appoint the Administrative Agent or any of its officers or designees its true and lawful attorney-in-fact with full power in the name of the Administrative Agent, such other Person or such Credit Party, upon the occurrence and during the continuance of an Event of Default which is not waived in writing by the Required Lenders, to receive, open and dispose of all mail addressed to any Credit Party, and to endorse any notes, checks, drafts, money orders or other evidences of payment relating to the Collateral that may come into the possession of the Administrative Agent with full power and right to cause the mail of such Persons to be transferred to the Administrative Agent’s own offices or otherwise, and to do any and all other acts necessary or proper to carry out the intent of this Credit Agreement and the grant of the security interests hereunder and under the Fundamental Documents, and each Credit Party hereby ratifies and confirms all that the Administrative Agent or its substitutes shall properly do by virtue hereof; (b) make, constitute and appoint the Administrative Agent or any of its officers or designees its true and lawful attorney-in-fact in the name of the Administrative Agent or any Credit Party, upon the occurrence and during the continuance of an Event of Default which is not waived in writing by the Required Lenders, (i) to enforce all of such Credit Party’s rights under and pursuant to all agreements with respect to the Collateral, all for the sole benefit of the Administrative Agent for the benefit of the Administrative Agent, the Issuing Bank and the Lenders and to enter into such other agreements as may be necessary or appropriate in the judgment of the Administrative Agent to complete the production, distribution or exploitation of any item of Product which is included in the Collateral, (ii) to enter into and perform such agreements as may be necessary in order to carry out the terms, covenants and conditions of the Fundamental Documents that are required to be observed or performed by any Credit Party, (iii) to execute such other and further mortgages, pledges and assignments of the Collateral, and related instruments or agreements, as the Administrative Agent may reasonably require for the purpose of perfecting, protecting, maintaining or enforcing the security interests granted to the Administrative Agent for the benefit of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Fundamental Documents, and (iv) to do any and all other things necessary or proper to carry out the intention of this Credit Agreement and the grant of the security interests hereunder and under the other Fundamental Documents. Each of the Credit Parties hereby ratifies and confirms in advance all that the Administrative Agent as such attorney-in-fact or its substitutes shall properly do by virtue of this power of attorney.
SECTION 8.9    Financing Statements, Direct Payments. Each Credit Party hereby authorizes the Administrative Agent to file UCC and PPSA financing statements and any amendments thereto or continuations thereof, any Copyright Security Agreement, any Copyright Security Agreement Supplement, any Trademark Security Agreement, any Trademark Security Agreement Supplement, any Hypothec and any other appropriate security documents or instruments and to give any notices necessary or desirable to perfect the Lien of the Administrative Agent for the benefit of itself, the Issuing Bank and the Lenders on the Collateral, in all cases without the signature of any Credit Party or to execute such items as attorney-in-fact for any Credit Party; provided, that the Administrative Agent shall provide copies of any such documents or instruments to the Borrower. Each Credit Party further authorizes the Administrative Agent to notify any account debtors that all sums payable to any Credit Party relating to the Collateral shall be paid directly to the Administrative Agent.
SECTION 8.10    Further Assurances. Upon the request of the Administrative Agent, each Credit Party hereby agrees to duly and promptly execute and deliver, or cause to be duly executed and delivered, at the cost and expense of the Credit Parties, such further instruments as may be necessary or proper, in the reasonable judgment of the Administrative Agent, to carry out the provisions and purposes of this Article 8 or to perfect and preserve the Liens of the Administrative Agent for the benefit of itself, the Issuing Bank and the Lenders hereunder and under the Fundamental Documents, in the Collateral or any portion thereof.
SECTION 8.11    Termination and Release. The security interests granted under this Article 8 shall terminate when all Obligations have been indefeasibly fully paid and performed and the Commitments shall have terminated and all Letters of Credit shall have expired or been terminated or canceled. Upon request by the Credit Parties (and at the sole expense of the Credit Parties) after such termination, the Administrative Agent will take all reasonable action and do all things reasonably necessary, including, without limitation, executing UCC termination statements, Pledgeholder Agreement terminations, termination letters to account debtors and copyright releases, to terminate the security interest granted to it (for the benefit of the Administrative Agent, the Issuing Bank and the Lenders) hereunder.
SECTION 8.12    Remedies Not Exclusive. The remedies conferred upon or reserved to the Administrative Agent in this Article 8 are intended to be in addition to, and not in limitation of, any other remedy or remedies available to the Administrative Agent. Without limiting the generality of the foregoing, the Administrative Agent, the Issuing Bank and the Lenders shall have all rights and remedies of a secured creditor under Article 9 of the UCC and under any other Applicable Law.
SECTION 8.13    Quiet Enjoyment. The Administrative Agent, the Issuing Bank and the Lenders acknowledge and agree that their security interest hereunder is subject to the rights of Quiet Enjoyment (as defined below) of parties (which are not Affiliates of any Credit Party) to Distribution Agreements, whether existing on the date hereof or hereafter executed. For the purpose hereof, “Quiet Enjoyment” shall mean in connection with the rights of a licensee (which is not an Affiliate of any Credit Party) under a Distribution Agreement, the Administrative Agent, the Issuing Bank and the Lenders’ agreement that their rights under this Credit Agreement and the other Fundamental Documents and in the Collateral are subject to the rights of such licensee to distribute, exhibit and/or to exploit the item of Product licensed to them under such Distribution Agreement, and to receive prints or tapes or have access to preprint material or master tapes in connection therewith and that even if the Lenders shall become the owner of the Collateral in case of an Event of Default, the Lenders’ ownership rights shall be subject to the rights of said parties under such agreement, provided, however, that no default under the relevant Distribution Agreement shall be continuing which would entitle the licensor to terminate such Distribution Agreement. The Administrative Agent agrees that, upon the reasonable request of a Credit Party, it will provide written confirmation (in form reasonably acceptable to the Administrative Agent) of such rights of Quiet Enjoyment to licensees under the Distribution Agreements. None of the foregoing constitutes an agreement by the Administrative Agent, the Issuing Bank or the Lenders to the granting of any security interest to any Person under any Distribution Agreement, except as otherwise permitted pursuant to Section 6.2.

SECTION 8.14    Continuation and Reinstatement. Each Credit Party further agrees that the security interest granted hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment or any part thereof of any Obligation is rescinded or must otherwise be restored by the Administrative Agent, the Issuing Bank or the Lenders upon the bankruptcy or reorganization of any Credit Party or otherwise.

9.	GUARANTY
SECTION 9.1    Guaranty. (a) Each Guarantor unconditionally and irrevocably guarantees to the Administrative Agent, the Issuing Bank and the Lenders the due and punctual payment by, and performance of, the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the obligor whether or not post filing interest is allowed in such proceeding). Each Guarantor further agrees that the Obligations may be increased, extended or renewed, in whole or in part, without notice or further assent from it (except as may be otherwise required herein), and it will remain bound upon this Guaranty notwithstanding any extension or renewal of any Obligation.
(b)    Each Guarantor waives presentation to, demand for payment from and protest to, as the case may be, any Credit Party or any other guarantor of any of the Obligations, and also waives notice of protest for nonpayment, notice of acceleration and notice of intent to accelerate. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of the Administrative Agent, the Issuing Bank or the Lenders to assert any claim or demand or to enforce any right or remedy against the Borrower or any Guarantor or any other guarantor under the provisions of this Credit Agreement or any other agreement or otherwise; (ii) any extension or renewal of any provision hereof or thereof; (iii) the failure of the Administrative Agent, the Issuing Bank or the Lenders to obtain the consent of the Guarantor with respect to any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of this Credit Agreement, the Notes or of any other agreement; (iv) the release, exchange, waiver or foreclosure of any security held by the Administrative Agent for the Obligations or any of them; (v) the failure of the Administrative Agent, the Issuing Bank or the Lenders to exercise any right or remedy against any other Guarantor or any other guarantor of the Obligations; (vi) any bankruptcy, reorganization, liquidation, dissolution or receivership proceeding or case by or against either Borrower or other Credit Party, any change in the corporate existence, structure, ownership or control of either Borrower or other Credit Party (including any of the foregoing arising from any merger, consolidation, amalgamation, reorganization or similar transaction); or (vii) the release or substitution of any Guarantor or any other guarantor of the Obligations. Without limiting the generality of the foregoing or any other provision hereof (including, without limitation, Section 13.6 hereof), to the extent permitted by applicable law, each Guarantor hereby expressly waives any and all benefits which might otherwise be available to it under California Civil Code Sections 2799, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2838, 2839, 2845, 2848, 2849, 2850, 2899 and 3433.
(c)    Each Guarantor further agrees that this Guaranty is a continuing guaranty, shall secure the Obligations and any ultimate balance thereof, notwithstanding that the Borrower or others may from time to time satisfy the Obligations in whole or in part and thereafter incur further Obligations, and that this Guaranty constitutes a guaranty of performance and of payment when due and not just of collection, and waives any right to require that any resort be had by the Administrative Agent, the Issuing Bank or any Lender to any security held for payment of the Obligations or to any balance of any deposit, account or credit on the books of the Administrative Agent, the Issuing Bank or any Lender in favor of the Borrower or any Guarantor, or to any other Person.
(d)    Each Guarantor hereby expressly assumes all responsibilities to remain informed of the financial condition of the Borrower, the Guarantors and any other guarantors of the Obligations and any circumstances affecting the Collateral or the Pledged Securities or the ability of the Borrower to perform under this Credit Agreement.
(e)    Each Guarantor’s obligations under the Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations, the Notes or any other instrument evidencing any Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any other circumstance relating to the Obligations which might otherwise constitute a defense to this Guaranty. The Administrative Agent, the Issuing Bank and the Lenders make no representation or warranty with respect to any such circumstances and have no duty or responsibility whatsoever to any Guarantor in respect to the management and maintenance of the Obligations or any collateral security for the Obligations.
SECTION 9.2    No Impairment of Guaranty, etc. The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (except payment and performance in full of the Obligations), including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy under this Credit Agreement or any other agreement, by any waiver or modification of any provision hereof or thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law, unless and until the Obligations are paid in full, the Commitments have terminated and each outstanding Letter of Credit has expired or otherwise been terminated.
SECTION 9.3    Continuation and Reinstatement, etc.
(a)    Each Guarantor further agrees that its guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent, the Issuing Bank or the Lenders upon the bankruptcy or reorganization of the Borrower or a Guarantor, or otherwise. In furtherance of the provisions of this Article 9, and not in limitation of any other right which the Administrative Agent, the Issuing Bank or the Lenders may have at law or in equity against the Borrower, a Guarantor or any other Person by virtue hereof, upon failure of the Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Administrative Agent on behalf of itself, the Issuing Bank and/or the Lenders, forthwith pay or cause to be paid to the Administrative Agent for the benefit of itself, the Issuing Bank and/or the Lenders (as applicable) in cash an amount equal to the unpaid amount of all the Obligations with interest thereon at a rate of interest equal to the rate specified in Section 2.7 hereof, and thereupon the Administrative Agent shall assign such Obligation, together with all security interests, if any, then held by the Administrative Agent in respect of such Obligation, to the Guarantors making such payment; such assignment to be subordinate and junior to the rights of the Administrative Agent on behalf of itself, the Issuing Bank and the Lenders with regard to amounts payable by the Borrower in connection with the remaining unpaid Obligations and to be pro tanto to the extent to which the Obligation in question was discharged by the Guarantor or Guarantors making such payments.
(b)    All rights of a Guarantor against the Borrower, arising as a result of the payment by such Guarantor of any sums to the Administrative Agent for the benefit of the Administrative Agent, the Issuing Bank and/or the Lenders or directly to the Lenders hereunder by way of right of subrogation or otherwise, shall in all respects be subordinated and junior in right of payment to, and shall not be exercised by such Guarantor until and unless, the prior final and indefeasible payment in full of all the Obligations. If any amount shall be paid to such Guarantor for the account of the Borrower, such amount shall be held in trust for the benefit of the Administrative Agent, segregated from such Guarantor’s own assets, and shall forthwith be paid to the Administrative Agent on behalf of the Administrative Agent, the Issuing Bank and/or the Lenders to be credited and applied to the Obligations, whether matured or unmatured.
SECTION 9.4    Limitation on Guaranteed Amount etc. Notwithstanding any other provision of this Article 9, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations under this Article 9 shall not be subject to avoidance under Section 548 of the Bankruptcy Code or to being set aside or annulled under any Applicable Law relating to fraud on creditors. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation or contribution which such Guarantor may have under this Article 9, any other agreement or Applicable Law shall be taken into account.
SECTION 9.5    Voluntary Arrangements.
(a)    Without prejudice to the Administrative Agent's, the Issuing Bank's and the Lenders' rights to recover such sums under the guaranty and indemnity under Section 9.1, on the approval of any company voluntary arrangement in respect of the Borrower (or the implementation of any compromise or scheme of arrangement or any analogous procedure to any of the foregoing in any other jurisdiction) under which the Borrower's obligations to the Administrative Agent, the Issuing Bank and the Lenders are compromised in any way, each Guarantor shall as principal obligor be liable to the Administrative Agent, the Issuing Bank and the Lenders for, and hereby undertakes to the Administrative Agent, the Issuing Bank and the Lenders (as a separate and additional covenant) immediately on demand from time to time to pay to the Administrative Agent, the Issuing Bank and the Lenders, amounts equal to the sums that would have been payable to the Administrative Agent, the Issuing Bank and the Lenders by the Borrower, or any guarantor of the Borrower, had such compromise not occurred, and so that payment shall be made by a Guarantor to the Administrative Agent, the Issuing Bank and the Lenders under this Section in the amounts and at the times at which but for the said compromise the Borrower would have been obliged to make payment to the Administrative Agent, the Issuing Bank and the Lenders. Each Guarantor's liability under Section 9.1 and this Section shall not be affected in any way by the Administrative Agent, the Issuing Bank and the Lenders voting in favor of (if the Administrative Agent, the Issuing Bank and the Lenders chooses to do so) of any company voluntary arrangement, compromise, scheme of arrangement or analogous procedure proposed by or in respect of the Borrower.
(b)    If and to the extent that any right is or may be held by a Guarantor as against the Borrower, the existence or exercise of which may affect the right or ability of the Administrative Agent, the Issuing Bank and the Lenders to obtain the full benefit of this guaranty and indemnity from a Guarantor if a company voluntary arrangement, compromise, scheme of arrangement or analogous procedure proposed by or in respect of the Borrower is approved, each Guarantor hereby waives such right. In the event of any inconsistency between this Section and any other provision of the Credit Agreement this Section shall prevail.

10.	PLEDGE
SECTION 10.1    Pledge. Each Pledgor, as security for the due and punctual payment of the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the Borrower whether or not post filing interest is allowed in such proceeding) in the case of the Borrower and as security for its obligations under Article 9 hereof in the case of a Pledgor which is a Guarantor, hereby pledges, hypothecates, assigns, transfers, sets over and delivers unto the Administrative Agent for the benefit of itself, the Issuing Bank and the Group Lenders, a security interest in all Pledged Collateral now owned or hereafter acquired by it. On the Closing Date, the Pledgors shall deliver to the Administrative Agent the definitive instruments (if any) representing all Pledged Securities, accompanied by undated stock powers, duly endorsed or executed in blank by the appropriate Pledgor, and such other instruments or documents as the Administrative Agent or its counsel shall reasonably request.
SECTION 10.2    Covenant. Each Pledgor covenants that as a stockholder of each of its respective Subsidiaries it will not take any action to allow any additional shares of common stock, preferred stock or other equity securities of any of its respective Subsidiaries or any securities convertible or exchangeable into common or preferred stock of such Subsidiaries to be issued, or grant any options or warrants, unless such securities are pledged to the Administrative Agent (for the benefit of itself, the Issuing Bank and the Group Lenders) as security for the Obligations.

SECTION 10.3    Registration in Nominee Name; Denominations. The Administrative Agent shall have the right (in its sole and absolute discretion) to hold the certificates representing any Pledged Securities (a) in its own name (on behalf of the Administrative Agent, the Issuing Bank and the Group Lenders) or in the name of its nominee or (b) in the name of the appropriate Pledgor, endorsed or assigned in blank or in favor of the Administrative Agent. The Administrative Agent shall have the right to exchange the certificates representing any of the Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Credit Agreement.
SECTION 10.4    Voting Rights; Dividends; etc. (a) The appropriate Pledgor shall be entitled to exercise any and all voting and/or consensual rights and powers accruing to an owner of the Pledged Securities being pledged by it hereunder or any part thereof for any purpose not inconsistent with the terms hereof, at all times, except as expressly provided in paragraph (c) below.
(a)    All dividends or distributions of any kind whatsoever (other than cash dividends or distributions paid while no Event of Default is continuing) received by a Pledgor, whether resulting from a subdivision, combination, or reclassification of the outstanding capital stock of the issuer or received in exchange for Pledged Securities or any part thereof or as a result of any merger, consolidation, acquisition, or other exchange of assets to which the issuer may be a party, or otherwise, shall be and become part of the Pledged Securities pledged hereunder and shall immediately be delivered to the Administrative Agent to be held subject to the terms hereof. All dividends and distributions which are received contrary to the provisions of this subsection (b) shall be received in trust for the benefit of the Administrative Agent, the Issuing Bank and the Group Lenders, segregated from such Pledgor’s own assets, and shall be delivered to the Administrative Agent.
(b)    Upon the occurrence and during the continuance of an Event of Default and notice from the Administrative Agent of the transfer of such rights to the Administrative Agent, all rights of a Pledgor (i) to exercise the voting and/or consensual rights and powers which it is entitled to exercise pursuant to this Section and (ii) to receive and retain cash dividends and distributions shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and/or consensual rights and receive such cash dividends and distributions until such time as such Event of Default has been cured.
SECTION 10.5    Remedies Upon Default. If an Event of Default shall have occurred and be continuing, the Administrative Agent, on behalf of itself, the Issuing Bank and the Group Lenders, may sell the Pledged Securities, or any part thereof, at public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate subject to the terms hereof or as otherwise provided in the UCC. The Administrative Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict to the full extent permitted by Applicable Law the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Pledged Securities for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale, the Administrative Agent shall have the right to assign, transfer, and deliver to the purchaser or purchasers thereof the Pledged Securities so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Pledgor. The Administrative Agent shall give the Pledgors ten (10) days’ written notice of any such public or private sale, or sale at any broker’s board or on any such securities exchange, or of any other disposition of the Pledged Securities. Such notice, in the case of public sale, shall state the time and place for such sale and, in the case of sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Pledged Securities, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and shall state in the notice of such sale. At any such sale, the Pledged Securities, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of the Pledged Securities if it shall determine not to do so, regardless of the fact that notice of sale of the Pledged Securities may have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case the sale of all or any part of the Pledged Securities is made on credit or for future delivery, the Pledged Securities so sold shall be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Pledged Securities so sold and, in case of any such failure, such Pledged Securities may be sold again upon like notice. At any sale or sales made pursuant to this Section 10.5, the Administrative Agent (on behalf of itself, the Issuing Bank and/or the Group Lenders) may bid for or purchase, free from any claim or right of whatever kind, including any equity of redemption, of the Pledgors, any such demand, notice, claim, right or equity being hereby expressly waived and released, any or all of the Pledged Securities offered for sale, and may make any payment on the account thereof by using any claim for moneys then due and payable to the Administrative Agent, the Issuing Bank (to the extent it consents) or any consenting Group Lender by any Credit Party as a credit against the purchase price; and the Administrative Agent upon compliance with the terms of sale, may hold, retain and dispose of the Pledged Securities without further accountability therefor to any Pledgor or any third party (other than the Issuing Bank and/or the Group Lenders). The Administrative Agent shall in any such sale make no representations or warranties with respect to the Pledged Securities or any part thereof, and shall not be chargeable with any of the obligations or liabilities of the Pledgors with respect thereto. Each Pledgor hereby agrees (i) it will indemnify and hold the Administrative Agent, the Issuing Bank and the Group Lenders harmless from and against any and all claims with respect to the Pledged Securities asserted before the taking of actual possession or control of the Pledged Securities by the Administrative Agent pursuant to this Credit Agreement, or arising out of any act of, or omission to act on the part of, any Person prior to such taking of actual possession or control by the Administrative Agent (whether asserted before or after such taking of possession or control), or arising out of any act on the part of any Pledgor, its agents or Affiliates before or after the commencement of such actual possession or control by the

Administrative Agent and (ii) the Administrative Agent, the Issuing Bank and the Group Lenders shall have no liability or obligation arising out of any such claim. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose upon the Collateral and Pledged Securities under this Credit Agreement and to sell the Pledged Securities, or any portion thereof, pursuant to a judgment or decree of a court or courts having competent jurisdiction.
SECTION 10.6    Application of Proceeds of Sale and Cash. The proceeds of sale of the Pledged Securities sold pursuant to Section 10.5 hereof shall be applied by the Administrative Agent on behalf of itself, the Issuing Bank and the Group Lenders as follows:
(i)    to the payment of all reasonable out-of-pocket costs and expenses paid or incurred by the Administrative Agent in connection with such sale, including, without limitation, all court costs and the reasonable fees and expenses of counsel for the Administrative Agent in connection therewith, and the payment of all reasonable out-of-pocket costs and expenses paid or incurred by the Administrative Agent in enforcing this Credit Agreement, in realizing or protecting any Collateral and in enforcing or collecting any Obligations or any Guaranty thereof, including, without limitation, court costs and the reasonable attorneys’ fees and expenses incurred by the Administrative Agent in connection therewith;
(ii)    to satisfy or provide cash collateral for all Obligations relating to the Letters of Credit; and
(iii)    to the indefeasible payment in full of the Obligations in accordance with Section 12.2(b) hereof;
provided, however, that the Administrative Agent may in its discretion apply funds comprising the Collateral to pay the cost (i) of completing any item of Product owned in whole or in part by any Credit Party in any stage of production and (ii) of making delivery to the distributors of such item of Product. Any amounts remaining after such indefeasible payment in full shall be remitted to the appropriate Pledgor, or as a court of competent jurisdiction may otherwise direct.
SECTION 10.7    Securities Act, etc. In view of the position of each Pledgor in relation to the Pledged Securities pledged by it, or because of other present or future circumstances, a question may arise under the Securities Act of 1933, as amended, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being hereinafter called the “Federal Securities Laws”), with respect to any disposition of the Pledged Securities permitted hereunder. Each Pledgor understands that compliance with the Federal Securities Laws may very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Pledged Securities, and may also limit the extent to which or the manner in which any subsequent transferee of any Pledged Securities may dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or any part of the Pledged Securities under applicable Blue Sky or other state securities laws, or similar laws analogous in purpose or effect. Under Applicable Law, in the absence of an agreement to the contrary, the Administrative Agent may perhaps be held to have certain general duties and obligations to a Pledgor to make some effort towards obtaining a fair price even though the Obligations may be discharged or reduced by the proceeds of a sale at a lesser price. Each Pledgor waives to the fullest extent permitted by Applicable Law any such general duty or obligation to it, and the Pledgors and/or the Credit Parties will not attempt to hold the Administrative Agent responsible for selling all or any part of the Pledged Securities at an inadequate price, even if the Administrative Agent shall accept the first offer received or does not approach more than one possible purchaser. Without limiting the generality of the foregoing, the provisions of this Section 10.7 would apply if, for example, the Administrative Agent were to place all or any part of the Pledged Securities for private placement by an investment banking firm, or if such investment banking firm purchased all or any part of the Pledged Securities for its own account, or if the Administrative Agent placed all or any part of the Pledged Securities privately with a purchaser or purchasers.
SECTION 10.8    Continuation and Reinstatement. Each Pledgor further agrees that its pledge hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent, the Issuing Bank or the Group Lenders upon the bankruptcy or reorganization of any Pledgor or otherwise.
SECTION 10.9    Termination. The pledge referenced herein shall terminate when all Obligations shall have been indefeasibly fully paid and performed and the Commitments shall have terminated, and all L/C Exposure shall have expired or been terminated or canceled, at which time the Administrative Agent shall assign and deliver to the appropriate Pledgor, or to such Person or Persons as such Pledgor shall designate, against receipt, such of the Pledged Securities (if any) as shall not have been sold or otherwise applied by the Administrative Agent pursuant to the terms hereof and shall still be held by it hereunder, together with appropriate instruments of reassignment and release. Any such reassignment shall be free and clear of all Liens, arising by, under or through the Administrative Agent but shall otherwise be without recourse upon or warranty by the Administrative Agent and at the expense of the Pledgors.

11.	CASH COLLATERAL
SECTION 11.1    Cash Collateral Accounts. On or prior to the Closing Date, there shall be established with the Administrative Agent, a collateral account (the “Cash Collateral Account”), into which the appropriate Credit Parties shall from time to time deposit U.S. Dollars and except to the extent otherwise provided in this Article 11, the Cash Collateral Accounts shall be under the sole dominion and control of the Administrative Agent.
SECTION 11.2    Investment of Funds. (a) The Administrative Agent is hereby authorized and directed to invest and reinvest the funds from time to time transferred or deposited into the Cash Collateral Accounts, so long as no Event of Default has occurred and is continuing, on the instructions of the Borrower (provided that any such instructions given verbally shall be confirmed promptly in writing) or, if the Borrower shall fail to give such instructions upon delivery of any such funds, in the sole discretion of the Administrative Agent, provided that in no event may the Borrower give instructions to the Administrative Agent to, or may the Administrative Agent in its discretion, invest or reinvest funds in the Cash Collateral Accounts in other than Cash Equivalents.
(b)    Any net income or gain on the investment of funds from time to time held in the Cash Collateral Accounts, shall be promptly reinvested by the Administrative Agent, as applicable, as a part of the applicable Cash Collateral Account; and any net loss on any such investment shall be charged against the applicable Cash Collateral Account.
(c)    None of the Administrative Agent, the Issuing Bank and the Group Lenders shall be a trustee for any of the Credit Parties, or shall have any obligations or responsibilities, or shall be liable for anything done or not done, in connection with the Cash Collateral Accounts, except as expressly provided herein. The Administrative Agent, the Issuing Bank and the Group Lenders shall not have any obligation or responsibility and shall not be liable in any way for any investment decision made in accordance with this Section 11.2 or for any decrease in the value of the investments held in the Cash Collateral Account.
SECTION 11.3    Grant of Security Interest. For value received and to induce the Issuing Bank to issue Letters of Credit and the Group Lenders to make Loans to the Borrower and to acquire participations in Letters of Credit from time to time as provided for in this Credit Agreement, as security for the payment of all of the Obligations, each of the Credit Parties hereby assigns to the Administrative Agent (for the benefit of itself, the Issuing Bank and the Group Lenders) and grants to the Administrative Agent (for the benefit of itself, the Issuing Bank and the Group Lenders), a first and prior Lien upon all of such Credit Party’s rights in and to the Cash Collateral Accounts, all cash, documents, instruments and securities from time to time held therein, and all rights pertaining to investments of funds in the Cash Collateral Accounts and all products and proceeds of any of the foregoing. All cash, documents, instruments and securities from time to time on deposit in the Cash Collateral Accounts, and all rights pertaining to investments of funds in the Cash Collateral Accounts shall immediately and without any need for any further action on the part of any of the Credit Parties, the Issuing Bank, any Group Lender or the Administrative Agent, become subject to the Lien set forth in this Section 11.3, be deemed Collateral for all purposes hereof and be subject to the provisions of this Credit Agreement.
SECTION 11.4    Remedies. At any time during the continuation of an Event of Default, the Administrative Agent may sell any documents, instruments and securities held in the Cash Collateral Account and may immediately apply the proceeds thereof and any other cash held in the Cash Collateral Account in accordance with Section 11.2.
SECTION 11.5    LGPA Financing. In order to induce the Group Lenders to permit the making of the PA Loan, the Credit Parties agree that prior to or simultaneously with each advance of the PA Loan under the PA Credit Agreement, the Borrower shall deposit or cause to be deposited in a Cash Collateral Account an amount in cash or Cash Equivalents equal to 105% of the principal amount of such advance. If the principal of any PA Loan under the PA Credit Agreement is repaid, in whole or in part, the Administrative Agent will if requested by the Borrower at a time when no Default or Event of Default shall have occurred and be continuing, release the portion of such deposit in excess of 105% of the principal amount of the PA Loan then outstanding. The PA Lender acknowledges that it shall have no interest whatsoever in any collateral provided pursuant to this Section 11.5 or any proceeds thereof, and that such collateral is being provided solely for the benefit of the Group Lenders, the Administrative Agent and the Issuing Bank. Amounts deposited into the Cash Collateral Account by the Borrower pursuant to this Section 11.5 may be invested by the Borrower in Cash, Cash Equivalents or any debt securities, including, without limitation, the purchase of Convertible Senior Subordinated Notes; provided, however, that (a) any such purchase of Convertible Senior Subordinated Notes by the Borrower shall not be considered an “Investment” hereunder, (b) Section 10.4 of this Agreement shall apply to any Convertible Senior Subordinated Notes purchased pursuant to this Section 11.5 as if such Convertible Senior Subordinated Notes were “Pledged Securities”, and (c) if the Borrower purchases Convertible Senior Subordinated Notes pursuant to this Section 11.5, then the Borrower will do all such things as are reasonably necessary to perfect the Administrative Agent’s lien in such Convertible Senior Subordinated Notes including, without limitation, either (i) delivering the originals of the certificated securities to the Administrative Agent or (ii) entering into a securities account control agreement with respect to such securities in form and substance reasonably satisfactory to the Administrative Agent.

12.	THE ADMINISTRATIVE AGENT AND THE ISSUING BANK
SECTION 12.1    Administration by the Administrative Agent. (a) The general administration of the Fundamental Documents and any other documents contemplated by this Credit Agreement or any other Fundamental Document shall be by the Administrative Agent or its designees. Except as otherwise expressly provided herein, each of the Lenders and the Issuing Bank hereby irrevocably authorizes the Administrative Agent, at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Fundamental Documents, the Notes and any other documents contemplated by this Credit Agreement or any other Fundamental Document as are expressly delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto. The Administrative Agent shall have no duties or responsibilities except as set forth in the Fundamental Documents.
(b)    The Lenders and the Issuing Bank hereby authorize the Administrative Agent (in its sole discretion):
(i)    in connection with the sale or other disposition of any asset included in the Collateral or the capital stock of any Guarantor, to the extent undertaken in accordance with the terms of this Credit Agreement, to release a Lien granted to it (for the benefit of the Administrative Agent, the Issuing Bank and the Lenders) on such asset or capital stock and/or to release such Guarantor from its obligations hereunder;
(ii)    to determine that the cost to the Borrower or another Credit Party is disproportionate to the benefit to be realized by the Administrative Agent, the Issuing Bank and the Lenders by perfecting a Lien in a given asset or group of assets included in the Collateral (other than any item which is to be included in the Borrowing Base) and that the Borrower or other Credit Party should not be required to perfect such Lien in favor of the Administrative Agent (for the benefit of itself, the Issuing Bank and the Lenders);

(iii)    to appoint subagents to be the holder of record of a Lien to be granted to the Administrative Agent (for the benefit of the Administrative Agent, the Issuing Bank and the Lenders);
(iv)    to confirm in writing the right of Quiet Enjoyment of licensees pursuant to the terms of Section 8.13;
(v)    in connection with an item of Product being produced by a Credit Party, the principal photography of which is being done outside the United States, to approve arrangements with such Credit Party as shall be satisfactory to the Administrative Agent with respect to the temporary storage of the original negative film, the original sound track materials or other Physical Materials of such item of Product in a production laboratory located outside the United States;
(vi)    to approve the terms and conditions of any sale and leaseback or other tax benefit transaction pursuant to Sections 6.1 and 6.8 hereof;
(vii)    to enter into and perform its obligations under the other Fundamental Documents;
(viii)    to enter into intercreditor and/or subordination agreements on terms acceptable to the Administrative Agent with (A) the unions and/or the guilds with respect to the security interests in favor of such unions and/or guilds required pursuant to the terms of the collective bargaining agreements or (B) with Persons who have been granted Liens which are permitted pursuant to Section 6.2 hereof or (C) any licensee or licensor or co-producer having any rights to any item of Product or (D) Persons providing any services in connection with any item of Product;
SECTION 12.2    Advances and Payments. (a) On the date of each Loan, the Administrative Agent shall be authorized (but not obligated) to advance, for the account of each of the Group Lenders, the amount of the Loan to be made by it in accordance with its Percentage hereunder. Each of the Lenders hereby authorizes and requests the Administrative Agent, to advance for its account, pursuant to the terms hereof, the amount of the Loan to be made by it, and each of the Lenders agrees forthwith to reimburse the Administrative Agent, as applicable, in immediately available funds for the amount so advanced on its behalf by the Administrative Agent. If any such reimbursement is not made in immediately available funds on the same day on which the Administrative Agent shall have made any such amount available on behalf of any Lender, such Lender shall pay interest to the Administrative Agent at a rate per annum equal to, in the case of the Administrative Agent, the Administrative Agent’s cost of obtaining overnight funds in the New York Federal Funds Market for the first three days following the time when the Lender fails to make the required reimbursement, and thereafter at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin for Alternate Base Rate Loans. If and to the extent that any such reimbursement shall not have been made to the Administrative Agent, the Borrower agrees to repay to the Administrative Agent forthwith on demand a corresponding amount with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, in the case of an

Alternate Base Rate Loan, at the Alternate Base Rate plus the Applicable Margin for Alternate Base Rate Loans, and in the case of a Eurodollar Loan, at the LIBO Rate plus the Applicable Margin for Eurodollar Loans.
(b)    As between the Administrative Agent on one hand and the Lenders on the other hand, any amounts received by the Administrative Agent in connection with the Fundamental Documents, the application of which is not otherwise provided for, shall be applied, first, to pay the accrued but unpaid Commitment Fees in accordance with each Lender’s Percentage, second, to pay accrued but unpaid interest on the Notes in accordance with the amount of outstanding Loans owed to each Lender, third, to pay the principal balance outstanding on the Notes (with amounts payable on the principal balance outstanding on the Notes in accordance with each Lender’s percentage), amounts then due in respect of unreimbursed draws under the Letter of Credit and amounts outstanding under Currency Agreements and Interest Rate Protection Agreements, and fourth, to pay any other amounts then due under this Credit Agreement. All amounts to be paid to any Lender by the Administrative Agent shall be credited to that Lender, after collection by the Administrative Agent in immediately available funds either by wire transfer or deposit in such Lender’s correspondent account with the Administrative Agent or as such Lender and the Administrative Agent shall from time to time agree.
SECTION 12.3    Sharing of Setoffs, Cash Collateral and Sharing Events. (a) Each of the Lenders agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against any Credit Party (including, but not limited to, a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender under any applicable bankruptcy, insolvency or other similar law) or otherwise, obtain payment in respect of its Obligations as a result of which the unpaid portion of its Obligations is proportionately less than the unpaid portion of Obligations of any of the other Lenders (a) it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Lenders a participation in the Obligations of such other Lenders, so that the aggregate unpaid principal amount of each of the Lender’s Obligations and its participation in Obligations of the other Lenders shall be in the same proportion to the aggregate unpaid amount of all remaining Obligations as the amount of its Obligations prior to the obtaining of such payment was to the amount of all Obligations prior to the obtaining of such payment and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that the Lenders share such payment pro rata. If all or any portion of such excess payment is thereafter recovered from the Lender which originally received such excess payment, such purchase (or portion thereof) shall be canceled and the purchase price restored to the extent of such recovery. The Credit Parties expressly consent to the foregoing arrangements and agree that any Lender or Lenders holding (or deemed to be holding) a participation in a Note, or Letter of Credit may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender or Lenders as fully as if such Lender or Lenders held a Note and was the original obligee thereon or was the issuer of the Letter of Credit, in the amount of such participation. Notwithstanding the foregoing, a Defaulting Lender shall not be entitled to share in any benefit contemplated by this

Section 12.3 realized by a non-Defaulting Lender until all the Obligations owed to the non-Defaulting Lenders have been paid in full and the Commitments have been terminated.
(b)    Each of the Lenders agrees that if at any time while a Sharing Event is continuing and a Lender’s outstanding Credit Exposure is proportionately less than its Percentage of the aggregate Commitments hereunder it shall promptly purchase at par for cash (and shall be deemed to have thereupon purchased) from such other Lenders a pro rata participation in the outstanding Credit Exposure of such other Lenders, so that its Credit Exposure and its participations in the Credit Exposure of the other Lenders shall be equal to its Percentage of the aggregate Commitments; provided, however, that with regard to any portion of the Credit Exposure of such other Lenders attributable to L/C Exposure, the Lender purchasing any pro rata participations shall be deemed to have purchased a participation in such portion of the Credit Exposure without providing cash for such portion until any such Letter of Credit is drawn.
(c)    Once a Sharing Event shall have occurred, it shall continue in existence (notwithstanding a cure of the underlying Event of Default upon which such Sharing Event was based) unless terminated by written agreement of all the Lenders holding outstanding Credit Exposure (including participations bought in the Credit Exposure of other Lenders pursuant to Section 12.3(b).
SECTION 12.4    Notice to the Lenders. Upon receipt by the Administrative Agent or the Issuing Bank from any of the Credit Parties of any communication calling for an action on the part of the Lenders, or upon notice to the Administrative Agent of any Event of Default, the Administrative Agent or the Issuing Bank will in turn immediately inform the other Lenders in writing (which shall include facsimile communications) of the nature of such communication or of the Event of Default, as the case may be.
SECTION 12.5    Liability of the Administrative Agent, Issuing Bank. (a) The Administrative Agent, or the Issuing Bank, when acting on behalf of the Lenders, may execute any of its duties under this Credit Agreement or the other Fundamental Documents by or through its officers, agents, or employees and neither the Administrative Agent, the Issuing Bank nor their respective officers, agents or employees shall be liable to the Lenders or any of them for any action taken or omitted to be taken in good faith, nor be responsible to the Lenders or to any of them for the consequences of any oversight or error of judgment, or for any loss, unless the same shall happen through its gross negligence or willful misconduct. The Administrative Agent, the Issuing Bank and their respective directors, officers, agents, and employees shall in no event be liable to the Lenders or to any of them for any action taken or omitted to be taken by it pursuant to: (i) instructions received by it from the Required Lenders (and PA Lender, if such instructions relate to the Film Library), (ii) Section 12.14 hereof, or (iii) in reliance upon the advice of counsel selected by it with reasonable care. Without limiting the foregoing, neither the Administrative Agent, the Issuing Bank, nor any of their respective directors, officers, employees, or agents shall be responsible to any of the Lenders for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any statement, warranty, or representation in, or for the perfection of any security interest contemplated by, this Credit

Agreement, any other Fundamental Document or any related agreement, document or order, or for freedom of any of the Collateral or any of the Pledged Securities from prior Liens or security interests, or shall be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower or any other Credit Party of any of the terms, conditions, covenants, or agreements of this Credit Agreement, any other Fundamental Document, or any related agreement or document.
(b)    None of the Administrative Agent (in its capacity as agent for the Lenders), the Issuing Bank or any of their respective directors, officers, employees, or agents shall have any responsibility to the Borrower or any other Credit Party on account of the failure or delay in performance or breach by any of the Lenders of any of such Lender’s obligations under this Credit Agreement, the other Fundamental Documents or any related agreement or document or in connection herewith or therewith. No Lender nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower or any other Credit Party on account of the failure or delay in performance or breach by any other Lender of such other Lender’s obligations under this Credit Agreement, the other Fundamental Documents or any related agreement or document or in connection herewith or therewith.
(c)    The Administrative Agent, as agent for the Lenders hereunder and the Issuing Bank in such capacity, shall be entitled to rely on any communication, instrument, or document believed by it to be genuine or correct and to have been signed or sent by a Person or Persons believed by it to be the proper Person or Persons, and it shall be entitled to rely on advice of legal counsel, independent public accountants, and other professional advisers and experts selected by it.
SECTION 12.6    Reimbursement and Indemnification.
(a)    Each of the Lenders agrees (i) to reimburse the Administrative Agent for such Lender’s Pro Rata Share of any expenses and fees incurred for the benefit of the Lenders under the Fundamental Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, and any other expense incurred in connection with the operations or enforcement thereof not reimbursed by or on behalf of the Borrower, (ii) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees, or agents, on demand, in accordance with such Lender’s Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against, any of them in any way relating to or arising out of any Completion Guaranty, the Fundamental Documents or any related agreement or document, or any action taken or omitted by it or any of them under any Completion Guaranty, the Fundamental Documents or any related agreement or document, to the extent not reimbursed by or on behalf of the Borrower or any other Credit Party (except such as shall result from their gross negligence or willful misconduct), (iii) in the case of the U.S. Lenders only, to indemnify and hold harmless the Issuing Bank and any of its directors, officers, employees, or agents, on demand, in the amount of its Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of the issuance of any Letters of Credit or the failure to issue Letters of Credit if such failure or issuance was at the direction of the Required Lenders (except as shall result from the gross negligence or willful misconduct of the Person to be reimbursed, indemnified or held harmless, as applicable). To the extent indemnification payments made by the Lenders pursuant to this Section 12.6 are subsequently recovered by the Administrative Agent, or the Issuing Bank from a Credit Party, the Administrative Agent will promptly refund such previously paid indemnity payments to the Lenders. Notwithstanding the foregoing, if there are at the time of computation of a reimbursement and/or indemnity obligation one or more Defaulting Lenders which have not fulfilled their obligations under this Section 12.6, the obligations of such non-performing Defaulting Lenders shall be reallocated among the other Lenders (including performing Defaulting Lenders), in proportion to the percentage of such Lender to the aggregate percentage of all Lenders (other than that of the non-performing Defaulting Lender or Defaulting Lenders).
(b)    The provisions of Section 12.6(a) are agreements among the Administrative Agent and the Lenders and are not for the benefit of any of the Credit Parties and may not be asserted by any of the Credit Parties as a defense to, or a limitation of, their respective Obligations under this Credit Agreement.
SECTION 12.7    Rights of Administrative Agent. It is understood and agreed that the Administrative Agent shall have the same duties, rights and powers as a Lender hereunder (including the right to give such instructions) as any of the other Lenders and may exercise such rights and powers, as well as its rights and powers under other agreements and instruments to which it is or may be party, and engage in other transactions with any Credit Party or Affiliate thereof, as though it were not the Administrative Agent, of the Lenders under this Credit Agreement and the other Fundamental Documents.
SECTION 12.8    Independent Investigation by Lenders. Each of the Lenders acknowledges that it has decided to enter into this Credit Agreement and the other Fundamental Documents and to make the Loans and participate in the Letters of Credit hereunder based on its own analysis of the transactions contemplated hereby and of the creditworthiness of the Credit Parties and agrees that neither the Administrative Agent nor the Issuing Bank shall bear any responsibility therefor.
SECTION 12.9    Agreement of Required Lenders. Except as otherwise expressly stated herein, upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Required Lenders, action shall be taken by the Administrative Agent for and on behalf of, or for the benefit of, all Lenders upon the direction of the Required Lenders and any such action shall be binding on all Lenders. No amendment, modification, consent or waiver shall be effective except in accordance with the provisions of Section 13.11 hereof.
SECTION 12.10    Notice of Transfer. The Administrative Agent and the Issuing Bank may deem and treat any Lender which is a party to this Credit Agreement as the owner of such Lender’s respective portions of the Loans and participations in Letters of Credit for all purposes, unless and until a written notice of the assignment or transfer thereof executed by any such

Lender shall have been received by the Administrative Agent and become effective in accordance with Section 13.3 hereof.
SECTION 12.11    Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, but such resignation shall not become effective until acceptance by a successor agent of its appointment pursuant hereto. Upon any such resignation, the retiring Administrative Agent shall promptly appoint a successor agent from among the Group Lenders which successor shall be experienced and sophisticated in entertainment industry lending, provided that such replacement is reasonably acceptable (as evidenced in writing) to the Required Lenders and the Borrower; provided, however, that such approval by the Borrower shall not be required at any time when a Default or Event of Default is continuing. If no successor agent shall have been so appointed by the retiring Administrative Agent and shall have accepted such appointment, within thirty (30) days after the retiring agent’s giving of notice of resignation, the Borrower may appoint a successor agent (which successor may be replaced by the Required Lenders; provided that such successor is experienced and sophisticated in entertainment industry lending and reasonably acceptable to the Borrower), which shall be either a Lender or a commercial bank organized, licensed, carrying on business under the laws of the United States of America or of any State thereof and shall have a combined capital and surplus of at least U.S.$500,000,000 and shall be experienced and sophisticated in entertainment industry lending. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor agent, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Credit Agreement, the other Fundamental Documents and any other credit documentation. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 12 and Article 13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement.
SECTION 12.12    Successor Issuing Bank. The Issuing Bank may resign at any time by giving prior written notice thereof to the Lenders and the Borrower, but such resignation shall not become effective until acceptance by a successor Issuing Bank of its appointment pursuant hereto. Upon any such resignation, the retiring Issuing Bank shall promptly appoint a successor Issuing Bank from among the Lenders, provided that such replacement is reasonably acceptable (as evidenced in writing) to the Required Lenders and the Borrower and has a credit rating at least as high as that of the Issuing Bank; provided, however, that such approval by the Borrower shall not be required at any time when a Default or Event of Default is continuing. If no successor Issuing Bank shall have been so appointed by the retiring Issuing Bank and shall have accepted such appointment, within thirty (30) days after the retiring Issuing Bank’s giving of notice of resignation, the Borrower may appoint a successor Issuing Bank (which successor may be replaced by the Required Lenders; provided that such successor is reasonably acceptable to the Borrower), which shall be either a Lender or a commercial bank organized, licensed, carrying on business under the laws of the United States of America or of any State thereof and shall have a combined capital and surplus of at least U.S.$500,000,000. Upon the acceptance of any appointment as Issuing Bank hereunder by a successor Issuing Bank, such successor Issuing

Bank shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Issuing Bank, and the retiring Issuing Bank shall be discharged from its duties and obligations under this Credit Agreement, the other Fundamental Documents and any other credit documentation, except with respect to Letters of Credit which are outstanding at the time of the resignation unless the successor Issuing Bank replaces the retiring Issuing Bank as the issuing bank on such Letters of Credit. The Borrower and each Lender hereby agrees that each will use its commercially reasonable efforts to replace any such outstanding Letters of Credit issued by the retiring Issuing Bank. After any retiring Issuing Bank’s resignation hereunder as Issuing Bank, the provisions of this Article 12 and Article 13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Issuing Bank under this Credit Agreement.
SECTION 12.13    Quebec Power of Attorney. For the purposes of holding any security granted by any of the Credit Parties pursuant to the laws of the Province of Quebec, the Administrative Agent shall be the holder of an irrevocable power of attorney for itself, the Issuing Bank, and all present and future lenders. By executing an Assignment and Acceptance, any future Lender shall be deemed to ratify the power of attorney granted to the Administrative Agent hereunder. The Lenders, the Issuing Bank, JPMorgan Chase Bank and the other Banking Service Providers (herein acting through The Chase Manhattan Bank), and the Credit Parties agree that notwithstanding Section 32 of the Act respecting the Special Powers of Legal Persons (Quebec), the Administrative Agent may, as the person holding the power of attorney of the Lenders, the Issuing Bank and the Banking Service Providers, acquire any debentures or other title of Indebtedness secured by any hypothec granted by any of the Credit Parties to the Administrative Agent pursuant to the laws of the Province of Quebec.
SECTION 12.14    Annex I. The relative rights of Group Lenders, PA Lender and Administrative Agent with respect to the Collateral are governed by the provisions of Annex I, and each of the Lenders, the Credit Parties and the Administrative Agent hereby agrees to be bound by such provisions and each of the Lenders and Credit Parties authorizes the Administrative Agent to take any action necessary to carry out the purpose of such provisions.
SECTION 12.15    Other Agent Titles. Other than the title “Administrative Agent,” any title accorded to any Group Lender on the cover page hereof including Co-Syndication Agent, Joint Book Runner, Joint Lead Arranger or any other title containing the word “Agent,” is granted for recognition only and any such Group Lender granted such a title shall not have any right, power, obligation, liability, responsibility or duty under this Credit Agreement other than those applicable to all such Group Lenders as such. Without limiting the foregoing, no such Group Lender shall have or be deemed to have any fiduciary relationship with any other Group Lender or the Credit Parties. Each other Group Lender acknowledges that it has not relied, and will not rely, on any Group Lender having any such title in deciding to enter into this Credit Agreement or in taking or not taking action hereunder. In the event of any claim against any such Group Lender in any capacity or purported capacity inferred from any such title, such Group Lender shall have the benefit of Section 13.5 to the same extent as the Administrative Agent.

13.	MISCELLANEOUS
SECTION 13.1 Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic photocopy (i.e., “PDF” or “TIFF”) format sent by electronic mail, as follows, (a) if to the Administrative Agent, the Issuing Bank or JPMorgan Chase Bank, to it at (i) JPMorgan Chase Bank, N.A., 2029 Century Park East, 38th Floor, Los Angeles, California 90067, Attention: Darian Singer (Facsimile No. (310) 860-7260), E-mail: darian.a.singer@jpmorgan.com, with copies to (ii) JPMorgan Chase Bank, N.A., JPMorgan Loan Services, 10 South Dearborn, 7th Floor, Chicago, Illinois 60603, Attention: Loan Services (Lions Gate Entertainment Inc.) (Facsimile No. (888) 292-9533), E-mail: jpm.agency.servicing.4@jpmchase.com, with copies to (iii) J.P. Morgan Securities LLC, 2029 Century Park East, 38th Floor, Los Angeles, California 90067, Attention: David Shaheen (Facsimile No. (310) 860-7260), E-mail: david.shaheen@jpmorgan.com, and with copies to (iv) Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178, Attention: Richard S. Petretti, Esq. (Facsimile No. (212) 309-6001), E-mail rpetretti@morganlewis.com, or (b) if to any Credit Party to it at Lions Gate Entertainment Inc., 2700 Colorado Avenue, Suite 200, Santa Monica, CA, 90404, Attn: Wayne Levin, James Gladstone and David Friedman, Facsimile No.: 310-452-8934, E-mail: wlevin@lionsgate.com, jgladstone@lionsgate.com and dfriedman@lionsgate.com, or (c) if to a Lender, to it at its address set forth on the signature pages hereto, or such other address as such party may from time to time designate by giving written notice to the other parties hereunder. Any failure of the Administrative Agent or a Lender giving notice pursuant to this Section 13.1, to provide a courtesy copy to a party as provided herein, shall not affect the validity of such notice. All notices and other communications given to any party hereto in accordance with the provisions of this Credit Agreement shall be deemed to have been given on the fifth (5th) Business Day after the date when sent by registered or certified mail, postage prepaid, return receipt requested, if by mail, or upon receipt by such party, if by any telegraphic or facsimile communications equipment or electronic mail, in each case addressed to such party as provided in this Section 13.1 or in accordance with the latest unrevoked written direction from such party.

SECTION 13.2    Survival of Agreement, Representations and Warranties, etc. All warranties, representations and covenants made by any of the Credit Parties herein, in any other Fundamental Document or in any certificate or other instrument delivered by it or on its behalf in connection with this Credit Agreement or any other Fundamental Document shall be considered to have been relied upon by the Administrative Agent, Issuing Bank and the Lenders and, except for any terminations, amendments, modifications or waivers thereof in accordance with the terms hereof, shall survive the making of the Loans and the issuance of the Letters of Credit herein contemplated and the execution and delivery to the Administrative Agent of the Notes regardless of any investigation made by the Administrative Agent, Issuing Bank or the Lenders or on their behalf and shall continue in full force and effect so long as any Obligation is outstanding and unpaid and so long as any Letter of Credit remains outstanding and so long as the Commitments have not been terminated. All statements in any such certificate or other instrument shall constitute representations and warranties by the Credit Parties hereunder.

SECTION 13.3    Successors and Assigns; Syndications; Loan Sales; Participations.
(a)    Whenever in this Credit Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; provided, however, that neither the Borrower nor any other Credit Party may assign its rights hereunder without the prior written consent of the Administrative Agent, the Issuing Bank and all of the Group Lenders, and all covenants, promises and agreements by or on behalf of any of the Credit Parties which are contained in this Credit Agreement shall inure to the benefit of the successors and assigns of the Administrative Agent, the Issuing Bank and the Group Lenders.
(b)    Each of the Group Lenders may (but only with the prior written consent of the Administrative Agent, the Issuing Bank and the Borrower, which consent shall not be unreasonably withheld or delayed and in the case of the Borrower no such consent shall be required if an Event of Default has occurred and is continuing and the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after receipt of written notice thereof) assign all or a portion of its interests, rights and obligations under this Credit Agreement (including, without limitation, all or a portion of its Commitment and the same portion of all Loans at the time owing to it and the Notes held by it and its obligations and rights with regard to Letters of Credit); provided, however, that (i) each assignment shall be of a constant, and not a varying, percentage of the assigning Group Lender’s interests, rights and obligations under this Credit Agreement, (ii) each assignment shall be in a minimum Commitment amount (or at any time after the Commitment Termination Date, minimum Loan amount) of at least U.S.$5,000,000 unless, in either case, the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing, and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance, together with the assigning Group Lender’s original Note and a processing and recordation fee of U.S.$4,500 to be paid to the Administrative Agent by the assigning Group Lender or the assignee prior to an Event of Default hereunder. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall not (unless otherwise agreed to by the Administrative Agent) be earlier than five (5) Business Days after the date of acceptance and recording by the Administrative Agent, (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Group Lender hereunder and under the other Fundamental Documents and shall be bound by the provisions hereof and (y) the assigning Group Lender thereunder shall, to the extent provided in such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Credit Agreement except that, notwithstanding such assignment, any rights and remedies available to the Borrower for any breaches by such assigning Group Lender of its obligations hereunder while a Group Lender shall be preserved after such assignment and such Group Lender shall not be relieved of any liability to the Borrower due to any such breach. In the case of an Assignment and Acceptance covering all or the remaining portion of the assigning Group Lender’s rights and obligations under this Credit Agreement, such assigning Group Lender shall cease to be a party hereto.

(c)    Each Group Lender may at any time make an assignment of its interests, rights and obligations under this Credit Agreement, without the consent of the Administrative Agent, the Issuing Bank or the Credit Parties, to (i) any Affiliate of such Group Lender or (ii) any other Group Lender hereunder; provided that after giving effect to such assignment, the assignee’s Percentage shall not exceed 10% of the aggregate amount of all Commitments then outstanding hereunder. Any such assignment to any Affiliate of the assigning Group Lender or any other Group Lender hereunder shall not be subject to the requirements of Section 13.3(b) that (x) the amount of the Commitment (or Loans if applicable) of the assigning Group Lender subject to each assignment be in a minimum principal amount of U.S.$5,000,000 for Commitments and (y) the payment of a processing and recordation fee, and any such assignment to any Affiliate of the assigning Group Lender shall not release the assigning Group Lender of its remaining obligations hereunder, if any.
(d)    By executing and delivering an Assignment and Acceptance, the assigning Group Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby and that such interest is free and clear of any adverse claim, the assigning Group Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or any other Fundamental Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Fundamental Documents or any other instrument or document furnished pursuant hereto or thereto; (ii) such assignor Group Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any of the Credit Parties or the performance or observance by any of the Credit Parties of any of their obligations under the Fundamental Documents or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 5.1(a) and 5.1(b) (or if none of such financial statements shall have then been delivered, then copies of the financial statements referred to in Section 3.5 hereof) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee agrees that it will, independently and without reliance upon the assigning Group Lender, the Administrative Agent, the Issuing Bank or any other Group Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement or any other Fundamental Document; (v) such assignee appoints and authorizes the Administrative Agent and the Issuing Bank to take such action as the agent on its behalf and to exercise such powers under this Credit Agreement as are delegated to the Administrative Agent or the Issuing Bank by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will be bound by the provisions of this Credit Agreement and will perform in accordance with their terms all of the obligations which by the terms of this Credit Agreement are required to be performed by it as a Group Lender.
(e)    The Administrative Agent shall maintain at its address at which notices are to be given to it pursuant to Section 13.1 a copy of each Assignment and Acceptance and a register for the recordation of the names and addresses of the Group Lenders and the Commitments of, and principal amount of the Loans owing to, each Group Lender from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Credit Parties, the Administrative Agent, the Issuing Bank and the Group Lenders may treat each Person whose name is recorded in the Register as a Group Lender hereunder for all purposes of the Fundamental Documents. The Register shall be available for inspection by any Credit Party or any Group Lender at any reasonable time and from time to time upon reasonable prior notice.
(f)    Subject to the foregoing, upon its receipt of an Assignment and Acceptance executed by an assigning Group Lender and an assignee together with the assigning Group Lender’s original Note and the processing and recordation fee, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in the form of Exhibit J hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt written notice thereof to the Borrower. Within five (5) Business Days after receipt of the notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Note, a new Note to the order of such assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and if the assigning Group Lender has retained a Commitment hereunder a new Note to the order of the assigning Group Lender in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Note and shall otherwise be in substantially the form of Exhibit A. In addition the Credit Parties will promptly, at their own expense, execute such amendments to the Fundamental Documents to which each is a party and such additional documents, and take such other actions as the Administrative Agent or the assignee Group Lender may reasonably request in order to give such assignee Group Lender the full benefit of the Liens contemplated by the Fundamental Documents.
(g)    Each of the Group Lenders may, without the consent of any of the Credit Parties or the Administrative Agent or the other Group Lenders, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Credit Agreement (including, without limitation, all or a portion of its Commitment and the Loans owing to it and the Note or Notes held by it and its participation in Letters of Credit); provided, however, that (i) any such Group Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such participant shall not be granted any voting rights or any right to control the vote of such Group Lender under this Credit Agreement, except with respect to proposed changes to interest rates, amount of Commitments, final maturity of any Loan, releases of all or substantially all the Collateral and fees (as applicable to such participant), (iii) any such Group Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) the participating banks or other entities shall be entitled to the cost protection provisions contained in Sections 2.9, 2.10, 2.11 and 12.3 hereof but a participant shall not be entitled to receive pursuant to such provisions an amount larger than its share of the amount to which the Group Lender granting such participation would have been entitled to receive and (v) the Credit Parties, the Administrative Agent and the other Group Lenders shall continue to deal solely and directly with such Group Lender in connection with such Group Lender’s and its participants’ rights and obligations under this Credit Agreement.
(h)    The applicable Group Lender, acting solely for this purpose as an agent of the Borrower, shall maintain a register on which it enters the name and address of each participant to which such Group Lender has sold participating interests and the amount of each participant’s interest in such Group Lender’s rights and/or obligations under this Credit Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the related rights and/or obligations, subject to the provisions of Section 13.3(g); provided, however, the failure to record a participant on the Participant Register does not affect the validity of the participation.
(i)    A Group Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 13.3, disclose to the assignee or participant or proposed assignee or participant, any information relating to any of the Credit Parties furnished to the Administrative Agent or such Group Lender by or on behalf of the Borrower; provided that prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall agree, by executing a confidentiality letter reasonably satisfactory to LGEC to preserve the confidentiality of any confidential information relating to any of the Credit Parties received from such Group Lender.
(j)    Any assignment pursuant to paragraph (b) or (c) of this Section 13.3 shall constitute an amendment of the Schedule of Commitments as of the effective date of such assignment.
(k)    The Credit Parties agree that any Group Lender may at any time and from time to time pledge or otherwise grant a security interest in any Loan or in any Note evidencing the Loans (or any part thereof) to any Federal Reserve Bank.
(l)    Notwithstanding any other provision of this Agreement and so long as no Event of Default shall have occurred and be continuing, no portion of the Commitment may be assigned or transferred to any Person if interest payable to such person will be subject to withholding, unless consented to by the Borrower.
SECTION 13.4    Expenses; Documentary Taxes. Whether or not the transactions hereby contemplated shall be consummated, the Borrower agrees to pay (a) all reasonable out-of-pocket expenses incurred by the Administrative Agent or JPMorgan Securities LLC in connection with the performance of due diligence, the syndication of the credit facility contemplated hereby, the negotiation, preparation, execution, delivery, waiver or modification and administration of this Credit Agreement and any other documentation contemplated hereby, the making of the Loans and the issuance of the Letters of Credit, the Collateral, the Pledged Securities, any Fundamental Document or any Completion Guaranty for an item of Product, including but not limited to, the reasonable out-of-pocket costs and internally allocated charges of audit or field examinations of the Administrative Agent in connection with the administration of this Credit Agreement, the verification of financial data and the transactions contemplated hereby, and the reasonable fees and disbursements of Morgan, Lewis & Bockius LLP, counsel for the Administrative Agent and the Issuing Bank and any other counsel that the Administrative Agent or the Issuing Bank shall retain, and (b) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or the Group Lenders in the enforcement or protection (as distinguished from administration) of the rights and remedies of the Issuing Bank or the Group Lenders in connection with this Credit Agreement, the other Fundamental Documents, the Letters of Credit or the Notes, or as a result of any transaction, action or non-action arising from any of the foregoing, including but not limited to, the reasonable fees and disbursements of any counsel for the Administrative Agent, the Issuing Bank or the Group Lenders. Such payments shall be made on the date this Credit Agreement is executed by the Borrower and thereafter on demand. The Borrower agrees that it shall indemnify the Administrative Agent, the Issuing Bank and the Group Lenders from and hold them harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Credit Agreement or the Notes or the issuance of the Letters of Credit. The obligations of the Borrower under this Section shall survive the termination of this Credit Agreement, the payment of the Loans and/or the expiration of any Letter of Credit.
SECTION 13.5    Indemnification of the Administrative Agent, the Issuing Bank and the Lenders. The Borrower agrees (a) to indemnify and hold harmless the Administrative Agent, the Issuing Bank and the Lenders and their respective directors, officers, employees, trustees and agents (each, an “Indemnified Party”) (to the full extent permitted by Applicable Law) from and against any and all claims, demands, losses, judgments and liabilities (including liabilities for penalties) of whatsoever nature, and (b) to pay to the Indemnified Parties an amount equal to the amount of all costs and expenses, including reasonable legal fees and disbursements, and with regard to both (a) and (b) in connection with or resulting from any litigation, investigation or other proceedings relating to the Collateral, this Credit Agreement, the other Fundamental Documents and the Letters of Credit, the making of the Loans, any attempt to audit, inspect, protect or sell the Collateral, or the administration and enforcement or exercise of any right or remedy granted to the Administrative Agent, the Issuing Bank or Lenders hereunder or thereunder but excluding therefrom all claims, demands, losses, judgments, liabilities, costs and expenses arising out of or resulting from (i) the gross negligence or willful misconduct of an Indemnified Party, (ii) litigation or claims among Indemnified Parties in connection with the Fundamental Documents or in any way relating to the transactions contemplated hereby, (iii) claims asserted or litigation commenced against any Indemnified Party by a Credit Party or a Designated Foreign Subsidiary in which the Credit Party or the Designated Foreign Subsidiary is the prevailing party and (iv) an act or omission that does not involve a Credit Party or a Designated Foreign Subsidiary and is not a claim against an Indemnified Party. The foregoing indemnity agreement includes any reasonable costs incurred by any Indemnified Party in connection with any action or proceeding which may be instituted in respect of the foregoing by any Indemnified Party, or by any other Person either against the Lenders or in connection with which any officer, director, agent or employee of any Indemnified Party is called as a witness or deponent, including, but not limited to, the reasonable fees and disbursements of Morgan, Lewis & Bockius LLP, counsel to the Administrative Agent and the Issuing Bank, and any out-of-pocket costs incurred by any Indemnified Party in appearing as a witness or in otherwise complying with legal process served upon them. Except as otherwise required by Applicable Law which may not be waived, the Lenders shall not be liable to the Borrower for any matter or thing in connection with this Credit Agreement other than their express obligations hereunder, including obligations to make Loans and account for moneys actually received by them in accordance with the terms hereof.
Whenever the provisions of this Credit Agreement or any other Fundamental Document provide that, if any Credit Party shall fail to do any act or thing which it has covenanted to do hereunder, the Administrative Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach and if the Administrative Agent does the same or causes it to be done, there shall be added to the Obligations hereunder the cost or expense incurred by the Administrative Agent in so doing, and any and all amounts expended by the Administrative Agent in taking any such action shall be repayable to it upon its demand therefor and shall (x) for advances made by the Administrative Agent, bear interest at 2% in excess of the Alternate Base Rate, from time to time in effect from the date advanced to the date of repayment.
All indemnities contained in this Section 13.5 shall survive the expiration or earlier termination of this Credit Agreement and shall inure to the benefit of any Person who was a Lender notwithstanding such Person’s assignment of all its Loans and Commitments as to any actions taken or omitted to be taken by it while it was a Lender.
SECTION 13.6    CHOICE OF LAW. THIS CREDIT AGREEMENT AND THE NOTES SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WHICH ARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE AND, IN THE CASE OF PROVISIONS RELATING TO INTEREST RATES, ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS, INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 600 OR THE INTERNATIONAL STANDBY PRACTICES 1998 OF THE INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 590, AS THE CASE MAY BE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.
SECTION 13.7    WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS

CREDIT AGREEMENT, THE SUBJECT MATTER HEREOF, ANY OTHER FUNDAMENTAL DOCUMENT OR THE SUBJECT MATTER THEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THE PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH SUCH OTHER PARTIES HAVE RELIED, ARE RELYING AND WILL RELY IN ENTERING INTO THIS CREDIT AGREEMENT AND ANY OTHER FUNDAMENTAL DOCUMENT. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13.7 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY OTHER PARTY TO THE WAIVER OF ITS RIGHTS TO TRIAL BY JURY.
SECTION 13.8    WAIVER WITH RESPECT TO DAMAGES. EACH CREDIT PARTY ACKNOWLEDGES THAT NEITHER THE ADMINISTRATIVE AGENT, THE ISSUING BANK NOR ANY LENDER HAS ANY FIDUCIARY RELATIONSHIP WITH, OR FIDUCIARY DUTY TO, ANY CREDIT PARTY ARISING OUT OF OR IN CONNECTION WITH THIS CREDIT AGREEMENT OR ANY OTHER FUNDAMENTAL DOCUMENT AND THE RELATIONSHIP BETWEEN THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND THE LENDERS, ON THE ONE HAND, AND THE CREDIT PARTIES, ON THE OTHER HAND, IN CONNECTION THEREWITH IS SOLELY THAT OF DEBTOR AND CREDITOR. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO CREDIT PARTY SHALL ASSERT, AND EACH CREDIT PARTY HEREBY WAIVES, ANY CLAIMS AGAINST THE ADMINISTRATIVE AGENT, THE ISSUING BANK, AND THE LENDERS ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS CREDIT AGREEMENT, ANY FUNDAMENTAL DOCUMENT, ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
SECTION 13.9    No Waiver. No failure on the part of the Administrative Agent, any Lender or the Issuing Bank to exercise, and no delay in exercising, any right, power or remedy hereunder, under the Notes or any other Fundamental Document or with regard to any Letter of Credit shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

SECTION 13.10    Extension of Payment Date. Except as otherwise specifically provided in Article 2 hereof, should any payment or prepayment of principal of or interest on the Notes or any other amount due hereunder, become due and payable on a day other than a Business Day, the due date of such payment or prepayment shall be extended to the next succeeding Business

Day and, in the case of a payment or prepayment of principal, interest shall be payable thereon at the rate herein specified during such extension.

SECTION 13.11    Amendments, etc.
(a)    No modification, amendment or waiver of any provision of this Credit Agreement or any other Fundamental Document, and no consent to any departure by the Borrower herefrom or therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given; provided, however, that no such modification, waiver, consent or amendment shall, without the written consent of (a) each affected Group Lender, (i) change the Commitment of such Group Lender, (ii) reduce the interest payable on such Group Lender’s Loans, (iii) alter the principal amount of any Loan, (iv) reduce the rate at which the Commitment Fees are payable to such Group Lender, (v) extend the Maturity Date, or (vi) reduce the fees payable with respect to Letters of Credit issued hereunder as set forth in Section 2.3(f); (b) all Group Lenders, (i) amend or modify any provision of this Credit Agreement, if any, which expressly provides for the unanimous consent or approval of the Group Lenders, (ii) release a substantial portion of the Collateral or any of the Pledged Securities (except as contemplated herein) or release any Guarantor from its obligations hereunder, (iii) amend the definition of “Collateral” (and defined terms used in the definition of Collateral), (iv) amend or modify Section 2.1(b), 2.10(d), 2.3(a)(i), 2.3(i) or this Section 13.11, (v) increase the advance rates of any components or add any new components to the Borrowing Base; and (vi) amend or modify the definition of “Required Lenders”. No such amendment or modification may adversely affect the rights and obligations of the Administrative Agent hereunder without its prior written consent or the rights and obligations of the Issuing Bank without its prior written consent. No notice to or demand on the Borrower shall entitle the Borrower to any other or further notice or demand in the same, similar or other circumstances. Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not such Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by any holder of a Note shall bind any Person subsequently acquiring such Note, whether or not such Note is so marked.
(b)    If any Group Lender (i) requests compensation under Sections 2.7(b), 2.10 or 2.13, or (ii) becomes a Defaulting Lender, or (iii) does not consent to any waiver, consent or modification requested by the Borrower (but only where the consent of all the Group Lenders is required for such waiver, consent or modification and the Borrower obtains approval for the waiver, consent or modification from seventy-five percent (75%) of the Group Lenders), then the Borrower may, at its sole expense and effort and upon notice to such Group Lender and the Administrative Agent, require such Group Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 13.3), all of its interests, rights and obligations under this Credit Agreement and the other Fundamental Documents to an assignee which shall assume such obligations and which accepts such assignment; provided, that (x) the Borrower shall have received the prior written consent of the Administrative Agent (in its sole discretion), (y) such Group Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees, and all other amounts then payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and a release of its liability with regard to its Pro Rata Share of the L/C Exposure, and (z) in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Sections 2.7(b) or 2.13, such assignment will result in a reduction in such compensation or payment on an ongoing basis. No Group Lender shall be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Group Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
SECTION 13.11.A    Certain Matters Regarding PA Lender and Amendments. No modification, amendment or waiver of any provision of Annex I or any provisions of the Credit Agreement, and no consent to any departure by any other party therefrom, shall in any event be effective unless the same shall be in writing and signed by the PA Lender and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No provision of Annex I shall be terminated without the written consent of the PA Lender as long as the PA Obligations are outstanding. The PA Lender hereby consents to any modification, waiver, consent or amendment which is hereafter approved by the requisite Group Lenders which may (i) release a substantial portion of the Collateral which does not include the Film Library, (ii) extend the Maturity Date, (iii) amend the definition of “Required Lenders,” (iv) amend the definition of “Collateral” (and defined terms used in the definition of Collateral) other than the Film Library, (v) amend or modify Section 2.1(b), 2.10(d), 2.3(a)(i), 2.3(i) or Section 13.11 or (vi) increase the advance rates of any components or add any new components to the Borrowing Base.
SECTION 13.12    Severability. Any provision of this Credit Agreement or of the Notes which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof, and any such invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 13.13    SERVICE OF PROCESS; SUBMISSION TO JURISDICTION. EACH PARTY HERETO (EACH A “SUBMITTING PARTY”) HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK IN NEW YORK COUNTY AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS CREDIT AGREEMENT (INCLUDING, BUT NOT LIMITED TO, THE LETTERS OF CREDIT), THE SUBJECT MATTER HEREOF, ANY OTHER FUNDAMENTAL DOCUMENT AND THE SUBJECT MATTER THEREOF. EACH SUBMITTING PARTY TO THE EXTENT PERMITTED BY APPLICABLE LAW (A) HEREBY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN THE ABOVE-NAMED

COURTS, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF SUCH COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS CREDIT AGREEMENT, THE SUBJECT MATTER HEREOF, THE OTHER FUNDAMENTAL DOCUMENTS OR THE SUBJECT MATTER THEREOF (AS APPLICABLE) MAY NOT BE ENFORCED IN OR BY SUCH COURT, (B) HEREBY WAIVES THE RIGHT TO REMOVE ANY SUCH ACTION, SUIT OR PROCEEDING INSTITUTED BY THE ADMINISTRATIVE AGENT OR A LENDER IN STATE COURT TO FEDERAL COURT, AND (C) HEREBY WAIVES THE RIGHT TO ASSERT IN ANY SUCH ACTION, SUIT OR PROCEEDING ANY OFFSETS OR COUNTERCLAIMS EXCEPT COUNTERCLAIMS THAT ARE COMPULSORY OR OTHERWISE ARISE FROM THE SAME SUBJECT MATTER. EACH SUBMITTING PARTY HEREBY CONSENTS TO SERVICE OF PROCESS BY MAIL AT THE ADDRESS TO WHICH NOTICES ARE TO BE GIVEN TO IT PURSUANT TO SECTION 13.1 HEREOF. EACH SUBMITTING PARTY AGREES THAT ITS SUBMISSION TO JURISDICTION AND CONSENT TO SERVICE OF PROCESS BY MAIL IS MADE FOR THE EXPRESS BENEFIT OF EACH OF THE OTHER SUBMITTING PARTIES. FINAL JUDGMENT AGAINST ANY SUBMITTING PARTY IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE CONCLUSIVE, AND MAY BE ENFORCED IN ANY OTHER JURISDICTION (X) BY SUIT, ACTION OR PROCEEDING ON THE JUDGMENT, A CERTIFIED OR TRUE COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND OF THE AMOUNT OF INDEBTEDNESS OR LIABILITY OF THE SUBMITTING PARTY THEREIN DESCRIBED OR (Y) IN ANY OTHER MANNER PROVIDED BY OR PURSUANT TO THE LAWS OF SUCH OTHER JURISDICTION, PROVIDED, HOWEVER, THAT THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR A LENDER MAY AT ITS OPTION BRING SUIT, OR INSTITUTE OTHER JUDICIAL PROCEEDINGS AGAINST A SUBMITTING PARTY OR ANY OF ITS ASSETS IN ANY STATE OR FEDERAL COURT OF THE UNITED STATES OF AMERICA OR OF ANY COUNTRY OR PLACE WHERE THE SUBMITTING PARTY OR SUCH ASSETS MAY BE FOUND.
SECTION 13.14    Headings. Section headings used herein and the Table of Contents are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Credit Agreement.
SECTION 13.15    Execution in Counterparts. This Credit Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.
SECTION 13.16    Subordination of Intercompany Indebtedness, Receivables and Advances. (a) Each Credit Party hereby agrees that any intercompany Indebtedness or other intercompany receivables or intercompany advances of any other Credit Party, directly or indirectly, in favor of such Credit Party of whatever nature at any time outstanding shall be completely subordinate in right of payment to the prior payment in full of the Obligations, and that no payment on any such Indebtedness, receivable or advance shall be made (i) except intercompany receivables and intercompany advances permitted pursuant to the terms hereof may be repaid and intercompany Indebtedness permitted pursuant to the terms hereof may be repaid, in each case so long as no Default or Event of Default, shall have occurred and be continuing and (ii) except as specifically consented to by all the Group Lenders in writing, until the prior payment in full of all the Obligations and termination of the Commitments.
(b)    In the event that any payment on any such Indebtedness shall be received by such Credit Party other than as permitted by Section 13.16(a) before payment in full of all Obligations and termination of the Commitments, such Credit Party shall receive such payments and hold the same in trust for, segregate the same from its own assets and shall immediately pay over to, the Administrative Agent on behalf of itself, the Issuing Bank and the Group Lenders all such sums to the extent necessary so that the Administrative Agent, the Issuing Bank and the Group Lenders shall have been paid all Obligations owed or which may become owing.
SECTION 13.17    USA Patriot Act. Each Lender hereby notifies each of the Credit Parties that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Credit Parties and their investors, which information includes the name and address of each such Person and other information that will allow such Lender to identify such Person in accordance with the USA Patriot Act.
SECTION 13.18    Entire Agreement. This Credit Agreement (including the Exhibits and Schedules hereto) represents the entire agreement of the parties with regard to the subject matter hereof and the terms of any letters and other documentation entered into between any of the parties hereto (other than the Fee Letter) prior to the execution of this Credit Agreement which relate to Loans to be made or the Letters of Credit to be issued hereunder shall be replaced by the terms of this Credit Agreement.
SECTION 13.19    Transition. Each of the Group Lenders whose name appears on the Schedule of Commitments attached hereto as Schedule 1 acknowledges and agrees that, upon execution of this Credit Agreement, each of the Group Lenders who was a party to the Existing Credit Agreement but is not listed on the Schedule of Commitments hereto shall (i) be paid the full amount of principal and interest outstanding on its Loans and (ii) relinquish its rights and be released from its obligations under this Credit Agreement. The parties hereto confirm that this Credit Agreement shall not constitute a novation of the obligations of each Credit Party (as such term was defined in the Existing Credit Agreement) under the Existing Credit Agreement and in any event, the Administrative Agent acting on behalf of and for the benefit of the Administrative Agent, the Issuing Bank and the Lenders (as such terms were defined in the Existing Credit Agreement) and all other parties to the Existing Credit Agreement and this Credit Agreement expressly reserve all hypothecs, debentures, debenture pledge agreements, guarantees and all other security interests granted in favor of the Administrative Agent and the Group Lenders pursuant to the Existing Credit Agreement which hypothecs, debentures, debenture pledge agreements, guarantees and other security interests shall continue to remain in full force and effect.

SECTION 13.20    Confidentiality.
(a)    Each of the Administrative Agent, the Issuing Bank and each Group Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to it and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or to nationally recognized rating agencies, (c) to the extent required by Applicable Law or by any subpoena or similar legal process, (d) to any other party to this Credit Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 13.20, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Credit Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 13.20, or (y) becomes available to the Administrative Agent, the Issuing Bank or any Group Lender on a non-confidential basis from a source other than a Credit Party that is not actually known by the recipient to have breached a binding confidentiality agreement by having remitted such Information. For the purposes of this Section 13.20, “Information” means all information received from any Credit Party relating to any Credit Party or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Group Lender on a non-confidential basis prior to disclosure by such Credit Party; provided, that in the case of information received from a Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The commitments under this Section 13.20 shall terminate two (2) years after the termination of this Facility or, if earlier, with respect to a particular Group Lender, or other Secured Party, the date which is two (2) years from the date on which such Person ceases to be a party to this Credit Agreement.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and the year first written.
BORROWER:

LIONS GATE ENTERTAINMENT INC.

By    /s/ Wayne Levin
Name: Wayne Levin
Title: Vice President and General Counsel

GUARANTORS:

ABX PRODUCTIONS, INC.
ALL ABOUT US PRODUCTIONS INC.
ANGER PRODUCTIONS, INC.
ARIMA, INC.
ARTISAN ENTERTAINMENT INC.
ARTISAN FILMED PRODUCTIONS INC.
ARTISAN HOME ENTERTAINMENT INC.
ARTISAN PICTURES LLC
ARTISAN RELEASING LLC
AWAKEN PRODUCTIONS CORP.
AWAKEN PRODUCTIONS INC.
BACKSEAT PRODUCTIONS, LLC
BASTER PRODUCTIONS, LLC
BD OPTICAL MEDIA, INC.
BLAIR WITCH FILMS, LLC
BLUE MOUNTAIN STATE PRODUCTIONS CORP.
BOSS KANE PRODUCTIONS, INC.
BURROWERS PRODUCTIONS, INC.
CALLER PRODUCTIONS, INC.
CATX ACTION1 12 PRODUCTIONS, INC.
CATX ADDICTED 12 PRODUCTIONS, INC.
CATX CERTAIN SLANT 12 PRODUCTIONS, INC.
CATX DMAIL 12 PRODUCTIONS, INC.
CATX EXORCISM 12 PRODUCTIONS, INC.
CATX ICARUS 12 PRODUCTIONS, INC.
CATX REAWAKENING 12 PRODUCTIONS, INC.
CATX RICKY 12 PRODUCTIONS, INC.

Signature Page to Credit Agreement

CATX TAPE4 12 PRODUCTIONS, INC.
CATX TIME AFTER TIME 12 PRODUCTIONS, INC.
CATX TWO EYES 12 PRODUCTIONS, INC.
CATX WEE 12 PRODUCTIONS, INC.
CATX XOXO 12 PRODUCTIONS, INC.
CBLG PRODUCTIONS, LLC
COUNTRYMAN PRODUCTIONS, LLC
CRASH TELEVISION PRODUCTIONS, INC.
CRASH 2 TELEVISION PRODUCTIONS, INC.
CUPID PRODUCTIONS, INC.
DANCING ELK PRODUCTIONS, LLC
DD2 ACQUISITION CORP.
DEAD ZONE PRODUCTION CORP.
DEBMAR STUDIOS, INC.
DELISH PROJECTS, LLC
DELISH TELEVISION DEVELOPMENT, LLC
DJM SERVICES, INC.
DODGE PRODUCTIONS LLC
DRESDEN FILES PRODUCTIONS CORP.
DRESDEN FILES PRODUCTIONS I CORP. FEAR ITSELF PRODUCTIONS CORP.
FILM HOLDINGS CO.
GC FILMS, INC.
GC SHORT FILMS, INC.
GGX PRODUCTIONS, INC.
GHS PRODUCTIONS, LLC
GOOD EVEL PRODUCTIONS, INC.
GRINDSTONE ENTERTAINMENT GROUP, LLC
HEART FRANK, INC.
HIGHER POST LLC
HORSEMEN PRODUCTIONS, LLC
INVISIBLE CASTING INC.
IV PRODUCTIONS INC.
IV3D PRODUCTIONS CORP.
IWC PRODUCTIONS, LLC
JESSABELLE PRODUCTIONS, INC.
JV1 DELISH, LLC
KILL PIT PRODUCTIONS INC.
LADY PRISON PRODUCTIONS, INC.
LAMB PRODUCTIONS, INC.
LANDSCAPE ENTERTAINMENT CORP.
LAST PRODUCTIONS, INC.
LG HORROR CHANNEL HOLDINGS, LLC
LG PICTURES INC.

Signature Page to Credit Agreement

LIONS GATE ENTERTAINMENT CORP.
LIONS GATE FILMS PRODUCTIONS
CORP./PRODUCTIONS FILMS LIONS GATE S.A.R.F.
LIONS GATE INDIA INC.
LIONS GATE MUSIC CORP.
LIONS GATE ONLINE SHOP INC.
LIONS GATE PENNSYLVANIA, INC.
LIONS GATE SPIRIT HOLDINGS, LLC
LIONS GATE TELEVISION DEVELOPMENT LLC
LIONS GATE TELEVISION INC.
LIONS GATE TELEVISION INTERNATIONAL – LATIN AMERICA, INC.
LIONS GATE X PRODUCTIONS, LLC
LOG PRODUCTIONS, LLC
LOL PRODUCTIONS, LLC
LOVE LESSONS PRODUCTIONS, INC.
LUCKY 7 PRODUCTIONS CORP.
LUDUS PRODUCTIONS, INC.
MANDATE PICTURES, LLC
MANDATE FILMS, LLC
MANIFEST ENTERTAINMENT, LLC MERCURY PRODUCTIONS, LLC
MK ANIMATED, LLC
MOTHER PRODUCTIONS CORP.
MQP, LLC
NGC FILMS, INC.
NR PRODUCTIONS, INC.
NURSE PRODUCTIONS INC.
PEARL RIVER HOLDINGS CORP.
PEEPLES PRODUCTIONS, INC.
PGH PRODUCTIONS, INC.
PLANETARY PRODUCTIONS, LLC
PLAYLIST, LLC
POWER MONGERING DESPOT, INC.
PROFILER PRODUCTIONS CORP.
PSYCHO PRODUCTIONS SERVICES CORP.
PWG PRODUCTIONS, INC.
PX1 PRODUCTIONS CORP.
PX1 PRODUCTIONS, INC.
R&B PRODUCTIONS, INC.
RABBIT PRODUCTIONS, INC.
RG PRODUCTIONS, INC.
SCREENING ROOM, INC.

Signature Page to Credit Agreement

SDI PRODUCTIONS, INC.
SILENT DEVELOPMENT CORP.
SKILLPA PRODUCTIONS, LLC
SPECIAL OPS PRODUCTIONS, INC.
SS3 PRODUCTIONS, INC.
SWEAT PRODUCTIONS, INC.
TALK PRODUCTIONS CORP.
TCT PRODUCTIONS, INC.
TED PRODUCTIONS, INC.
TERRESTRIAL PRODUCTIONS CORP.
TINY HORSE PRODUCTIONS, INC.
TOUCH PRODUCTIONS CORP.
U.R.O.K. PRODUCTIONS, INC.
VERDICT PRODUCTIONS, INC.
VESTRON INC.
WEEDS PRODUCTIONS INC.
WILDE KINGDOM PRODUCTIONS CORP.
WOMEN IN COMEDY DOCUMENTARY, LLC

By:    /s/ Wayne Levin
Name: Wayne Levin
Title: Secretary

100 PLUS PRODUCTIONS, INC.
BHF PRODUCTIONS, INC.
DEBMAR/MERCURY (WW) PRODUCTIONS LLC
DEBMAR/MERCURY, LLC
LGAC 3, LLC
LIONS GATE ENTERTAINMENT INC.
LIONS GATE FILMS INC.
LIONS GATE INTERNATIONAL SALES, LLC
LIONS GATE MANDATE FINANCING VEHICLE INC.
LIONS GATE MUSIC PUBLISHING LLC
LIONS GATE MUSIC, INC.
LIONS GATE RECORDS, INC.
NEXT PRODUCTION INC.

By:    /s/ B. James Gladstone
Name: B. James Gladstone
Title: Executive Vice President

Signature Page to Credit Agreement

AGENT AND LENDERS:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender

By: /s/ Darian A. Singer
Name: Darian A. Singer
Title: Associate

BANK OF AMERICA, N.A.

By: /s/ Brian Stearns
Name: Brian Stearns
Title: SVP

BARCLAYS BANK PLC

By: /s/ Michael Mozer
Name: Michael Mozer
Title: Vice President

ROYAL BANK OF CANADA

By: /s/ Alfonse Simone
Name: Alfonse Simone
Title: Authorized Signatory

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Kelly Walsh
Name: Kelly Walsh
Title: Vice President

Signature Page to Credit Agreement

SUNTRUST BANK

By: /s/ Brett Ross
Name: Brett Ross
Title: Vice President

UNION BANK, N.A.

By: /s/ Matthew J. Anderson
Name: Matthew J. Anderson
Title: IBO

CIT FINANCE LLC

By: /s/ Lance M. Zaremba
Name: Lance M. Zaremba
Title: Authorized Signatory

COMERICA BANK

By: /s/ Adam J. Korn
Name: Adam J. Korn
Title: Vice President

ONEWEST BANK, FSB

By: /s/ Joseph Woolf
Name: Joseph Woolf
Title: EVP

CITY NATIONAL BANK

By: /s/ Norman B. Starr
Name: Norman B. Starr
Title: Senior Vice President

Signature Page to Credit Agreement

FIRST REPUBLIC BANK

By: /s/ Grace Nitta
Name: Grace Nitta
Title: Vice President

EAST WEST BANK

By: /s/ Jodi Chong
Name: Jodi Chong
Title: Vice President

BANK LEUMI UK

By: /s/ G de Chalendar
Name: G de Chalendar
Title: VP

By: /s/ Idan Shapira
Name: Idan Shapira
Title: SVP

MANUFACTURERS BANK

By: /s/ Charles C. Jou
Name: Charles C. Jou
Title: Vice President

Signature Page to Credit Agreement